Exhibit 99.1

EXPLANATORY STATEMENT

This Current Report on Form 8-K (including this Exhibit 99.1, the “Form 8-K”) is being filed to reflect certain retrospective revisions for discontinued operations and changes in reportable segments described under the heading “General Development of Business” below that have been made to the consolidated financial statements of Ecolab Inc. (“we”, “us”, “Ecolab” or the “Company”) in its Annual Report on Form 10-K for the year ended December 31, 2019 that were previously filed with the Securities and Exchange Commission by Ecolab on February 28, 2020 (the “2019 Form 10-K”). In particular, this Form 8-K contains a revised description of Ecolab’s “Business”, “Risk Factors”, “Properties”, “Selected Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements and Supplementary Data”.

Item 1. Business.

General Development of Business.

Ecolab was incorporated as a Delaware corporation in 1924. Our fiscal year is the calendar year ending December 31. International subsidiaries are included in the consolidated financial statements on the basis of their U.S. GAAP (accounting principles generally accepted in the United States of America) November 30 fiscal year-ends to facilitate the timely inclusion of such entities in our consolidated financial reporting.

On June 3, 2020, the Company completed the previously announced separation of its Upstream Energy business (the “ChampionX business”) in a Reverse Morris Trust transaction (the “Transaction”) through the split-off of ChampionX Holding Inc. (“ChampionX”), formed by Ecolab as a wholly owned subsidiary to hold the ChampionX business, followed immediately by the merger (the “Merger”) of ChampionX with a wholly owned subsidiary of ChampionX Corporation (f/k/a Apergy Corporation, “Apergy”).

As discussed in Note 5 Discontinued Operations Classified as Held for Sale, the ChampionX business met the criteria to be reported as discontinued operations because it was a strategic shift in business that had a major effect on the Company's operations and financial results. Therefore, the Company is reporting the historical results of ChampionX, including the results of operations and cash flows as discontinued operations, and related assets and liabilities were retrospectively reclassified as assets and liabilities held for sale for all periods presented herein. Unless otherwise noted, the accompanying Notes to the Consolidated Financial Statements have all been revised to reflect the effect of the separation of ChampionX and all prior year balances have been revised accordingly to reflect continuing operations only.

Subsequent to the separation of ChampionX, the Company no longer reports the Upstream Energy segment, which previously held the ChampionX business. The Company is aligned into three reportable segments and Other.

Effective in the first quarter of 2020, and in anticipation of the separation of the Upstream Energy business, the Company created the Upstream and Downstream operating segments from the Global Energy operating segment, which was also a reportable segment. The Company eliminated the Global Energy reportable segment and created the Downstream operating segment and the Upstream operating segment, which are reported in the Global Industrial reportable segment and newly established Upstream Energy reportable segment, respectively. Also, in the first quarter of 2020, the Company announced leadership changes which allow for shared oversight and focus on the Healthcare and Life Sciences operating segments and established the Global Healthcare & Life Sciences reportable segment. This segment is comprised of the Healthcare operating segment which was previously aggregated in the Global Institutional reportable segment and the Life Sciences operating segment which was previously aggregated in the Global Industrial reportable segment. Additionally, the Textile Care operating segment is reported in Other, which had previously been aggregated in the Global Industrial reportable segment. The Company also renamed the Global Institutional reportable segment to the Global Institutional & Specialty reportable segment. The Company made other immaterial changes, including the movement of certain customers and cost allocations between reportable segments.

We continued to invest in and build our business through various acquisitions that complement our strategic vision. See Part II, Item 8, Note 4 of this Form 8-K for additional information about the acquisitions and divestitures of the Company.

Narrative Description of Business.

General

With 2019 sales of $12.6 billion, we believe we are a global leader in water and hygiene technologies, infection prevention solutions and services that protect people and vital resources. We deliver comprehensive programs, products and services to promote safe food, maintain clean environments, optimize water and energy use, and develop and improve operating efficiencies for customers in the food, healthcare, hospitality and industrial markets in more than 170 countries around the world. Our cleaning and sanitizing programs and products, and pest elimination services, support customers in the foodservice, food and beverage processing, hospitality, healthcare, government and education, retail, textile care and commercial facilities management sectors. Our products and technologies are also used in water treatment, pollution control, energy conservation, refining, primary metals manufacturing, papermaking, mining and other industrial processes.

We pursue a “Circle the Customer – Circle the Globe” strategy by providing an array of innovative programs, products and services designed to meet the specific operational and sustainability needs of our customers throughout the world. Through this strategy and our varied product and service mix, one customer may utilize the offerings of several of our operating segments. Important in our business proposition for customers is our ability to produce improved results while reducing their water and energy use. With that in mind, we focus on continually innovating to optimize both our own operations and the solutions we provide to customers, aligning with our corporate strategy to address some of the world’s most pressing and complex sustainability challenges such as water scarcity and climate change. The work we do matters, and the way we do it matters to our employees, customers, investors and the communities in which we and our customers operate.

Sustainability is core to our business strategy. We deliver sustainable solutions that help companies around the world achieve their business goals while reducing environmental impacts. We partner with customers at approximately three million customer locations around the world to reduce water, energy and greenhouse gas emissions through our high-efficiency products and advanced service solutions. By partnering with our customers to help them do more with less through the use of our innovative and differentiated solutions, we aim to help our customers conserve more than 300 billion gallons of water annually by 2030. Last year, we helped our customers conserve more than 206 billion gallons of water and avoid more than 1.7 million tons of greenhouse gas emissions.

The following description of our business is based upon our reportable segments as reported in our consolidated financial statements for the year ended December 31, 2019, which are located in Item 8 of Part II of this Form 8-K. Operating segments that share similar economic characteristics and future prospects, nature of the products and production processes, end-use markets, channels of distribution and regulatory environment have been aggregated into three reportable segments: Global Industrial, Global Institutional & Specialty, and Global Healthcare & Life Sciences. Operating segments that were not aggregated and do not exceed the quantitative criteria to be separately reported have been combined into Other. We provide similar information for Other as compared to our three reportable segments as we consider the information regarding its underlying operating segments as useful in understanding our consolidated results.

Global Industrial

This reportable segment consists of the Water, Food & Beverage, Downstream and Paper operating segments, which provide water treatment and process applications, and cleaning and sanitizing solutions, primarily to large industrial customers within the manufacturing, food and beverage processing, transportation, chemical, primary metals and mining, power generation, global petroleum, petrochemical, pulp and paper industries. The underlying operating segments exhibit similar manufacturing processes, distribution methods and economic characteristics. Descriptions of the four operating segments which comprise our Global Industrial reportable segment follow below.

Water

Water serves customers across industrial and institutional markets. Within Water, our light industry markets include food and beverage, manufacturing and transportation, and institutional clients including commercial buildings, hospitals, universities and hotels. Heavy industries served include power, chemicals and primary metals and mining.

Water provides water treatment products and water technologies programs for cooling water, waste water, boiler water and process water applications. Our cooling water treatment programs are designed to control challenges associated with cooling water systems — corrosion, scale and microbial fouling and contamination — in open recirculating, once-through and closed systems. Our wastewater products and programs focus on improving overall plant economics, addressing compliance issues, optimizing equipment efficiency and improving operator capabilities and effectiveness. We provide integrated chemical solutions, process improvements and mechanical component modifications to optimize boiler performance and control corrosion and scale build-up. Our programs assist in the use of water for plant processes by optimizing the performance of treatment chemicals and equipment in order to minimize costs and maximize returns on investment.

Our offerings include specialty products such as scale and corrosion inhibitors, antifoulants, pre-treatment solutions, membrane treatments, coagulants and flocculants, and anti-foamers, as well as our 3D TRASARTM technology, which combines chemistry, remote digital services and monitoring and control. We provide products and programs for water treatment and process applications aimed at combining environmental benefits with economic gains for our customers. Typically, water savings, energy savings, and operating efficiency are among our primary sources of value creation for our customers, with product quality and production enhancement improvements also providing key differentiating features for many of our offerings. Our offerings are sold primarily by our corporate account and field sales employees.

We believe we are one of the leading global suppliers of products and programs for chemical applications within the industrial water treatment industry.

Food & Beverage

Food & Beverage addresses cleaning and sanitation to facilitate the processing of products for human consumption. Food & Beverage provides detergents, cleaners, sanitizers, lubricants and animal health products, as well as cleaning systems, electronic dispensers and chemical injectors for the application of chemical products, primarily to dairy plants, dairy, swine and poultry farms, breweries, soft-drink bottling plants, and meat, poultry and other food processors. Food & Beverage is also a leading developer and marketer of antimicrobial products used in direct contact with meat, poultry, seafood and produce during processing in order to reduce microbial contamination. Food & Beverage also designs, engineers and installs CIP (“clean-in-place”) process control systems and facility cleaning systems for its customer base. Water savings, energy savings, and operating efficiency are among our sources of value creation for our customers. Products for use in processing facilities are sold primarily by our corporate account and field sales employees, while products for use on farms are sold through dealers and independent, third-party distributors.

We believe we are one of the leading global suppliers of cleaning and sanitizing products to the dairy plant, dairy, swine and poultry farm, beverage/brewery, food, meat and poultry, and beverage/brewery processing industries.

Downstream

Downstream provides products and programs for process and water treatment applications specific to the petroleum refining and fuels industry, enabling our customers to profitably refine and upgrade hydrocarbons. We solve our customers’ toughest process and water challenges so they can sustainably, reliably and profitably refine fuels and process petrochemicals. Our proven chemistry and digital technologies combined with service increase refinery and petrochemical plant availability and the useful life of customer assets while improving product quality and yields. Our product portfolio includes corrosion inhibitors, antifoulants, hydrogen sulfide removal, cold flow improvers, lubricity inhibitors, crude desalting, reactive monomer inhibitors, olefins anti-polymerants, anti-oxidants and traditional water treatment.

Our customers include many of the largest publicly traded oil, refining and petrochemical companies, as well as national refining and petrochemical companies, and large independent refining companies. Our downstream offerings are sold primarily by our corporate account and field sales employees and, to a lesser extent, through Engineering, procurement, and construction contractors (EPC), Technology licensors, distributors, sales agents and joint ventures.

We believe we are one of the leading global providers of specialty chemicals to downstream refineries and petrochemical operations.

Paper

Paper provides water and process applications for the pulp and paper industries, offering a comprehensive portfolio of programs that are used in all principal steps of the papermaking process and across all grades of paper, including graphic grades, board and packaging, and tissue and towel. Paper provides its customers similar types of products and programs for water treatment and wastewater treatment as those offered by Water. Also, Paper offers two specialty programs that differentiate its offerings from Water—pulp applications and paper applications. Our pulp applications maximize process efficiency and increase pulp cleanliness and brightness in bleaching operations, as well as predict and monitor scaling potential utilizing on-line monitoring to design effective treatment programs and avoid costly failures. Our paper process applications focus on improving our customers’ operational efficiency, in part through water savings, energy savings and operating efficiency. Advanced digital sensing, monitoring and automation combine with innovative chemistries and detailed process knowledge to provide a broad range of customer solutions. Specialty products include flocculants, coagulants, dewatering aids, and digester yield additives. Our offerings are sold primarily by our corporate account and field sales employees.

We believe we are one of the leading global suppliers of water treatment products and process aids to the pulp and papermaking industry.

Global Institutional & Specialty

This reportable segment consists of the Institutional and Specialty operating segments, which provide specialized cleaning and sanitizing products to the foodservice, hospitality, lodging, government, education and retail industries. The underlying operating segments exhibit similar manufacturing processes, distribution methods and economic characteristics. Descriptions of the two operating segments which comprise our Global Institutional & Specialty reportable segment follow below.

Institutional

Institutional sells specialized cleaners and sanitizers for washing dishes, glassware, flatware, foodservice utensils and kitchen equipment (“warewashing”), plus specialized cleaners for various applications throughout food service operations, for on-premise laundries (typically used by hotel and healthcare customers) and for general housekeeping functions. We also sell food safety products and equipment, water filters, dishwasher racks and related kitchen sundries to the foodservice, lodging, educational and healthcare industries. Institutional also provides pool and spa treatment programs for hospitality and other commercial customers, as well as a broad range of janitorial cleaning and floor care products and programs to customers in hospitality, healthcare and commercial facilities. Institutional develops various chemical dispensing systems which are used by our customers to efficiently and safely dispense our cleaners and sanitizers, and through these products, systems and our on-site sales and service expertise, develop better results for our customers while also developing water savings, energy savings and operating efficiency. In addition, Institutional markets a lease program comprised of energy-efficient dishwashing machines, detergents, rinse additives and sanitizers, including full machine maintenance. Through our EcoSure Food Safety Management business, Institutional also provides customized on-site evaluations, training and quality assurance services to foodservice operations.

Institutional sells its products and programs primarily through its direct field sales and corporate account sales personnel. Corporate account sales personnel establish relationships and negotiate contracts with larger multi-unit or “chain” customers. We also utilize independent, third-party foodservice, broad-line and janitorial distributors to provide logistics to end customers that prefer to work through these distributors. Many of these distributors also participate in marketing our product and service offerings to the end customers. Through our field sales personnel, we generally provide the same customer support to end-use customers supplied by these distributors as we do to direct customers.

We believe we are one of the leading global suppliers of warewashing and laundry products and programs to the food service, hospitality and lodging markets.

Specialty

Specialty supplies cleaning and sanitizing chemical products and related items primarily to regional, national and international quick service restaurant (“QSR”) chains and food retailers (i.e., supermarkets and grocery stores). Its products include specialty and general purpose hard surface cleaners, degreasers, sanitizers, polishes, hand care products and assorted cleaning tools and equipment which are primarily sold under the “Ecolab” and “Kay” brand names. Specialty’s cleaning and sanitation programs are customized to meet the needs of the market segments it serves and are designed to provide highly effective cleaning performance, promote food safety, reduce labor, water and energy costs and enhance user and guest safety. A number of dispensing options are available for products in the core product range. Specialty supports its product sales with training programs and technical support designed to meet the special needs of its customers.

Both Specialty’s QSR business and its food retail business utilize their corporate account sales force which manages relationships with customers at the corporate and regional office levels (and, in the QSR market segment, at the franchisee level) and their field sales force which provides program support at the individual restaurant or store level. QSR customers are primarily supplied through third party distributors while most food retail customers utilize their own distribution networks. While Specialty’s customer base has broadened over the years, Specialty’s business remains largely dependent upon a limited number of major QSR chains and franchisees and large food retail customers.

We believe we are one of the leading suppliers of cleaning and sanitizing products to the global QSR market and a leading supplier of cleaning and sanitizing products to the global food retail market.

Global Healthcare & Life Sciences

This reportable segment consists of the Healthcare and Life Sciences operating segments, which provide specialized cleaning and sanitizing products to the healthcare, personal care and pharmaceutical industries. The underlying operating segments exhibit similar manufacturing processes, distribution methods and economic characteristics. Descriptions of the two operating segments which comprise our Global Healthcare & Life Sciences reportable segment follow below.

Healthcare

Healthcare provides infection prevention and surgical solutions to acute care hospitals, surgery centers and medical device Original Equipment Manufacturers (“OEM”). Healthcare’s proprietary infection prevention and surgical solutions (hand hygiene, hard surface disinfection, instrument cleaning, patient drapes, equipment drapes and surgical fluid warming and cooling systems) are sold primarily under the "Ecolab," "Microtek," and “Anios” brand names to various departments within the acute care environment (Infection Control, Environmental Services, Central Sterile and Operating Room). Healthcare sells its products and programs primarily through its field sales personnel and corporate account personnel but also sells through healthcare distributors.

We believe we are one of the leading suppliers of infection prevention and surgical solutions in the United States and Europe.

Life Sciences

Life Sciences provides end-to-end contamination control, cleaning and sanitizing solutions to pharmaceutical and personal care manufacturers. Life Sciences provides detergents, cleaners, sanitizers, disinfectants, as well as cleaning systems, electronic dispensers and chemical injectors for the application of chemical products under the “Ecolab” and “Bioquell” brand names. Additionally, we sell sterile alcohols, sterile biocides, residue removal and dilution solutions, surface wipes, dispensing equipment and aerosol sprays, which are primarily for application within clean room environments. The portfolio also includes decontamination systems and services utilizing hydrogen peroxide vapor. Products and programs are sold primarily through our field sales personnel and corporate account personnel, and to a lesser extent through distributors.

Life Sciences is comprised of customers and accounts related to manufacturing in the following industries: pharmaceutical, animal health and medicine, biologic products, cosmetics and medical devices. Our tailored, comprehensive solutions and technical know-how focus on ensuring product quality, safety and compliance standards are met while improving operational efficiency in customers’ cleaning, sanitation and disinfection processes.

Other

Other consists of the Pest Elimination, Textile Care, Colloidal Technologies Group, and (prior to its sale in November 2017) Equipment Care, operating segments. These operating segments do not meet the quantitative criteria to be separately reported. We disclose these operating segments within Other as we consider the information useful in understanding our consolidated results.

Pest Elimination

Pest Elimination provides services designed to detect, eliminate and prevent pests, such as rodents and insects, in restaurants, food and beverage processors, educational and healthcare facilities, hotels, quick service restaurant and grocery operations and other institutional and commercial customers. The services of Pest Elimination are sold and performed by our field sales and service personnel.

In addition to the United States, which constitutes the largest operation, we operate in various countries in Asia Pacific, Western Europe, Latin America and South Africa, with the largest operations in France, the United Kingdom and Greater China.

We believe Pest Elimination is a leading supplier of pest elimination programs to the commercial, hospitality and institutional markets in the geographies it serves.

Textile Care

Textile Care provides products and services that manage the entire wash process through custom designed programs, premium products, dispensing equipment, water and energy management and reduction, and real time data management for large scale, complex commercial laundry operations including uniform rental, hospitality, linen rental and healthcare laundries. Textile Care’s programs are designed to meet our customers’ needs for exceptional cleaning, while extending the useful life of linen and reducing our customers’ overall operating costs. Products and programs are marketed primarily through our field sales employees and, to a lesser extent, through distributors. We believe we are one of the leading global suppliers in the laundry markets in which we compete.

Colloidal Technologies Group

The Colloidal Technologies Group (“CTG”) produces and sells colloidal silica, which is comprised of nano-sized particles of silica in water. These products and associated programs are used primarily for binding and polishing applications. CTG serves customers across various industries, including semiconductor manufacturing, catalyst manufacturing, chemicals, and aerospace component manufacturing.

CTG incorporates strong collaboration with customers to develop customized solutions that meet the technical demands of their operations. Our silica-based applications are widely used for polishing of silicon wafers, semiconductor substrates and the precision surface finishing of optics, watch crystals and other glass components. We offer a variety of silica-based particles that can be used as binders in heterogeneous catalyst systems and as silica nutrients for manufacturing specialty zeolites. Our silica products are used worldwide as a binder for precision investment casting slurries, which ultimately facilitate the manufacture of near net-shape metal parts such as turbine blades and golf club heads.

Our products are sold primarily by our corporate account employees. We believe we are one of the leading global suppliers of colloidal silica.

Equipment Care

Prior to its sale in November 2017, Equipment Care provided equipment repair, maintenance and preventive maintenance services for the commercial food service industry. Repair services were offered for in-warranty repair, acting as the manufacturer’s authorized service agent, as well as after-warranty repair. In addition, Equipment Care operated as a parts distributor to repair service companies and end-use customers.

Additional Information

International Operations

We directly operate in approximately 90 countries outside of the United States through wholly-owned subsidiaries or, in some cases, through a joint venture with a local partner. In certain countries, selected products are sold by our export operations to distributors, agents or licensees, although the volume of those sales is not significant in terms of our overall revenues. In general, our businesses conducted outside the United States are similar to those conducted in the United States.

Our business operations outside the United States are subject to the usual risks of foreign operations, including possible changes in trade and foreign investment laws, international business laws and regulations, tax laws, currency exchange rates and economic and political conditions. The profitability of our international operations is generally lower than the profitability of our businesses in the United States, due to (i) the additional cost of operating in numerous and diverse foreign jurisdictions with varying laws and regulations, (ii) higher costs of importing certain raw materials and finished goods in some regions, (iii) the smaller scale of international operations where certain operating locations are smaller in size, and (iv) the additional reliance on distributors and agents in certain countries which can negatively impact our margins. Proportionately larger investments in sales and technical support are also necessary in certain geographies in order to facilitate the growth of our international operations.

Competition

In general, the markets in which the businesses in our Global Industrial reportable segment compete are led by a few large companies, with the rest of the market served by smaller entities focusing on more limited geographic regions or a smaller subset of products and services. Our businesses in this segment compete on the basis of their demonstrated value, technical expertise, innovation, chemical formulations, customer support, detection equipment, monitoring capabilities, and dosing and metering equipment.

The businesses in our Global Institutional & Specialty reportable segment and Other have two significant classes of competitors. First, we compete with a small number of large companies selling directly or through distributors on a national or international scale. Second, we have numerous smaller regional or local competitors which focus on more limited geographies, product lines and/or end-use customer segments. We compete principally by providing superior value, premium customer support, and innovative and differentiated products to help our customers protect their brand reputation.

Within the Global Healthcare & Life Sciences reportable segment, the Healthcare business competes geographically with companies primarily focused on a smaller range of product categories, with few globally scaled competitors. The Life Sciences business competes in the European market versus several smaller competitors and competes with one large company in North America. Outside of North America and Europe competitors are much more fragmented and do not offer the same level of service or coverage as Ecolab. Our businesses in this segment compete on the basis of their demonstrated value, technical performance, innovation, chemical formulations, and extensive customer support.”

Sales

Products, systems and services are primarily marketed in domestic and international markets by our Company-trained direct field sales personnel who also advise and assist our customers in the proper and most efficient use of the products and systems in order to meet a full range of cleaning and sanitation, water treatment and process chemistry needs. Independent, third-party distributors and, to a lesser extent, sales agents, are utilized in several markets, as described in the segment descriptions found above.

Number of Employees

We had approximately 45,000 employees as of December 31, 2019, excluding ChampionX employees.

Customers and Classes of Products

We believe our business is not materially dependent upon a single customer. Additionally, although we have a diverse customer base and no customer or distributor constituted 10 percent or more of our consolidated revenues in 2019, 2018 or 2017, we do have customers and independent, third-party distributors, the loss of which could have a material adverse effect on results of operations for the affected earnings periods; however, we consider it unlikely that such an event would have a material adverse impact on our financial position. No material part of our business is subject to renegotiation or termination at the election of a governmental unit.

We sold one class of products within the Global Institutional & Specialty reportable segment which comprised 10% or more of consolidated net sales in the last three years. Sales of warewashing products were approximately 13% of consolidated net sales in 2019 and 2018 and 14% in 2017.

Patents and Trademarks

We own and license a number of patents, trademarks and other intellectual property. While we have an active program to protect our intellectual property by filing for patents or trademarks and pursuing legal action, when appropriate, to prevent infringement, except for the items listed below, we do not believe our overall business is materially dependent on any individual patent or trademark.

●	Patents related to our TRASAR and 3D TRASAR technology, which are material to our Global Industrial reportable segment. U.S. and foreign patents protect aspects of our key TRASAR and 3D TRASAR technology until at least 2024.

●	Trademarks related to Ecolab, Nalco and 3D TRASAR, which collectively are material to all of our reportable segments. The Ecolab, Nalco and 3D TRASAR trademarks are registered or applied for in all of our key markets, and we anticipate maintaining them indefinitely.

Seasonality

We experience variability in our quarterly operating results due to seasonal sales volume and business mix fluctuations in our operating segments. Part II, Item 8, Note 20, entitled “Quarterly Financial Data” of this Form 8-K is incorporated herein by reference.

Investments in Equipment

We have no unusual working capital requirements. We have invested in the past, and will continue to invest in the future, in process control and monitoring equipment consisting primarily of systems used by customers to dispense our products as well as to monitor water systems. The investment in such equipment is discussed under the heading "Investing Activities" in Management's Discussion and Analysis of Financial Condition and Results of Operations of this Form 8-K.

Manufacturing and Distribution

We manufacture most of our products and related equipment in Company-operated manufacturing facilities. Some products are also produced for us by third-party contract manufacturers. Other products and equipment are purchased from third-party suppliers. Additional information on product/equipment sourcing is found in the segment discussions above and additional information on our manufacturing facilities is located under Part I, Item 2. “Properties,” of this Form 8-K.

Deliveries to customers are made from our manufacturing plants and a network of distribution centers and third-party logistics service providers. We use common carriers, our own delivery vehicles, and distributors for transport. Additional information on our plant and distribution facilities is located under Part I, Item 2. “Properties,” of this Form 8-K.

Raw Materials

Raw materials purchased for use in manufacturing our products are inorganic chemicals, including alkalis, acids, biocides, phosphonates, phosphorous materials, silicates and salts; and organic chemicals, including acids, alcohols, amines, fatty acids, surfactants, solvents, monomers and polymers. Healthcare purchases plastic films and parts to manufacture medical devices that serve the surgical and infection prevention markets. Pesticides used by Pest Elimination are purchased as finished products under contract or purchase order from the producers or their distributors. We also purchase packaging materials for our manufactured products and components for our specialized cleaning equipment and systems. We purchase more than 10,000 raw materials, with the largest single raw material representing less than 4% of raw material purchases. Our raw materials, with the exception of a few specialized chemicals which we manufacture, are generally purchased on an annual contract basis and are ordinarily available in adequate quantities from a diverse group of suppliers globally. When practical, global sourcing is used so that purchasing or production locations can be shifted to control product costs at globally competitive levels.

Research and Development

Our research and development program consists principally of developing and validating the performance of new products, processes, techniques and equipment, improving the efficiency of those already existing, improving service program content, evaluating the environmental compatibility of products and technical support. Key disciplines include analytical and formulation chemistry, microbiology, data science and predictive analytics, process and packaging engineering, remote monitoring engineering and product dispensing technology. Substantially all of our principal products have been developed by our research, development and engineering personnel.

We believe continued research and development activities are critical to maintaining our leadership position within the industry and will provide us with a competitive advantage as we seek additional business with new and existing customers.

Joint Ventures

Over time, we have entered into partnerships or joint ventures in order to meet local ownership requirements, to achieve quicker operational scale, to expand our ability to provide our customers a more fully integrated offering or to provide other benefits to our business or customers. During 2019, the impact on our consolidated net income from continuing operations of our joint ventures, in the aggregate, was approximately two percent. The table below identifies our most significant consolidated and non-consolidated joint ventures, summarized by the primary purpose of the joint venture.

Local Ownership Requirements / Geographic Expansion
Joint Venture	Location	Segment
Nalco Saudi Co. Limited	Saudi Arabia	Global Industrial
Operational Scale / Geographic Critical Mass
Joint Venture	Location	Segment
Katayama Nalco Inc.	Japan	Global Industrial
Technology / Expanded Product Offering / Manufacturing Capability
Joint Venture	Location	Segment
Derypol, S.A.	Spain	Global Industrial
Century LLC	United States	Global Institutional & Specialty

We will continue to evaluate the potential for partnerships and joint ventures that can assist us in increasing our geographic, technological and product reach.

Environmental and Regulatory Considerations

Our businesses are subject to various legislative enactments and regulations relating to the protection of the environment and public health. While we cooperate with governmental authorities and take commercially practicable measures to meet regulatory requirements and avoid or limit environmental effects, some risks are inherent in our businesses. Among the risks are costs associated with transporting and managing hazardous materials and waste disposal and plant site clean-up, fines and penalties if we are found to be in violation of law, as well as modifications, disruptions or discontinuation of certain operations or types of operations including product recalls and reformulations. Similarly, the need for certain of our products and services is dependent upon or might be limited by governmental laws and regulations. Changes in such laws and regulations, including among others, air pollution regulations and regulations relating to oil and gas production (including those related to hydraulic fracturing), could impact the sales of some of our products or services. In addition to an increase in costs of manufacturing and delivering products, a change in production regulations or product regulations could result in interruptions to our business and potentially cause economic or consequential losses should we be unable to meet the demands of our customers for products.

Additionally, although we are not currently aware of any such circumstances, there can be no assurance that future legislation or enforcement policies will not have a material adverse effect on our consolidated results of operations, financial position or cash flows. Environmental and regulatory matters most significant to us are discussed below.

Ingredient Legislation: Various laws and regulations have been enacted by state, local and foreign jurisdictions pertaining to the sale of products which contain phosphorous, volatile organic compounds, or other ingredients that may impact human health or the environment. Under California Proposition 65, for example, label disclosures are required for certain products containing chemicals listed by California. Chemical management initiatives that promote pollution prevention through research and development of safer chemicals and safer chemical processes are being advanced by certain states, including California, Maine, Maryland, Massachusetts, Minnesota, Oregon and South Carolina.

Environmentally preferable purchasing programs for cleaning products have been enacted in a number of states to date, and in recent years have been considered by several other state legislatures. Cleaning product ingredient disclosure legislation has been introduced in the U.S. Congress in each of the past few years but has not passed, and several states are considering further regulations in this area. In 2017, California passed the Cleaning Product Right to Know Act of 2017, that will require ingredient transparency on-line and on-label by 2020 and 2021, respectively. New York has published ingredient disclosure guidance based on existing regulation but final compliance has been delayed due to litigation. The U.S. Government is monitoring “green chemistry” initiatives through a variety of initiatives, including its “Design for the Environment” (“DfE”)/“Safer Choice” program. DfE/Safer Choice has three broad areas of work (recognition of safer products on a DfE/Safer Choice label, development of best practices for industrial processes and evaluation of safer chemicals), and we are involved in these to varying degrees. Our Global Institutional & Specialty and Global Industrial cleaning products are subject to the regulations and may incur additional stay-in-market expenses associated with conducting the required alternatives analyses for chemicals of concern. To date, we generally have been able to comply with such legislative requirements by reformulation or labeling modifications. Such legislation has not had a material adverse effect on our consolidated results of operations, financial position or cash flows to date.

TSCA: The nation’s primary chemicals management law, the Toxic Substances Control Act (“TSCA”), was updated for the first time in 40 years with the passage of the Frank R. Lautenberg Chemical Safety for the 21st Century Act (“LCSA”) in 2016. The LCSA modernizes the original 1976 legislation, aiming to establish greater public confidence in the safety of chemical substances in commerce, improve the U.S. Environmental Protection Agency’s (“EPA”) capability and authority to regulate existing and new chemical substances, and prevent further state action or other notification programs like REACH (see below). For Ecolab, the TSCA changes mainly impact testing and submission costs for new chemical substances in the United States. In addition, the EPA likely will be more aggressively using the existing TSCA tools to manage chemicals of concern. We anticipate that compliance with new requirements under TSCA could be similar to the costs associated with REACH in the European Union, which is discussed below.

REACH: The European Union has enacted a regulatory framework for the Registration, Evaluation and Authorization of Chemicals (“REACH”). It established a new European Chemicals Agency (“ECHA”) in Helsinki, Finland, which is responsible for evaluating data to determine hazards and risks and to manage this program for authorizing chemicals for sale and distribution in Europe. We met the pre-registration requirements of REACH, and the 2010, 2013 and 2018 registration deadlines. To help manage this program, we have been simplifying our product lines and working with chemical suppliers to comply with registration requirements. In addition, Korea, Taiwan, Turkey and other countries are implementing similar requirements. Potential costs to us are not yet fully quantifiable but are not expected to have a material adverse effect on our consolidated results of operations or cash flows in any one reporting period or on our financial position.

GHS: In 2003, the United Nations adopted a standard on hazard communication and labeling of chemical products known as the Globally Harmonized System of Classification and Labeling of Chemicals (“GHS”). GHS is designed to facilitate international trade and increase safe handling and use of hazardous chemicals through a worldwide system that classifies chemicals based on their intrinsic hazards and communicates information about those hazards through standardized product labels and safety data sheets (“SDSs”). Most countries in which we operate will adopt GHS-related legislation by 2020, and numerous countries already have done so. The primary cost of compliance revolves around reclassifying products and revising SDSs and product labels. We met the 2015 deadlines in the U.S. and European Union and are working toward a phased-in approach to mitigate the costs of GHS implementation in remaining countries (e.g., Peru, Chile, India). Potential costs to us are not expected to have a material adverse effect on our consolidated results of operations or cash flows in any one reporting period or on our financial position.

Pesticide and Biocide Legislation: Various international, federal and state environmental laws and regulations govern the manufacture and/or use of pesticides. We manufacture and sell certain disinfecting, sanitizing and material preservation products that kill or reduce microorganisms (bacteria, viruses, fungi) on hard environmental surfaces, in process fluids and on certain food products. Such products constitute “pesticides” or “antimicrobial pesticides” under the current definitions of the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), as amended by the Food Quality Protection Act of 1996, the principal federal statute governing the manufacture, labeling, handling and use of pesticides. We maintain several hundred product registrations with the U.S. Environmental Protection Agency (“EPA”). Registration entails the necessity to meet certain efficacy, toxicity and labeling requirements and to pay on-going registration fees. In addition, each state in which these products are sold requires registration and payment of a fee. In general, the states impose no substantive requirements different from those required by FIFRA. However, California and certain other states have adopted additional regulatory programs, and California imposes a tax on total pesticide sales in that state. While the cost of complying with rules as to pesticides has not had a material adverse effect on our consolidated results of operations, financial condition, or cash flows to date, the costs and delays in receiving necessary approvals for these products continue to increase. Total fees paid to the EPA and the states to obtain or maintain pesticide registrations are not expected to significantly affect our consolidated results of operations or cash flows in any one reporting period or our financial position.

In Europe, the Biocidal Products Regulation established a program to evaluate and authorize marketing of biocidal active substances and products. We are working with suppliers and industry groups to manage these requirements and have met the first relevant deadline of the program by the timely submission of dossiers for active substances. Anticipated registration costs, which will be incurred through the multi-year phase-in period, will be significant; however, these costs are not expected to significantly affect our consolidated results of operations or cash flows in any one reporting period or our financial position. The same is true for emerging biocide regulations in Asia.

In addition, Pest Elimination applies restricted-use pesticides that it generally purchases from third parties. That business must comply with certain standards pertaining to the use of such pesticides and to the licensing of employees who apply such pesticides. Such regulations are enforced primarily by the states or local jurisdictions in conformity with federal regulations. We have not experienced material difficulties in complying with these requirements.

FDA Antimicrobial Product Requirements: Various laws and regulations have been enacted by federal, state, local and foreign jurisdictions regulating certain products manufactured and sold by us for controlling microbial growth on humans, animals and foods. In the United States, these requirements generally are administered by the U.S. Food and Drug Administration ("FDA"). However, the U.S. Department of Agriculture and EPA also may share in regulatory jurisdiction of antimicrobials applied to food. The FDA codifies regulations for these product categories in order to ensure product quality, safety and effectiveness. The FDA also has been expanding requirements applicable to such products, including proposing regulations for over-the-counter antiseptic drug products, which may impose additional requirements associated with antimicrobial hand care products and associated costs when finalized by the FDA. FDA regulations associated with the Food Safety Modernization Act may impose additional requirements related to safety product lines. To date, such requirements have not had a material adverse effect on our consolidated results of operations, financial position or cash flows.

Medical Device and Drug Product Requirements: As a manufacturer, distributor and marketer of medical devices and human drugs, we also are subject to regulation by the FDA and corresponding regulatory agencies of the state, local and foreign governments in which we sell our products. These regulations govern the development, testing, manufacturing, packaging, labeling, distribution and marketing of medical devices and medicinal products. We also are required to register with the FDA as a medical device and drug manufacturer, comply with post-market reporting (e.g., Adverse Event Reporting, MDR and Recall) requirements, and to comply with the FDA’s current Good Manufacturing Practices and Quality System Regulations which require that we have a quality system for the design and production of our products intended for commercial distribution in the United States and satisfy recordkeeping requirements with respect to our manufacturing, testing and control activities. Countries in the European Union require that certain products being sold within their jurisdictions obtain a “CE mark,” an international symbol of adherence to quality assurance standards, and be manufactured in compliance with certain requirements (e.g., Medical Device Directive 93/42/EE, Medical Device Regulation, and ISO 13485). We have CE mark approval to sell various medical device and medicinal products in Europe. Our other international non-European operations also are subject to government regulation and country-specific rules and regulations. Regulators at the federal, state and local level have imposed, are currently considering and are expected to continue to impose regulations on medical devices and drug products. No prediction can be made of the potential effect of any such future regulations, and there can be no assurance that future legislation or regulations will not increase the costs of our products or prohibit the sale or use of certain products.

Equipment: Ecolab’s products are dispensed by equipment that is subject to state and local regulatory requirements, as well as being subject to UL, NSF, and other approval requirements. We have both dedicated manufacturing facilities and third-party production of our equipment. We are developing processes to monitor and manage changing regulatory regimes and assist with equipment systems compliance. To date, such requirements have not had a material adverse effect on our consolidated results of operations, financial position or cash flows.

Other Environmental Legislation: Our manufacturing plants are subject to federal, state, local or foreign jurisdiction laws and regulations relating to discharge of hazardous substances into the environment and to the transportation, handling and disposal of such substances. The primary federal statutes that apply to our activities in the United States are the Clean Air Act, the Clean Water Act and the Resource Conservation and Recovery Act. We are also subject to the Superfund Amendments and Reauthorization Act of 1986, which imposes certain reporting requirements as to emissions of hazardous substances into the air, land and water. The products we produce and distribute into Europe are also subject to directives governing electrical waste (WEEE Directive 2012/19/EU) and restrictive substances (RoHS Directive 2011/65/EU). Similar legal requirements apply to Ecolab’s facilities globally. We make capital investments and expenditures to comply with environmental laws and regulations, to promote employee safety and to carry out our announced environmental sustainability principles. To date, such expenditures have not had a significant adverse effect on our consolidated results of operations, financial position or cash flows. Our capital expenditures for environmental, health and safety projects worldwide were approximately $32 million in 2019 and $32 million in 2018. Approximately $9 million has been budgeted globally for projects in 2020.

Climate Change: Various laws and regulations pertaining to climate change have been implemented or are being considered for implementation at the international, national, regional and state levels, particularly as they relate to the reduction of greenhouse gas (“GHG”) emissions. None of these laws and regulations directly apply to Ecolab at the present time; however, as a matter of corporate policy, we support a balanced approach to reducing GHG emissions while sustaining economic growth.

Furthermore, climate-related risks are assessed within our Enterprise Risk Management process and Annual Business Significance Risks Assessment, which is aligned with recommendations of the Financial Stability Board (FSB) Task Force on Climate-related Financial Disclosures (TCFD). We report TCFD disclosures in our annual Carbon Disclosure Project Climate report located at https://www.ecolab.com/sustainability/download-sustainability-reports. We are evaluating further application of the recommendations of the TCFD over the next three to five years, in alignment with the recommended timeline from the TCFD.

To further bolster our climate commitment, in December 2019, we announced new goals to reduce carbon emissions in half by 2030 and to net zero by 2050 and move to 100% renewable energy with positive implications for long-term risk management. We made these commitments as a part of aligning with the United Nations Global Compact’s Business Ambition for 1.5⁰C.

Our current global sustainability targets were established in 2016. They include a 25 percent reduction in water withdrawals and a 10 percent reduction in GHG emissions by 2020. In addition to our internal sustainability performance, we partner with customers at more than three million customer locations around the world to reduce energy and GHG emissions through our high-efficiency solutions in cleaning and sanitation, water, paper and energy services. We also introduced a customer impact goal for the first time. By partnering with our customers to help them do more with less through the use of our solutions, we aim to help our customers conserve more than 300 billion gallons of water annually by 2030.

Environmental Remediation and Proceedings: Along with numerous other potentially responsible parties (“PRP”), we are currently involved with waste disposal site clean-up activities imposed by the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or state equivalents at 20 sites in the United States. Additionally, we have similar liability at four sites outside the United States. In general, under CERCLA, we and each other PRP that actually contributed hazardous substances to a Superfund site are jointly and severally liable for the costs associated with cleaning up the site. Customarily, the PRPs will work with the EPA to agree and implement a plan for site remediation.

Based on an analysis of our experience with such environmental proceedings, our estimated share of all hazardous materials deposited on the sites referred to in the preceding paragraph, and our estimate of the contribution to be made by other PRPs which we believe have the financial ability to pay their shares, we have accrued our best estimate of our probable future costs relating to such known sites. In establishing accruals, potential insurance reimbursements are not included. The accrual is not discounted. It is not feasible to predict when the amounts accrued will be paid due to the uncertainties inherent in the environmental remediation and associated regulatory processes.

We have also been named as a defendant in lawsuits where our products have not caused injuries, but the claimants wish to be monitored for potential future injuries. We cannot predict with certainty the outcome of any such tort claims or the involvement we or our products might have in such matters in the future, and there can be no assurance that the discovery of previously unknown conditions will not require significant expenditures. In each of these chemical exposure cases, our insurance carriers have accepted the claims on our behalf (with or without reservation) and our financial exposure should be limited to the amount of our deductible; however, we cannot predict the number of claims that we may have to defend in the future and we may not be able to continue to maintain such insurance.

We have also been named as a defendant in a number of lawsuits alleging personal injury due to exposure to hazardous substances, including multi-party lawsuits alleging personal injury in connection with our products and services. While we do not believe that any of these suits will be material to us based upon present information, there can be no assurance that these environmental matters could not have, either individually or in the aggregate, a material adverse effect on our consolidated results of operations, financial position or cash flows.

Our worldwide net expenditures for contamination remediation were approximately $1 million in 2019 and $1 million in 2018. Our worldwide accruals at December 31, 2019 for probable future remediation expenditures, excluding potential insurance reimbursements, totaled approximately $6.6 million. We review our exposure for contamination remediation costs periodically and our accruals are adjusted as considered appropriate. While the final resolution of these issues could result in costs below or above current accruals and, therefore, have an impact on our consolidated financial results in a future reporting period, we believe the ultimate resolution of these matters will not have a material effect on our consolidated results of operations, financial position or cash flows.

Available Information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including the Company, that file electronically with the SEC at https://www.sec.gov.

General information about us, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at https://investor.ecolab.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC.

In addition, the following governance materials are available on our web site at https://investor.ecolab.com/corporate-governance: (i) charters of the Audit, Compensation, Finance, Governance and Safety, Health and Environment Committees of our Board of Directors; (ii) our Board's Corporate Governance Principles; and (iii) our Code of Conduct.

Executive Officers.

The persons listed in the following table are our current executive officers. Officers are elected annually. There is no family relationship among any of the directors or executive officers and no executive officer has been involved during the past ten years in any legal proceedings described in applicable Securities and Exchange Commission regulations.

Name	Age	Office	Positions Held Since Jan. 1, 2015

Douglas M. Baker, Jr.	61	Chairman of the Board and Chief Executive Officer	Jan. 2015 – Present

Christophe Beck	52	President and Chief Operating Officer	Apr. 2019 – Present
		Executive Vice President and President – Industrial	May 2018 – Mar. 2019
		Executive Vice President and President – Global Nalco Water	May 2017 – May 2018
		Executive Vice President and President – Global Water & Process Services	May 2015 – May 2017
		Executive Vice President and President – Regions	Jan. 2015 – May 2015

Larry L. Berger	60	Executive Vice President and Chief Technical Officer	Jan. 2015 – Present

Darrell R. Brown	57	Executive Vice President and President – Global Industrial	Apr. 2019 – Present
		Executive Vice President and President – Energy Services	Jan. 2018 – Mar. 2019
		Executive Vice President, Global Downstream & WellChem	Apr. 2017 – Dec. 2017
		Executive Vice President and President – Europe	Jan. 2015 – Mar. 2017

Angela M. Busch	54	Executive Vice President – Corporate & Business Development	Aug. 2018 – Present
		Senior Vice President – Corporate Development	Jan. 2015 – Aug. 2018

Jérôme Charton	56	Executive Vice President and President – Global Regions	Apr. 2020 – Present
		Executive Vice President and President, Western Europe	Mar. 2018 – Apr. 2020
		Senior Vice President & General Manager Global Paper	May 2017 – Mar. 2018
		Senior Vice President & General Manager Food & Beverage Europe	Jan. 2015 – Mar. 2018

Machiel Duijser	48	Executive Vice President and Chief Supply Chain Officer	Feb. 2020 – Present(1)

Roberto Inchaustegui	65	Executive Vice President – Growth Initiatives	Jan. 2020 – Present
		Executive Vice President and President – Global Services and Specialty	Jan. 2015 – Jan. 2020

Scott D. Kirkland	47	Senior Vice President and Corporate Controller	June 2019 – Present
		Senior Vice President - Finance, Global Energy Services	May 2016 – May 2019
		Vice President - Finance Global Institutional	Jan. 2016 – Apr. 2016
		Vice President - Finance Institutional North America	Jan. 2015 – Dec. 2015

Laurie M. Marsh	56	Executive Vice President – Human Resources	Jan. 2015 – Present

Michael C. McCormick	57	Executive Vice President, General Counsel and Secretary	Oct. 2017 – Present
		Executive Vice President, General Counsel and Assistant Secretary	Mar. 2017 – Sep. 2017
		Chief Compliance Officer, Deputy General Counsel and Assistant Secretary	June 2016 – Feb. 2017
		Chief Compliance Officer and Assistant Secretary	Jan. 2015 – May 2016

Timothy P. Mulhere	58	Executive Vice President and President – Global Institutional & Specialty Services	July 2018 – Present
		Executive Vice President and President – Regions	May 2015 – June 2018
		Executive Vice President and President – Global Water and Process Services	Jan. 2015 – May 2015

Daniel J. Schmechel	61	Chief Financial Officer	Nov. 2019 – Present
		Chief Financial Officer and Treasurer	Jan. 2017 – Nov. 2019
		Chief Financial Officer	Jan. 2015 – Dec. 2016

Name	Age	Office	Positions Held Since Jan. 1, 2015

Elizabeth A. Simermeyer	55	Executive Vice President and President – Global Healthcare & Life Sciences	Dec. 2019 – Present
		Executive Vice President – Global Marketing & Communications and Life Sciences	July 2015 – Dec. 2019
		Senior Vice President – Global Marketing & Communications	Jan. 2015 – July 2015

Jill S. Wyant	49	Executive Vice President – Innovation & Transformation Executive Vice President and President – Global Regions	Apr. 2020 – Present Dec. 2019 – Apr. 2020
		Executive Vice President and President – Global Regions and Global Healthcare	Jan. 2018 – Dec. 2019
		Executive Vice President and President – Global Food & Beverage, Healthcare & Life Sciences	May 2016 – Dec. 2017
		Executive Vice President and President – Global Food & Beverage	Jan. 2015 – Apr. 2016

(1) Prior to joining Ecolab in February 2020, Mr. Duijser was employed by Reckitt Benckiser (RB) Group plc as Chief Supply Officer since November 2018. Mr. Duijser joined RB from Amazon.com, Inc. where he served as Vice President Worldwide Engineering from 2015 to 2018.

Forward-Looking Statements

This Form 8-K, including Part I, Item 1, entitled “Business,” and the MD&A within Part II, Item 7, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning items such as:

●	amount, funding and timing of cash expenditures relating to our restructuring and other initiatives
●	future cash flows, access to capital, targeted credit rating metrics and impact of credit rating downgrade
●	adequacy of cash reserves
●	uses for cash, including dividends, share repurchases, debt repayments, capital investments and strategic business acquisitions
●	global market risk
●	impact of oil price fluctuations, comparative performance and prospects of businesses in our Upstream Energy segment
●	long-term potential of our business
●	impact of changes in exchange rates and interest rates
●	customer retention rate
●	bad debt experience, non-performance of counterparties and losses due to concentration of credit risk
●	disputes, claims and litigation
●	environmental contingencies
●	impact and cost of complying with laws and regulations
●	sustainability targets
●	returns on pension plan assets
●	contributions to pension and postretirement healthcare plans
●	amortization expense
●	impact of new accounting pronouncements
●	income taxes, including valuation allowances, loss carryforwards, unrecognized tax benefits, uncertain tax positions and deductibility of goodwill
●	recognition of share-based compensation expense
●	payments under operating leases
●	future benefit plan payments
●	market position
●	the impact of the coronavirus outbreak

Without limiting the foregoing, words or phrases such as “will likely result,” “are expected to,” “will be,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project” (including the negative or variations thereof), “intends,” “could,” or similar terminology, generally identify forward-looking statements. Forward-looking statements may also represent challenging goals for us. These statements, which represent the Company’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such forward-looking statements. We caution that undue reliance should not be placed on such forward-looking statements, which speak only as of the date made. For a further discussion of these and other factors which could cause results to differ from those expressed in any forward-looking statement, see Item 1A of this Form 8-K, entitled “Risk Factors.” Except as may be required under applicable law, we undertake no duty to update our forward-looking statements.

Item 1A. Risk Factors.

The following are important factors which could affect our financial performance and could cause our actual results for future periods to differ materially from our anticipated results or other expectations, including those expressed in any forward-looking statements made in this Form 8-K. See the section entitled “Forward-Looking Statements” set forth above.

We may also refer to this disclosure to identify factors that may cause results to differ materially from those expressed in other forward-looking statements including those made in oral presentations, including telephone conferences and/or webcasts open to the public.

The COVID-19 pandemic has materially and adversely impacted, and we expect will continue to materially and adversely impact, our business.

The COVID-19 pandemic has had a rapid and significant negative impact on the global economy, including a significant downturn in the foodservice, hospitality and travel industries. Measures taken to alleviate the pandemic (such as stay-at-home orders and other responsive measures) have significantly impacted our restaurant and hospitality customers and negatively affected demand for our products and services in these segments, resulting in a material adverse effect on our business and results of operations. Prolonged economic weakness, including an extended period of elevated levels of unemployment in the key countries we serve, could further reduce discretionary consumer spending and consumer confidence, which could have a further adverse effect on our business and results of operations. We expect the full impact of the COVID-19 pandemic, including the extent of its effect on our business, results of operations and financial condition, to be dictated by future developments which remain uncertain and cannot be predicted, such as its duration and spread, the success of efforts to contain it, the possibility of subsequent widespread outbreaks and the impact of actions taken in response. In addition to the reduction in the demand for our products and services, the COVID-19 pandemic has had, and we expect will continue to have, certain negative impacts on our business, including, but not limited to, the following:

●	We rely on a global workforce, and our business demands we take measures to protect the health and safety of our employees, customers and others with whom we do business, while continuing to effectively manage our employees and maintain business operations. We have taken additional measures and incurred additional expenses to protect the health and safety of our employees to comply with applicable government requirements and safety guidance. Additionally, our business operations may be disrupted if a significant portion of our workforce is unable to work safely and effectively due to illness, quarantines, government actions or other restrictions or measures responsive to the pandemic, or if members of senior management or our Board of Directors are unable to perform their duties for an extended period of time. Measures taken across our business operations to address health and safety may not be sufficient to prevent the spread of COVID-19 among our employee base, customers and others. Therefore, we could face operational disruptions and incur additional expenses, including devoting additional resources to assisting employees diagnosed with COVID-19 and further changing health and safety protocols and processes, that could adversely affect our business and results of operations.

●	A significant number of our employees, as well as customers and others with whom we do business, continue to work remotely in response to the COVID-19 pandemic. Our business operations may be disrupted, and we may experience increased risk of adverse effects to our business, if a significant portion of our workforce or certain business operations are negatively impacted as a result of remote work arrangements, including due to cybersecurity risks or other disruption to our technology infrastructure. Further, if our key operating facilities experience closures or worker shortages as a result of COVID-19, whether temporary or sustained, our business operations could be significantly disrupted.

●	Cost management and various cost-containment actions implemented across our business in response to the COVID-19 pandemic could hinder execution of our business strategy, including deferral of planned capital expenditures, and could adversely affect our business and results of operations.

●	We cannot be certain that loss or delay in the collection of accounts receivable will not have a material adverse effect on our results of operations and financial condition.

Our results depend upon the continued vitality of the markets we serve.

Economic downturns, and in particular downturns in our larger markets including the foodservice, hospitality, travel, health care, food processing, refining, pulp and paper, mining and steel industries, can adversely impact our end-users. This year we are experiencing the negative impact of the COVID-19 pandemic on the demand for our products and services provided to customers in the full-service restaurant, hospitality, lodging and entertainment industries. In recent years, the weaker global economic environment, particularly in Europe, has also negatively impacted certain of our end-markets. During these periods of weaker economic activity, our customers and potential customers may reduce or discontinue their volume of purchases of cleaning and sanitizing products and water treatment and process chemicals, which has had, and may continue to have, a material adverse effect on our business, financial condition, results of operation or cash flows.

Our results are impacted by general worldwide economic factors.

Economic factors such as the worldwide economy, capital flows, interest rates and currency movements, including, in particular, our exposure to foreign currency risk, have affected our business in the past and may have a material adverse impact on our business in the future. For example, in 2011 and 2012, the European Union’s sovereign debt crisis negatively impacted economic activity in that region as well as the strength of the euro versus the U.S. dollar. Additionally, the June 2016 Brexit vote resulted in a sharp decline in the value of the British pound, as compared to the U.S. dollar and other currencies, and has caused increased fluctuations and unpredictability in foreign currency exchange rates. The possibility for referendum by other EU member states may lead to further market volatility. Other regions of the world, including emerging market areas, also expose us to foreign currency risk. As a result of increasing currency controls, importation restrictions, workforce regulations, pricing constraints and local capitalization requirements, we deconsolidated our Venezuelan subsidiaries effective as of the end of the fourth quarter of 2015. Prior to deconsolidation, across the second through fourth quarters of 2015, we devalued our Venezuelan bolivar operations within various of our operating segments, including Water, Paper, Food & Beverage and Institutional. Similar currency devaluations, credit market disruptions or other economic turmoil in other countries could have a material adverse impact on our consolidated results of operations, financial position and cash flows by negatively impacting economic activity, including in our key end-markets, and by further weakening the local currency versus the U.S. dollar, resulting in reduced sales and earnings from our foreign operations, which are generated in the local currency, and then translated to U.S. dollars.

If we are unsuccessful in executing on key business initiatives, including restructurings and our Enterprise Resource Planning (“ERP”) system upgrades, our business could be materially and adversely affected.

We continue to execute key business initiatives, including restructurings and investments to develop business systems, as part of our ongoing efforts to improve our efficiency and returns. In particular, we are undertaking the Accelerate 2020 plan to simplify and automate processes and tasks, reduce complexity and management layers, consolidate facilities and focus on key long-term growth areas by leveraging technology and structural improvements as discussed under Note 3 entitled “Special (Gains) and Charges” of this Form 8-K. Additionally, we are continuing implementation of our ERP system upgrades, which are expected to continue in phases over the next several years. These upgrades, which include sales, supply chain and certain finance functions, are expected to improve the efficiency of certain financial and related transactional processes. These upgrades involve complex business process design and a failure of certain of these processes could result in business disruption. We also made changes to our system in order to support our separation of the ChampionX business. If the projects in which we are investing or the initiatives which we are pursuing are not successfully executed, our consolidated results of operations, financial position or cash flows could materially and adversely be affected.

We may be subject to information technology system failures, network disruptions and breaches in data security.

We rely to a large extent upon information technology systems and infrastructure to operate our business. The size and complexity of our information technology systems make them potentially vulnerable to failure, malicious intrusion and random attack. Acquisitions have resulted in further de-centralization of systems and additional complexity in our systems infrastructure. Likewise, data security breaches by employees or others with permitted access to our systems may pose a risk that sensitive data may be exposed to unauthorized persons or to the public. While we have invested in protection of data and information technology, there can be no assurance that our efforts will prevent failures, cybersecurity attacks or breaches in our systems that could cause reputational damage, business disruption or legal and regulatory costs; could result in third-party claims; could result in compromise or misappropriation of our intellectual property, trade secrets or sensitive information; or could otherwise adversely affect our business. Certain of our customer offerings include digital components, such as remote monitoring of certain customer operations. A breach of those remote monitoring systems could expose customer data giving rise to potential third-party claims and reputational damage. There may be other related challenges and risks as we complete implementation of our ERP system upgrade.

If the separation and split-off of our Upstream Energy business or certain internal transactions undertaken in anticipation of the divestiture are determined to be taxable in whole or in part, we and our stockholders may incur significant tax liabilities.

In connection with the separation and split-off of our Upstream Energy business that was consummated on June 3, 2020, we obtained opinions of outside tax counsel that the merger and exchange offer will qualify as tax-free transactions to us and our stockholders, except to the extent that cash was paid to Ecolab stockholders in lieu of fractional shares. We have not sought or obtained a ruling from the Internal Revenue Service (IRS) on the tax consequences of these transactions. An opinion of counsel is not binding on the IRS or the courts, which may disagree with the opinion. Even if the merger and exchange offer otherwise qualified as tax-free transactions, they may become taxable to us if certain events occur that affect either Ecolab or ChampionX Corporation. While ChampionX Corporation has agreed not to take certain actions that could cause the transactions not to qualify as tax-free transactions and is generally obligated to indemnify us against any tax consequences if it breaches this agreement, the potential tax liabilities could have a material adverse effect on us if we were not entitled to indemnification or if the indemnification obligations were not fulfilled. If the merger or exchange offer were determined to be taxable, we could be subject to a substantial tax liability, and each U.S. holder of our common stock who participated in the exchange offer could be treated as exchanging the Ecolab shares surrendered for ChampionX Corporation shares in a taxable transaction.

Potential indemnification liabilities pursuant to the separation and split-off of our Upstream Energy business could materially and adversely affect our business and financial statements.

With respect to the separation and subsequent split-off of our Upstream Energy business, we entered into a separation and distribution agreement with ChampionX Holding Inc. and ChampionX Corporation (f/k/a Apergy Corporation and taken together with ChampionX Holding Inc., “ChampionX”) as well as certain other agreements to govern the separation and related transactions and our relationship with ChampionX going forward. These agreements provide for specific indemnity and certain other obligations of each party and could lead to disputes between ChampionX and us. If we are required to indemnify ChampionX under the circumstances set forth in these agreements, we may be subject to substantial related liabilities. In addition, with respect to the liabilities for which ChampionX has agreed to indemnify us under these agreements, there can be no assurance that the indemnity rights we have against ChampionX will be sufficient to protect us against the full amount of such liabilities, or that ChampionX will be able to fully satisfy its indemnification obligations. Each of these risks could negatively affect our business and our consolidated results of operations, financial position or cash flows could be materially and adversely affected.

We depend on key personnel to lead our business.

Our continued success will largely depend on our ability to attract, retain and develop a high caliber of talent and on the efforts and abilities of our executive officers and certain other key employees, particularly those with sales and sales management responsibilities to drive business growth, development and profitability. As we continue to grow our business, make acquisitions, expand our geographic scope and offer new products and services, we need the organizational talent necessary to ensure effective succession for executive officer and key employee roles in order to meet the growth, development and profitability goals of our business. Our operations could be materially and adversely affected if for any reason we were unable to attract, retain or develop such officers or key employees and successfully execute organizational change and management transitions at leadership levels.

Our growth depends upon our ability to successfully compete with respect to value, innovation and customer support.

We have numerous global, national, regional and local competitors. Our ability to compete depends in part on providing high quality and high value-added products, technology and service. We must also continue to identify, develop and commercialize innovative, profitable and high value-added products for niche applications and commercial digital applications. We have made significant investments in commercial digital product offerings, and our culture and expertise must continue to evolve to develop, support and profitably deploy commercial digital offerings, which are becoming an increasingly important part of our business. There can be no assurance that we will be able to accomplish our technology development goals or that technological developments by our competitors will not place certain of our products, technology or services at a competitive disadvantage in the future. In addition, certain of the new products that we have under development will be offered in markets in which we do not currently compete, and there can be no assurance that we will be able to compete successfully in those new markets. If we fail to introduce new technologies or commercialize our digital offerings on a timely and profitable basis, we may lose market share and our consolidated results of operations, financial position or cash flows could be materially and adversely affected.

Our significant non-U.S. operations expose us to global economic, political and legal risks that could impact our profitability.

We have significant operations outside the United States, including joint ventures and other alliances. We conduct business in approximately 170 countries and, in 2019, approximately 46% of our net sales originated outside the United States. There are inherent risks in our international operations, including:

●	exchange controls and currency restrictions;
●	currency fluctuations and devaluations;
●	tariffs and trade barriers;
●	export duties and quotas;
●	changes in the availability and pricing of raw materials, energy and utilities;
●	changes in local economic conditions;
●	changes in laws and regulations, including the imposition of economic or trade sanctions affecting international commercial transactions;
●	impact from Brexit and the possibility of similar events in other EU member states;
●	difficulties in managing international operations and the burden of complying with international and foreign laws;
●	requirements to include local ownership or management in our business;
●	economic and business objectives that differ from those of our joint venture partners;
●	exposure to possible expropriation, nationalization or other government actions;
●	restrictions on our ability to repatriate dividends from our subsidiaries;
●	unsettled political conditions, military action, civil unrest, acts of terrorism, force majeure, war or other armed conflict; and
●	countries whose governments have been hostile to U.S.-based businesses.

Effective January 31, 2020, the U.K. has formally left the European Union. The U.K.’s relationship with the EU will no longer be governed by the EU Treaties, but instead by the terms of the Withdrawal Agreement agreed between the U.K. and the EU in late 2019. The Withdrawal Agreement provides for a “transition” period, which commenced the moment the U.K. left the EU and is currently set to end on December 31, 2020. At the end of the transition period, there may be significant changes to the U.K.’s business environment. While the effects of Brexit will depend on any agreements the U.K. makes to retain access to EU markets or the failure to reach such agreements, the uncertainties created by Brexit, any resolution between the U.K. and EU countries or the failure to reach any such resolutions, could adversely affect our relationships with customers, suppliers and employees and could have a material adverse effect our business.

In addition, changes in U.S. or foreign government policy on international trade, including the imposition or continuation of tariffs, could materially and adversely affect our business. In 2018, the U.S. imposed tariffs on certain imports from China and other countries, resulting in retaliatory tariffs by China and other countries. While the U.S. and China signed what is being known as the Phase One Deal in January 2020, which included the suspension and rollback of tariffs, any new tariffs imposed by the U.S., China or other countries or any additional retaliatory measures by any of these countries, could increase our costs, reduce our sales and earnings or otherwise have an adverse effect on our operations.

Also, because of uncertainties regarding the interpretation and application of laws and regulations and the enforceability of intellectual property and contract rights, we face risks in some countries that our intellectual property rights and contract rights would not be enforced by local governments. We are also periodically faced with the risk of economic uncertainty, which has impacted our business in some countries. Other risks in international business also include difficulties in staffing and managing local operations, including managing credit risk to local customers and distributors.

Further, our operations outside the United States require us to comply with a number of United States and international regulations, including anti-corruption laws such as the United States Foreign Corrupt Practices Act and the United Kingdom Bribery Act, as well as U.S. and international economic sanctions regulations. We have internal policies and procedures relating to such regulations; however, there is risk that such policies and procedures will not always protect us from the misconduct or reckless acts of employees or representatives, particularly in the case of recently acquired operations that may not have significant training in applicable compliance policies and procedures. Violations of such laws and regulations could result in disruptive investigations, significant fines and sanctions, which could have a material adverse effect on our consolidated results of operations, financial position or cash flows.

Our overall success as a global business depends, in part, upon our ability to succeed in differing economic, social, legal and political conditions. We may not continue to succeed in developing and implementing policies and strategies that are effective in each location where we do business, which could have a material adverse effect on our consolidated results of operations, financial position or cash flows.

Our results could be materially and adversely affected by difficulties in securing the supply of certain raw materials or by fluctuations in the cost of raw materials.

The prices of raw materials used in our business can fluctuate from time to time, and in recent years we have experienced periods of increased raw material costs. Changes in raw material prices, unavailability of adequate and reasonably priced raw materials or substitutes for those raw materials, or the inability to obtain or renew supply agreements on favorable terms can materially and adversely affect our consolidated results of operations, financial position or cash flows. In addition, volatility and disruption in economic activity and conditions could disrupt or delay the performance of our suppliers and thus impact our ability to obtain raw materials at favorable prices or on favorable terms, which may materially and adversely affect our business.

Consolidation of our customers and vendors could materially and adversely affect our results.

Customers and vendors in the foodservice, hospitality, travel, healthcare, food processing, refining and pulp and paper industries, as well as other industries we serve, have consolidated in recent years and that trend may continue. This consolidation could have a material adverse impact on our ability to retain customers and on our pricing, margins and consolidated results of operations.

Our business depends on our ability to comply with laws and governmental regulations, and we may be materially and adversely affected by changes in laws and regulations.

Our business is subject to numerous laws and regulations relating to the environment, including evolving climate change standards, and to the manufacture, storage, distribution, sale and use of our products as well as to the conduct of our business generally, including employment and labor laws. Compliance with these laws and regulations exposes us to potential financial liability and increases our operating costs. Regulation of our products and operations continues to increase with more stringent standards, causing increased costs of operations and potential for liability if a violation occurs. The potential cost to us relating to environmental and product registration laws and regulations is uncertain due to factors such as the unknown magnitude and type of possible contamination and clean-up costs, the complexity and evolving nature of laws and regulations and the timing and expense of compliance. Changes to current laws (including tax laws), regulations and policies could impose new restrictions, costs or prohibitions on our current practices which would have a material adverse effect on our consolidated results of operations, financial position or cash flows. Changes to labor and employment laws and regulations, as well as related rulings by courts and administrative bodies, could materially and adversely affect our operations and expose us to potential financial liability.

We enter into multi-year contracts with customers that could impact our results.

Our multi-year contracts with some of our customers include terms affecting our pricing flexibility. There can be no assurance that these restraints will not have a material adverse impact on our margins and consolidated results of operations.

If we are unsuccessful in integrating acquisitions, our business could be materially and adversely affected.

As part of our long-term strategy, we seek to acquire complementary businesses. There can be no assurance that we will find attractive acquisition candidates or succeed at effectively managing the integration of acquired businesses into existing businesses. If the underlying business performance of such acquired businesses deteriorates, the expected synergies from such transactions do not materialize or we fail to successfully integrate new businesses into our existing businesses, our consolidated results of operations, financial position or cash flows could be materially and adversely affected.

Changes in tax laws and unanticipated tax liabilities could materially and adversely affect the taxes we pay and our profitability.

We are subject to income and other taxes in the United States and foreign jurisdictions, and our operations, plans and results are affected by tax and other initiatives around the world. In particular, we are affected by the impact of changes to tax laws or related authoritative interpretations in the United States, including tax reform under the 2017 Tax Cuts and Jobs Act (the “Tax Act”), which includes broad and complex changes to the United States tax code, and the state tax response to the Tax Act, including, but not limited to, variability in our future tax rate. We are also subject to changes in tax law outside the United States. In addition, we are impacted by settlements of pending or any future adjustments proposed by the IRS or other taxing authorities in connection with our tax audits, all of which will depend on their timing, nature and scope. Increases in income tax rates, changes in income tax laws (including regulations which interpret the Tax Act) or unfavorable resolution of tax matters could have a material adverse impact on our financial results.

Future events may impact our deferred tax position, including the utilization of foreign tax credits and undistributed earnings of international affiliates that are considered to be reinvested indefinitely.

We evaluate the recoverability of deferred tax assets and the need for deferred tax liabilities based on available evidence. This process involves significant management judgment about assumptions that are subject to change from period to period based on changes in tax laws or variances between future projected operating performance and actual results. We are required to establish a valuation allowance for deferred tax assets if we determine, based on available evidence at the time the determination is made, that it is more likely than not that some portion or all of the deferred tax assets will not be realized. In making this determination, we evaluate all positive and negative evidence as of the end of each reporting period. Future adjustments (either increases or decreases), to the deferred tax asset valuation allowance are determined based upon changes in the expected realization of the net deferred tax assets. The realization of the deferred tax assets ultimately depends on the existence of sufficient taxable income in either the carry-back or carry-forward periods under the tax law. Due to significant estimates used to establish the valuation allowance and the potential for changes in facts and circumstances, it is reasonably possible that we will be required to record adjustments to the valuation allowance in future reporting periods. Changes to the valuation allowance or the amount of deferred tax liabilities could have a material adverse effect on our consolidated results of operations or financial position. Further, should we change our assertion regarding the permanent reinvestment of the undistributed earnings of international affiliates, a deferred tax liability may need to be established.

Our indebtedness may limit our operations and our use of our cash flow, and any failure to comply with the covenants that apply to our indebtedness could materially and adversely affect our liquidity and financial results.

As of June 30, 2020, we had approximately $7.3 billion in outstanding indebtedness, with approximately $530 million in the form of floating rate debt. Our debt level and related debt service obligations may have negative consequences, including:

●	requiring us to dedicate significant cash flow from operations to the payment of principal and interest on our debt, which reduces the funds we have available for other purposes such as acquisitions and capital investment;

●	reducing our flexibility in planning for or reacting to changes in our business and market conditions;

●	exposing us to interest rate risk since a portion of our debt obligations are at variable rates. For example, a one percentage point increase in the average interest rate on our floating rate debt at June 30, 2020 would increase future interest expense by approximately $5 million per year; and

●	increasing our cost of funds and materially and adversely affecting our liquidity and access to the capital markets should we fail to maintain the credit ratings assigned to us by independent rating agencies.

If we add new debt, the risks described above could increase.

Severe public health outbreaks may materially and adversely impact our business.

Our business could be adversely affected by the effect of a public health epidemic. Besides the COVID-19 pandemic, the United States and other countries have experienced, and may experience in the future, public health outbreaks such as Zika virus, Avian Flu, SARS and H1N1 influenza. A prolonged occurrence of a contagious disease such as these could result in a significant downturn in the foodservice, hospitality and travel industries and also may result in health or other government authorities imposing restrictions on travel further impacting our end markets. Any of these events could result in a significant drop in demand for some of our products and services and materially and adversely affect our business. Uncertainty with respect to the impact on our financial results of the coronavirus outbreak is discussed further in Management Discussion & Analysis located at Part II, Item 7, of this Form 8-K under the heading “Global Economic and Political Environment.”

We incur significant expenses related to the amortization of intangible assets and may be required to report losses resulting from the impairment of goodwill or other assets recorded in connection with the Nalco transaction and other acquisitions.

We expect to continue to complete selected acquisitions and joint venture transactions in the future. In connection with acquisition and joint venture transactions, applicable accounting rules generally require the tangible and intangible assets of the acquired business to be recorded on the balance sheet of the acquiring company at their fair values. Intangible assets other than goodwill are required to be amortized over their estimated useful lives and this expense may be significant. Any excess in the purchase price paid by the acquiring company over the fair value of tangible and intangible assets of the acquired business is recorded as goodwill. If it is later determined that the anticipated future cash flows from the acquired business may be less than the carrying values of the assets and goodwill of the acquired business, the assets or goodwill may be deemed to be impaired. In this case, the acquiring company may be required under applicable accounting rules to write down the value of the assets or goodwill on its balance sheet to reflect the extent of the impairment. This write-down of assets or goodwill is generally recognized as a non-cash expense in the statement of operations of the acquiring company for the accounting period during which the write down occurs. As of December 31, 2019, we had goodwill of $5.6 billion which is maintained in various reporting units, including goodwill from the Nalco transaction. If we determine that any of the assets or goodwill recorded in connection with the Nalco transaction or any other prior or future acquisitions or joint venture transactions have become impaired, we will be required to record a loss resulting from the impairment. Impairment losses could be significant and could have a material adverse effect on our consolidated results of operations and financial position.

A chemical spill or release could materially and adversely impact our business.

As a manufacturer and supplier of chemical products, there is a potential for chemicals to be accidentally spilled, released or discharged, either in liquid or gaseous form, during production, transportation, storage or use. Such a release could result in environmental contamination as well as a human or animal health hazard. Accordingly, such a release could have a material adverse effect on our consolidated results of operations, financial position or cash flows.

Extraordinary events may significantly impact our business.

The occurrence of (a) litigation or claims, (b) the loss or insolvency of a major customer or distributor, (c) repeated or prolonged federal government shutdowns or similar events, (d) war (including acts of terrorism or hostilities which impact our markets), (e) natural or manmade disasters, (f) water shortages or (g) severe weather conditions affecting our operations or industries we serve may have a material adverse effect on our business.

Defense of litigation, particularly certain types of actions such as antitrust, patent infringement, personal injury, product liability and wage hour lawsuits, including class actions and arbitration proceedings, can be costly and time consuming even if ultimately successful, and if not successful could have a material adverse effect on our consolidated results of operations, financial position or cash flows.

While we have a diverse customer base and no customer or distributor constitutes 10 percent or more of our consolidated revenues, we do have customers and independent, third-party distributors, the loss of which could have a material adverse effect on our consolidated results of operations or cash flows for the affected earnings periods.

Federal government shutdowns can have a material adverse effect on our consolidated results of operations or cash flows by disrupting or delaying new product launches, renewals of registrations for existing products and receipt of import or export licenses for raw materials or products.

War (including acts of terrorism or hostilities), natural or manmade disasters, water shortages or severe weather conditions affecting the foodservice, hospitality, travel, health care, food processing, refining, pulp and paper, mining, steel and other industries can cause a downturn in the business of our customers, which in turn can have a material adverse effect on our consolidated results of operations, financial position or cash flows. In particular, the U.S. Gulf Coast is a region with significant refining, petrochemicals and chemicals operations which provide us raw materials, as well as being an important customer base for our Water and Downstream operating segments. Hurricanes or other severe weather events impacting the Gulf Coast could materially and adversely affect our ability to obtain raw materials at reasonable cost, or at all, and could adversely affect our business with our customers in the region.

Item 2. Properties.

Our manufacturing philosophy is to manufacture products wherever an economic, process or quality assurance advantage exists or where proprietary manufacturing techniques dictate in-house production. Currently, most products that we sell are manufactured at our facilities. We position our manufacturing locations and warehouses in a manner to permit ready access to our customers.

Our manufacturing facilities produce chemical products as well as medical devices and equipment for all of our operating segments, although Pest Elimination purchases the majority of their products and equipment from outside suppliers. Our chemical production process consists of blending purchased raw materials into finished products in powder, liquid, and solid form. Additionally, intermediates from reaction chemistries are used in some of the blends and are also packaged directly into finished goods. Our devices and equipment manufacturing operations consist of producing chemical product dispensers and injectors and other mechanical equipment, medical devices, dishwasher racks, related sundries, dish machine refurbishment and water monitoring and maintenance equipment system from purchased components and subassemblies.

The following table profiles our more significant physical properties with approximately 70,000 square feet or more with ongoing production activities, as well as certain other facilities important in terms of specialization and sources of supply. In general, manufacturing facilities located in the United States serve our U.S. markets and facilities located outside of the United States serve our international markets. However, most of the United States facilities do manufacture products for export.

PLANT PROFILES

Location	Approximate Size (Sq. Ft.)	Segment	Majority Owned or Leased
Joliet, IL USA	610,000	Global Institutional & Specialty, Global Industrial, Global Healthcare & Life Sciences	Owned
Tai Cang, CHINA	468,000	Global Institutional & Specialty, Global Industrial, Global Healthcare & Life Sciences	Owned
Sainghin, FRANCE	360,000	Global Institutional & Specialty, Global Industrial, Global Healthcare & Life Sciences	Owned
South Beloit, IL USA	313,000	Global Institutional & Specialty, Global Industrial, Global Healthcare & Life Sciences, Other	Owned
Jianghai, CHINA	296,000	Global Industrial	Owned
Chalons, FRANCE	280,000	Global Institutional & Specialty, Global Industrial	Owned
Clearing, IL USA	270,000	Global Industrial, Global Healthcare & Life Sciences, Other (Colloidal)	Owned
Nanjing, CHINA	240,000	Global Industrial	Owned
Garland, TX USA	239,000	Global Institutional & Specialty, Global Industrial	Owned
Martinsburg, WV USA	228,000	Global Institutional & Specialty, Global Industrial	Owned
Elwood City, PA USA	222,000	Global Industrial	Owned
Weavergate, UNITED KINGDOM	222,000	Global Institutional & Specialty, Global Industrial	Owned
Celra, SPAIN	218,000	Global Institutional & Specialty, Global Industrial, Global Healthcare & Life Sciences	Owned
Greensboro, NC USA	193,000	Global Institutional & Specialty, Global Healthcare & Life Sciences	Owned
Fresno, TX USA	192,000	Global Industrial	Owned
Las Americas, DOMINICAN REPUBLIC	182,000	Global Institutional & Specialty, Global Healthcare & Life Sciences	Owned
Jacksonville, FL USA	181,000	Global Institutional & Specialty, Global Healthcare & Life Sciences	Leased
Garyville, LA USA	178,000	Global Industrial	Owned
Nieuwegein, NETHERLANDS	168,000	Global Institutional & Specialty, Global Industrial	Owned
La Romana, DOMINICAN REPUBLIC	160,000	Global Institutional & Specialty, Global Healthcare & Life Sciences	Leased
Tessenderlo, BELGIUM	153,000	Global Institutional & Specialty, Global Industrial	Owned
Cheltenham, AUSTRALIA	145,000	Global Institutional & Specialty, Global Industrial	Owned
Suzano, BRAZIL	142,000	Global Institutional & Specialty, Global Industrial, Global Healthcare & Life Sciences	Owned
McDonough, GA USA	141,000	Global Institutional & Specialty, Global Industrial	Owned
Darra, AUSTRALIA	138,000	Global Institutional & Specialty, Global Industrial	Owned
Burlington, ON CANADA	136,000	Global Industrial	Owned
Eagan, MN USA	133,000	Global Institutional & Specialty, Global Industrial, Global Healthcare & Life Sciences, Other	Owned
Huntington, IN USA	127,000	Global Institutional & Specialty, Global Industrial, Global Healthcare & Life Sciences	Owned
Rozzano, ITALY	126,000	Global Institutional & Specialty, Global Industrial	Owned
City of Industry, CA USA	125,000	Global Institutional & Specialty, Global Industrial, Global Healthcare & Life Sciences	Owned
Mississauga, ON CANADA	120,000	Global Institutional & Specialty, Global Industrial	Leased
Elk Grove Village, IL USA	115,000	Global Institutional & Specialty	Leased
Biebesheim, GERMANY	109,000	Global Institutional & Specialty, Global Industrial, Global Healthcare & Life Sciences	Owned
Fort Worth, TX USA	101,000	Global Institutional & Specialty	Leased

Location	Approximate Size (Sq. Ft.)	Segment	Majority Owned or Leased
Johannesburg, SOUTH AFRICA	100,000	Global Institutional & Specialty, Global Industrial, Global Healthcare & Life Sciences	Owned
Hamilton, NEW ZEALAND	96,000	Global Institutional & Specialty, Global Industrial	Owned
Kwinana, AUSTRALIA	87,000	Global Institutional & Specialty, Global Industrial	Owned
Yangsan, KOREA	85,000	Global Industrial	Owned
Cisterna, ITALY	80,000	Global Industrial	Owned
Cuautitlan, MEXICO	76,000	Global Institutional & Specialty, Global Industrial, Global Healthcare & Life Sciences	Owned
Barueri, BRAZIL	75,000	Global Institutional & Specialty, Global Industrial, Global Healthcare & Life Sciences	Leased
Mullingar, IRELAND	74,000	Global Institutional & Specialty, Global Industrial	Leased
Mosta, MALTA	73,000	Global Institutional & Specialty, Global Healthcare & Life Sciences	Leased
Noviciado, CHILE	70,000	Global Industrial, Global Institutional & Specialty, Global Healthcare & Life Sciences	Owned
Navanakorn, THAILAND	67,000	Global Institutional & Specialty, Global Industrial	Leased
Aubagne, FRANCE	65,000	Global Institutional & Specialty, Global Healthcare & Life Sciences	Leased
Rovigo, ITALY	60,000	Global Institutional & Specialty, Global Healthcare & Life Sciences	Owned
Siegsdorf, GERMANY	56,000	Global Institutional & Specialty, Global Industrial, Global Healthcare & Life Sciences	Owned
Verona, ITALY	55,000	Global Institutional & Specialty, Global Healthcare & Life Sciences	Owned
Guangzhou, CHINA	55,000	Global Institutional & Specialty, Global Industrial	Owned
Lerma, MEXICO	49,000	Global Industrial	Owned
Maribor, SLOVENIA	46,400	Global Institutional & Specialty, Global Industrial	Owned
Leeds, UNITED KINGDOM	25,000	Global Institutional & Specialty	Owned
Baglan, UNITED KINGDOM	24,400	Global Institutional & Specialty, Global Healthcare & Life Sciences	Leased
Noda, JAPAN	22,000	Global Institutional & Specialty, Global Industrial, Global Healthcare & Life Sciences	Owned

Generally, our manufacturing facilities are adequate to meet our existing in-house production needs. We continue to invest in our plant sites to maintain viable operations and to add capacity as necessary to meet business imperatives.

Most of our manufacturing plants also serve as distribution centers. In addition, we operate distribution centers around the world, most of which are leased, and utilize third party logistics service providers to facilitate the distribution of our products and services.

Our corporate headquarters is comprised of a six-story building and a 17-story building that we own in St. Paul, Minnesota. We also own a 90-acre campus in Eagan, Minnesota that houses a significant research and development center, a data center and training facilities as well as several of our administrative functions. We also have a significant business presence in Naperville, Illinois, where our Water and Paper operating segments maintain their principal administrative offices and research center, as well as in Greensboro, North Carolina, where our Specialty operating segment maintains its principal administrative offices and a research center. Our Downstream operating segment leases administrative and research facilities in Sugar Land, Texas and maintains additional Company-owned research facilities in Fresno, Texas.

Significant regional administrative and/or research facilities are located in Campinas, Brazil, Leiden, Netherlands, and Pune, India, which we own, and in Dubai, UAE; Lille, France; Miramar, Florida; Monheim, Germany; Singapore, Shanghai, China; and Zurich, Switzerland; which we lease. We also have a network of small leased sales offices in the United States and, to a lesser extent, in other parts of the world.

Item 6. Selected Financial Data.

The following selected consolidated financial information has been derived from our Consolidated Financial Statements. The selected historical statements of income data for the fiscal years ended December 31, 2019, 2018 and 2017 and balance sheet data as of December 31, 2019 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this Form 8-K. The selected historical statements of income data for the fiscal years ended December 31, 2016 and 2015 and balance sheet data as of December 31, 2017, 2016 and 2015, have not been recast for discontinued operations, are unaudited and have been derived from our accounting records. The information below is not necessarily indicative of the results of future operations and should be read in conjunction with the consolidated financial statements, related notes, and other financial information included therein.

(millions, except per share amounts)	2019 (1)	2018 (2)	2017 (3)	2016 (4)	2015 (5)
Year ended December 31:
Net sales	$12,562.0	$12,222.1	$11,531.1	$13,151.8	$13,545.1
Operating income	1,845.2	1,728.3	1,747.3	1,870.2	1,561.3
Net income from continuing operations attributable to Ecolab	1,425.6	1,250.3	1,352.3
Net income from discontinued operations	133.3	178.8	152.3
Net income attributable to Ecolab	1,558.9	1,429.1	1,504.6	1,229.0	1,002.1
Basic earnings per share:
Continuing operations	4.95	4.33	4.67
Discontinued operations	0.46	0.62	0.53
Earnings attributable to Ecolab	5.41	4.95	5.20	4.20	3.38
Diluted earnings per share, as reported (U.S. GAAP):
Continuing operations	4.87	4.27	4.60
Discontinued operations	0.46	0.61	0.52
Earnings attributable to Ecolab	5.33	4.88	5.12	4.14	3.32
Cash dividends declared per common share	1.85	1.69	1.52	1.42	1.34

Diluted earnings per share from continuing operations, as reported (U.S. GAAP)
Adjustments:	$4.87	$4.27	$4.60	$4.14	$3.32
Special (gains) and charges	0.45	0.30	0.14	0.21	1.25
Discrete tax expense (benefits)	(0.20)	0.01	(0.64)	0.01	(0.21)
Adjusted diluted earnings per share from continuing operations (Non-GAAP)	$5.12	$4.58	$4.10	$4.37	$4.37

At December 31:
Total assets	$20,869.1	$20,074.5	$19,963.5	$18,331.1	$18,641.7
Current assets held for sale	950.8	990.2
Long-term assets held for sale	3,332.8	3,341.1
Long-term debt (excluding portions due within one year)	5,973.1	6,301.5	6,758.3	6,145.7	4,260.2

Selected financial data for 2016 and 2015 are not presented on a comparable basis as they have not been recast for discontinued operations. Selected financial data for 2015 is also not presented on a comparable basis due to the adoption of ASU 2014-09, Revenue from Contracts with Customers. Per share amounts do not necessarily sum due to rounding.

(1) Special (gains) and charges for 2019 include the following charges net of tax, net restructuring charges of $88.7 million, pension settlement and curtailment charges associated with ChampionX separation of $6.3 million, acquisition and integration charges of $9.8 million and litigation and other charges of $23.3 million.

Discrete tax expense (benefits) for 2019 include benefits associated with stock compensation excess tax benefits of $(42.3) million, favorable adjustments to the estimate for U.S. tax reform one-time repatriation tax benefit of $(3.1) million and other tax net benefits of $(12.3) million.

(2) Special (gains) and charges for 2018 include the following charges net of tax, a commitment to the Ecolab Foundation of $18.9 million, net restructuring charges of $61.9 million, acquisition and integration charges of $5.7 million and litigation and other charges of $2.3 million.

Discrete tax expense (benefits) for 2018 include adjustments to the estimate for U.S. tax reform one-time repatriation tax expense of $66.0 million, benefits associated with stock compensation excess tax benefits of $(27.7) million, a favorable adjustment related to changes in estimates and an IRS approved method change in the Company's filed U.S. federal tax returns of $(39.9) million and other tax expense of $3.7 million.

(3) Special (gains) and charges for 2017 include the following charges net of tax, acquisition and integration charges of $18.5 million, net restructuring charges of $32.3 million, and charges on extinguished debt of $13.6 million. Gains, net of tax, include gain on sale of Equipment Care of $(12.4) million, tax benefits on the repatriation of cash to the U.S. of $(7.8) million and a net gain of $(2.5) million from other activity.

Discrete tax expense (benefits) for 2017 include a net benefit of $(158.9) million for repricing of U.S. deferred tax positions to the U.S. tax reform rate and stock compensation excess tax benefits of $(39.5) million. Expenses include recognizing adjustments from filing our 2016 U.S. federal income tax return and release of uncertain tax positions totaling $9.8 million and other charges of $0.2 million.

(4) Special (gains) and charges for 2016 include net of tax, charges of $50.0 million associated with the downturn in the global energy market and litigation related charges of $26.4 million. Gains, net of tax, include a net gain for restructuring and a net gain for other activity of $(3.2) million.

Discrete tax expense (benefits) for 2016 include net expense of $3.9 million driven primarily from adjustments to deferred tax asset and liability positions, recognizing adjustments from filing our 2015 U.S. federal income tax return, tax charges related to optimizing our business structure and settlement of international tax matters offset by benefits driven primarily by the release of reserves for uncertain tax positions due to expiration of statute of limitations in non-U.S. jurisdictions, settlement of international tax matters, remeasurements of certain deferred tax assets and liabilities resulting from the application of an updated tax rate in an international jurisdiction and valuation allowance releases.

(5) Special (gains) and charges for 2015 include the following charges net of tax, Venezuelan charges of $235.7 million, restructuring charges of $75.5 million, charges of $38.3 million related to litigation related charges, a loss on the sale of a portion of our Ecovation business and the net impact of inventory reserve and inventory cost policy harmonization efforts, fixed asset impairment of $15.4 million and integration costs of $12.0 million.

Discrete tax expense (benefits) for 2015 include net benefits of $(63.3) million driven primarily from our ability to recognize a worthless stock deduction for the tax basis in a wholly owned domestic subsidiary, release of valuation allowances on certain deferred tax assets and a refund claim for taxes paid in a prior period resulting from updated IRS regulations, finalization of prior year IRS audits and other statute of limitation tax reserve releases offset by a change to a deferred tax liability resulting from the Naperville facility transaction.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following management discussion and analysis (“MD&A”) provides information that we believe is useful in understanding our operating results, cash flows and financial condition. We provide quantitative information about the material sales drivers including the impact of changes in volume and pricing and the effect of acquisitions and changes in foreign currency at the corporate and reportable segment level. We also provide quantitative information regarding special (gains) and charges, discrete tax items and other significant factors we believe are useful for understanding our results. Such quantitative drivers are supported by comments meant to be qualitative in nature. Qualitative factors are generally ordered based on estimated significance.

The discussion should be read in conjunction with the consolidated financial statements and related notes included in this Form 8-K. Our consolidated financial statements are prepared in accordance with U.S. GAAP. This discussion contains various Non-GAAP Financial Measures and also contains various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer readers to the statements and information set forth in the sections entitled “Non-GAAP Financial Measures” at the end of this MD&A, and “Forward-Looking Statements” and “Risk Factors” within Items 1 and 1A of this Form 8-K. We also refer readers to the tables within the section entitled “Results of Operations” of this MD&A for reconciliation information of Non-GAAP measures to U.S. GAAP.

Comparability of Results

ChampionX Transaction

On June 3, 2020, the Company completed the previously announced separation of its Upstream Energy business (the “ChampionX business”) in a Reverse Morris Trust transaction (the “Transaction”) through the split-off of ChampionX Holding Inc. (“ChampionX”), formed by Ecolab as a wholly owned subsidiary to hold the ChampionX Business, followed immediately by the merger of ChampionX (the “Merger”) with a wholly owned subsidiary of ChampionX Corporation (f/k/a Apergy Corporation, “Apergy”).

The ChampionX business met the criteria to be reported as discontinued operations because it was a strategic shift in business that had a major effect on the Company's operations and financial results. The Company is reporting the historical results of ChampionX, including the results of operations and cash flows as discontinued operations, and related assets and liabilities were retrospectively reclassified as assets and liabilities held for sale for all periods presented herein. Unless otherwise noted, the accompanying MD&A has been revised to reflect the ChampionX business as discontinued operations and prior year balances have been revised accordingly to reflect continuing operations only.

Fixed Currency Foreign Exchange Rates

Management evaluates the sales and operating income performance of our non-U.S. dollar functional currency international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Fixed currency amounts are updated annually at the beginning of each year based on translation into U.S. dollars at foreign currency exchange rates established by management, with all periods presented using such rates. Fixed current rates were established by management for 2020 and have been updated from the 2019 rates reflected in the Company’s 2019 Form 10-K. Public currency rate data provided within the “Segment Performance” section of this MD&A reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period and is provided for informational purposes only.

Comparability of Reportable Segments

Effective in the first quarter of 2020, and in anticipation of the separation of the Upstream Energy business, the Company created the Upstream and Downstream operating segments from the Global Energy operation segment, which was also a reportable segment. Subsequent to the separation of ChampionX, the Company will no longer report the Upstream Energy segment, which previously held the ChampionX business.

The Downstream operating segment has been aggregated into the Global Industrial reportable segment. Also, in the first quarter of 2020, we announced leadership changes which allow for shared oversight and focus on the Healthcare and Life Sciences operating segments and established the Global Healthcare & Life Sciences reportable segment. This segment is comprised of the Healthcare operating segment which was previously aggregated in the Global Institutional reportable segment and the Life Sciences operating segment which was previously aggregated in the Global Industrial reportable segment. Additionally, the Textile Care operating segment, which is now being reported in Other, had previously been aggregated in the Global Industrial reportable segment. The Company also renamed the Global Institutional reportable segment to the Global Institutional & Specialty reportable segment. We made other immaterial changes, including the movement of certain customers and cost allocations between reportable segments.

Impact of Acquisitions and Divestitures

Acquisition adjusted growth rates exclude the results of our acquired businesses from the first twelve months post acquisition and exclude the results of our divested businesses from the twelve months prior to divestiture.

EXECUTIVE SUMMARY

We achieved improved sales and strong earnings growth in 2019 as we drove new product introductions, new business wins and improved operating efficiency in a generally steady market environment. Increased pricing was achieved to more than offset unfavorable sales mix. Along with higher other income and lower interest expense, adjusted diluted earnings per share leveraged the good operating income growth and delivered the year’s double-digit adjusted diluted EPS growth from continuing operations.

Sales

Reported sales increased 3% to $12.6 billion in 2019 from $12.2 billion in 2018. Sales were positively impacted by pricing. When measured in fixed rates of foreign currency exchange, fixed currency sales increased 5% compared to the prior year. Acquisition adjusted fixed currency sales increased 4% compared to the prior year.

Gross Margin

Our reported gross margin was 43.9% of sales for 2019, compared to our 2018 reported gross margin of 43.7%. Excluding the impact of special (gains) and charges included in cost of sales from both 2019 and 2018, our adjusted gross margin was 44.2% in 2019 and 43.8% in 2018.

Operating Income

Reported operating income increased 7% to $1.8 billion in 2019, compared to $1.7 billion in 2018. Adjusted operating income, excluding the impact of special (gains) and charges, increased 9% in 2019. When measured in fixed rates of foreign currency exchange, adjusted fixed currency operating income increased 11% in 2019.

Earnings from Continuing Operations Attributable to Ecolab Per Common Share (“EPS”)

Reported diluted EPS from continuing operations increased 14% to $4.87 in 2019 compared to $4.27 in 2018. Special (gains) and charges had an impact on both years. Special (gains) and charges in 2019 were driven primarily by the impact of restructuring charges, discrete tax items, acquisition and integration charges, litigation and other charges. Special (gains) and charges in 2018 were driven primarily by the impact of restructuring charges and our commitment to the Ecolab Foundation. Special (gains) and charges in 2017 were driven primarily by the impact of income tax reform, restructuring charges, other discrete taxes, acquisition and integration charges and the gain on sale of Equipment Care. Adjusted diluted EPS from continuing operations, which excludes the impact of special (gains) and charges and discrete tax items increased 12% to $5.12 in 2019 compared to $4.58 in 2018.

Balance Sheet

We remain committed to maintaining “A” range ratings metrics, supported by our current credit ratings of A-/Baa1/A- by Standard & Poor’s, Moody’s Investor Services and Fitch. Our strong balance sheet has allowed us continued access to capital at attractive rates.

Net Debt to EBITDA

Our net debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) was 2.3 and 2.7 for 2019 and 2018, respectively. We view these ratios as important indicators of the operational and financial health of our organization. See the “Net Debt to EBITDA” table on page 44 for reconciliation information.

Cash Flow

Cash flow from operating activities was $2.0 billion in both 2019 and 2018. We continued to generate strong cash flow from operations, allowing us to fund our ongoing operations, acquisitions, investments in our business, debt repayments, pension obligations and return cash to our shareholders through share repurchases and dividend payments.

Dividends

We increased our quarterly cash dividend 2% in December 2019 to an indicated annual rate of $1.88 per share. The increase represents our 28th consecutive annual dividend rate increase and the 83rd consecutive year we have paid cash dividends. Our outstanding dividend history reflects our continued growth and development, strong cash flows, solid financial position and confidence in our business prospects for the years ahead.

CRITICAL ACCOUNTING ESTIMATES

Our consolidated financial statements are prepared in accordance with U.S. GAAP. We have adopted various accounting policies to prepare the consolidated financial statements in accordance with U.S. GAAP. Our significant accounting policies are disclosed in Note 2 of the Notes to the Consolidated Financial Statements (“Notes”).

Preparation of our consolidated financial statements, in conformity with U.S. GAAP, requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates are considered to be critical if they meet both of the following criteria: (1) the estimate requires assumptions to be made about matters that are highly uncertain at the time the accounting estimate is made, and (2) different estimates that we reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, have a material impact on the presentation of our financial condition or results of operations.

Besides estimates that meet the “critical” estimate criteria, we make many other accounting estimates in preparing our financial statements and related disclosures. All estimates, whether or not deemed critical, affect reported amounts of assets, liabilities, revenues or expenses as well as disclosures of contingent assets and liabilities. Estimates are based on experience and other information available prior to the issuance of the financial statements. Materially different results can occur as circumstances change and additional information becomes known, even from estimates not deemed critical. Our critical accounting estimates include the following:

Revenue Recognition

Revenue is measured as the amount of consideration expected to be received in exchange for transferring goods or providing service. Revenue from product and sold equipment is recognized when obligations under the terms of a contract with the customer are satisfied, which generally occurs with the transfer of the product or delivery of the equipment. Revenue from service and leased equipment is recognized when the services are provided, or the customer receives the benefit from the leased equipment, which is over time. Service revenue is recognized over time utilizing an input method and aligns with when the services are provided. Typically, revenue is recognized over time using costs incurred to date because the effort provided by the field selling and service organization represents services provided, which corresponds with the transfer of control. Revenue for leased equipment is accounted for under Topic 842 Leases and recognized on a straight-line basis over the length of the lease contract.

Our revenue policies do not provide for general rights of return. We record estimated reductions to revenue for customer programs and incentive offerings including pricing arrangements, promotions and other volume-based incentives based primarily on historical experience and anticipated performance over the contract period. Depending on market conditions, we may increase customer incentive offerings, which could reduce gross profit margins over the term of the incentive. We also record estimated reserves for product returns and credits based on specific circumstances and credit conditions, and when it is deemed probable that the balance is uncollectible. For additional information on our allowance for doubtful accounts, see discussion below.

The revenue standard can be applied to a portfolio of contracts with similar characteristics if it is reasonable that the effects of applying the standard at the portfolio would not be significantly different than applying the standard at the individual contract level. We apply the portfolio approach primarily within each operating segment by geographical region. Application of the portfolio approach was focused on those characteristics that have the most significant accounting consequences in terms of their effect on the timing of revenue recognition or the amount of revenue recognized. We determined the key criteria to assess with respect to the portfolio approach, including the related deliverables, the characteristics of the customers and the timing and transfer of goods and services, which most closely aligned within the operating segments. In addition, the accountability for the business operations, as well as the operational decisions on how to go to market and the product offerings, are performed at the operating segment level. For additional information on revenue recognition, refer to Note 18.

Valuation Allowances and Accrued Liabilities

Allowances for Doubtful Accounts

We estimate our allowance for doubtful accounts by analyzing accounts receivable balances by age and applying historical write-off and collection trend rates. In addition, our estimates also include separately providing for customer receivables based on specific circumstances and credit conditions, and when it is deemed probable the balance is uncollectible. We estimate our sales returns and allowances by analyzing historical returns and credits and apply these trend rates to calculate estimated reserves for future credits. Actual results could differ from these estimates.

Our allowance for doubtful accounts balance was $56 million and $52 million, as of December 31, 2019 and 2018, respectively. These amounts include our allowance for sales returns and credits of $17 million and $16 million as of December 31, 2019 and 2018, respectively. Our bad debt expense as a percent of reported net sales was 0.2%, 0.1%, and 0.2% in each of the years 2019, 2018 and 2017, respectively. We believe it is reasonably likely that future results will be consistent with historical trends and experience. However, if the financial condition of our customers were to deteriorate, resulting in an inability to make payments, or if unexpected events, economic downturns, or significant changes in future trends were to occur, additional allowances may be required. For additional information on our allowance for doubtful accounts, refer to Note 2.

Accrued Liabilities

Our business and operations are subject to extensive environmental laws and regulations governing, among other things, air emissions, wastewater discharges, the use and handling of hazardous substances, waste disposal and the investigation and remediation of soil and groundwater contamination. Some risk of environmental liability is inherent in our operations.

We record liabilities related to pending litigation, environmental claims and other contingencies when a loss is probable and can be reasonably estimated. Estimates used to record such liabilities are based on our best estimate of probable future costs. We record the amounts that represent the points in the range of estimates that we believe are most probable or the minimum amount when no amount within the range is a better estimate than any other amount. Potential insurance reimbursements generally are not anticipated in our accruals for environmental liabilities or other insured losses. Expected insurance proceeds are recorded as receivables when recovery is deemed certain. While the final resolution of litigation and environmental contingencies could result in amounts different than current accruals, and therefore have an impact on our consolidated financial results in a future reporting period, we believe the ultimate outcome will not have a significant impact on our consolidated financial position. For additional information on our commitments and contingencies, refer to Note 16.

Actuarially Determined Liabilities

Pension and Postretirement Healthcare Benefit Plans

The measurement of our pension and postretirement benefit obligations are dependent on a variety of assumptions determined by management and used by our actuaries. These assumptions affect the amount and timing of future contributions and expenses.

The significant assumptions used in developing the required estimates are the discount rate, expected return on assets, projected salary and health care cost increases and mortality table.

●	The discount rate assumptions for our U.S. plans are assessed using a yield curve constructed from a subset of bonds yielding greater than the median return from a population of non-callable, corporate bond issues that have an average rating of AA when averaging available Moody’s Investor Services, Standard & Poor’s and Fitch ratings. The discount rate is calculated by matching the plans’ projected cash flows to the bond yield curve. For 2019 and 2018, we elected to measure service and interest costs by applying the specific spot rates along that yield curve to the plans’ liability cash flows. We believe this approach provides a more precise measurement of service and interest costs by aligning the timing of the plans’ liability cash flows to the corresponding spot rates on the yield curve. In determining our U.S. pension obligations for 2019, our weighted-average discount rate decreased to 3.20% from 4.34% at year-end 2018. In determining our U.S. postretirement health care obligation for 2019, our weighted-average discount rate decreased to 3.16% from 4.29% at year-end 2018.

●	The expected rate of return on plan assets reflects asset allocations, investment strategies and views of investment advisors, and represents our expected long-term return on plan assets. Our weighted-average expected return on U.S. plan assets used in determining the U.S. pension and U.S. postretirement health care expenses was 7.25% for 2020 and 2019 and 7.75% for 2018.

●	Projected salary and health care cost increases are based on our long-term actual experience, the near-term outlook and assumed inflation. Our weighted-average projected salary increase used in determining the U.S. pension expenses was 4.03% for 2019, 2018 and 2017.

●	For postretirement benefit measurement purposes as of December 31, 2019, the annual rates of increase in the per capita cost of covered health care were assumed to be 8.00% for pre-65 costs and 10.75% for post-65 costs. The rates are assumed to decrease each year until they reach 5% in 2028 and remain at those levels thereafter.

●	In determining our U.S. pension and U.S. postretirement health care obligation for 2019, we utilized the most recent mortality table, MP-2019 projection scale (applied to the Pri-2012 mortality table).

The effects of actual results differing from our assumptions, as well as changes in assumptions, are reflected in the unrecognized actuarial loss and amortized over future periods and, therefore, will generally affect our recognized expense in future periods. Significant differences in actual experience or significant changes in assumptions may materially affect future pension and other postretirement obligations. The unrecognized net actuarial loss on our U.S. qualified and non-qualified pension plans increased to $632 million as of December 31, 2019 from $539 million as of December 31, 2018 (both before tax), primarily due to current year net actuarial losses.

The effect of a decrease in the discount rate or decrease in the expected return on assets assumption as of December 31, 2019, on the December 31, 2019 defined benefit obligation and 2020 expense is shown below, assuming no changes in benefit levels and no amortization of gains or losses for our significant U.S. plans. Expense amounts reflect the accounting for actuarial gains as a component of other comprehensive income and recognition of the impacts into income over the remaining service period:

	Effect on U.S. Pension Plans
		Increase in	Higher
	Assumption	Recorded	2020
(millions)	Change	Obligation	Expense
Discount rate	-0.25 pts	$74.1	$5.3
Expected return on assets	-0.25 pts	N/A	5.3

	Effect on U.S. Postretirement
	Health Care Benefits Plans
		Increase in	Higher
	Assumption	Recorded	2020
(millions)	Change	Obligation	Expense
Discount rate	-0.25 pts	$4.1	$0.2
Expected return on assets	-0.25 pts	N/A	-

Our international pension obligations and underlying plan assets represent approximately one third of our global pension plans, with the majority of the amounts held in the U.K. and Eurozone countries. We use assumptions similar to our U.S. plan assumptions to measure our international pension obligations, however, the assumptions used vary by country based on specific local country requirements and information.

Refer to Note 17 for further discussion concerning our accounting policies, estimates, funded status, contributions and overall financial positions of our pension and postretirement plan obligations.

Self-Insurance

Globally we have insurance policies with varying deductible levels for property and casualty losses. We are insured for losses in excess of these deductibles, subject to policy terms and conditions and have recorded both a liability and an offsetting receivable for amounts in excess of these deductibles. We are self-insured for health care claims for eligible participating employees, subject to certain deductibles and limitations. We determine our liabilities for claims on an actuarial basis.

Restructuring

Our restructuring activities are associated with plans to enhance our efficiency, effectiveness and sharpen the competitiveness of our businesses. These restructuring plans include net costs associated with significant actions involving employee-related severance charges, contract termination costs and asset write-downs and disposals. Employee termination costs are largely based on policies and severance plans, and include personnel reductions and related costs for severance, benefits and outplacement services. These charges are reflected in the quarter in which the actions are probable and the amounts are estimable, which typically is when management approves the associated actions. Contract termination costs include charges to terminate leases prior to the end of their respective terms and other contract termination costs. Asset write-downs and disposals include leasehold improvement write-downs, other asset write-downs associated with combining operations and disposal of assets.

Restructuring charges have been included as a component of cost of sales and special (gains) and charges on the Consolidated Statement of Income. Amounts included as a component of cost of sales include supply chain related severance and other asset write-downs associated with combining operations. Restructuring liabilities have been classified as a component of both other current and other noncurrent liabilities on the Consolidated Balance Sheet. Our restructuring liability balance was $103 million and $76 million as of December 31, 2019 and 2018, respectively. For additional information on our restructuring activities, refer to Note 3.

Income Taxes

Judgment is required to determine the annual effective income tax rate, deferred tax assets and liabilities, valuation allowances recorded against net deferred tax assets and uncertain tax positions.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted, which reduces the U.S. federal corporate tax rate from 35% to 21%, required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and created new taxes on certain foreign sourced earnings. The Tax Act added many new provisions including changes to bonus depreciation, the deduction for executive compensation and interest expense, a tax on global intangible low taxed income (GILTI), the base erosion anti abuse tax (BEAT) and a deduction for foreign derived intangible income (FDII).

We recorded an estimate of the one-time transition tax in the fourth quarter of 2017 of $160 million and in 2018 and 2019 we recorded additional discrete expense of $66 million and benefit of $3 million, respectively, primarily due to the issuance of technical guidance in both years, the finalization of certain estimates as a result of filing the 2017 and 2018 U.S. federal tax return and the finalization of the balance sheet positions used in the calculation of the transition tax. We have completed our accounting for the effects of the Tax Act as they relate to the repricing of deferred tax balances and the one-time transition tax.

Additionally, proposed regulations were released during 2019. Certain of the proposed regulations may be subject to challenge; therefore, we recorded tax expense based on our interpretation of the changes in law affected by the Tax Act and not the proposed regulations. If the proposed regulations become final, we will record the impact at that time.

Effective Income Tax Rate

Our effective income tax rate is based on annual income, statutory tax rates and tax planning available in the various jurisdictions in which we operate. Our annual effective income tax rate includes the impact of reserve provisions. We recognize the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority. We adjust these reserves in light of changing facts and circumstances. This expected annual rate is then applied to our year-to-date operating results. In the event there is a significant discrete item recognized in our interim operating results, the tax attributable to that item would be separately calculated and recorded in the same period.

Tax regulations require items to be included in our tax returns at different times than the items are reflected in our financial statements. As a result, the effective income tax rate reflected in our financial statements differs from that reported in our tax returns. Some of these differences are permanent, such as expenses that are not deductible on our tax return, and some are temporary differences, such as depreciation expense.

Deferred Tax Assets and Liabilities and Valuation Allowances

Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in our tax return in future years for which we have already recorded the tax benefit in our income statement. We establish valuation allowances for our deferred tax assets when the amount of expected future taxable income is not likely to support the utilization of the entire deduction or credit. Relevant factors in determining the realizability of deferred tax assets include historical results, future taxable income, the expected timing of the reversal of temporary differences, tax planning strategies and the expiration dates of the various tax attributes. Deferred tax liabilities generally represent items for which we have already taken a deduction in our tax return but have not yet recognized that tax benefit in our financial statements.

During 2019, due to the adoption of the new lease standard and the recording of operating lease assets and operating lease liabilities on the Consolidated Balance Sheet, we recorded related deferred tax liabilities and deferred tax assets, respectively.

Uncertain Tax Positions

A number of years may elapse before a particular tax matter, for which we have established a reserve, is audited and finally resolved. The number of tax years with open tax audits varies depending on the tax jurisdiction. The Internal Revenue Service (“IRS”) has completed its examinations of our U.S. federal income tax returns through 2016 and the years 2017 and 2018 are currently under audit. In addition to the U.S. federal examinations, we have ongoing audit activity in several U.S. state and foreign jurisdictions.

The tax positions we take are based on our interpretations of tax laws and regulations in the applicable federal, state and international jurisdictions. We believe our tax returns properly reflect the tax consequences of our operations, and our reserves for tax contingencies are appropriate and sufficient for the positions taken. Because of the uncertainty of the final outcome of these examinations, we have reserved for potential reductions of tax benefits (including related interest and penalties) for amounts that do not meet the more-likely-than-not thresholds for recognition and measurement as required by authoritative guidance. The tax reserves are reviewed throughout the year, taking into account new legislation, regulations, case law and audit results. Settlement of any particular issue could result in offsets to other balance sheet accounts, cash payments or receipts and/or adjustments to tax expense. Tax reserves are presented in the Consolidated Balance Sheet within other non-current liabilities. Our gross liability for uncertain tax positions was $27 million and $49 million as of December 31, 2019 and 2018, respectively. For additional information on income taxes refer to Note 13.

Long-Lived Assets, Intangible Assets and Goodwill

Long-Lived and Amortizable Intangible Assets

We review our long-lived and amortizable intangible assets, the net value of which was $5.4 billion as of December 31, 2019 and 2018, for impairment and when significant events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable. Such circumstances may include a significant decrease in the market price of an asset, a significant adverse change in the manner in which the asset is being used or in its physical condition or history of operating or cash flow losses associated with the use of the asset. Impairment losses could occur when the carrying amount of an asset exceeds the anticipated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded, if any, is calculated as the excess of the asset’s carrying value over its estimated fair value.

We use the straight-line method to recognize amortization expense related to our amortizable intangible assets, including our customer relationships. We consider various factors when determining the appropriate method of amortization for our customer relationships, including projected sales data, customer attrition rates and length of key customer relationships.

Globally, we have a broad customer base. Our retention rate of significant customers has aligned with our acquisition assumptions, including the customer bases acquired from our Nalco and Champion transactions, which make up the majority of our unamortized customer relationships. Our historical retention rate, coupled with our consistent track record of keeping long-term relationships with our customers, supports our expectation of consistent sales generation for the foreseeable future from the acquired customer base. If our customer retention rate or other post-acquisition operational activities changed materially, we would evaluate the financial impact and any corresponding triggers which could result in an acceleration of amortization or impairment of our customer relationship intangible assets.

In addition, we periodically reassess the estimated remaining useful lives of our long-lived and amortizable intangible assets. Changes to estimated useful lives would impact the amount of depreciation and amortization expense recorded in earnings. We have experienced no significant changes in the carrying value or estimated remaining useful lives of our long-lived or amortizable intangible assets.

Goodwill and Indefinite Life Intangible Assets

We had total goodwill of $5.6 billion and $5.4 billion as of December 31, 2019 and 2018, respectively. We test our goodwill for impairment at the reporting unit level on an annual basis during the second quarter. Our reporting units are aligned with our eleven operating segments.

For our 2019 impairment assessment, we completed our assessment for goodwill impairment across our reporting units using a two-step quantitative analysis, utilizing a discounted cash flow approach. The first step of the analysis involved determining the estimated fair value of each reporting unit and comparing them to the respective carrying values, including goodwill. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not to be impaired, and the second step of the impairment test is unnecessary. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test would be performed to measure the amount of impairment loss to be recorded, if any. Our goodwill impairment assessment for 2019 indicated the estimated fair value of each of our reporting units exceeded the unit’s carrying amount by a significant margin. We assess the need to test our reporting units for impairment during interim periods between our scheduled annual assessments when significant events or changes in business circumstances indicate that the carrying value of the reporting unit may not be recoverable. There has been no impairment of goodwill in any of the years presented.

As part of the Nalco merger, we added the “Nalco” trade name as an indefinite life intangible asset, the total value of which was $1.2 billion as of December 31, 2019 and 2018. The carrying value of the indefinite life trade name was subject to annual impairment testing, using a relief from royalty assessment method, during the second quarter of 2019. Our Nalco trade name assessment for 2019 indicated the estimated fair value of the asset exceeded its carrying amount by a significant margin. We assess the need to test the Nalco trade name for impairment during interim periods between our scheduled annual assessments when significant events or changes in business circumstances indicate that the carrying value of the asset may not be recoverable. There has been no impairment of the Nalco trade name in any of the years presented.

Assets Held for Sale

Assets and liabilities are classified as held for sale and presented separately on the balance sheet when all of the following criteria for a plan of sale have been met: (1) management, having the authority to approve the action, commits to a plan to sell the assets; (2) the assets are available for immediate sale, in their present condition, subject only to terms that are usual and customary for sales of such assets; (3) an active program to locate a buyer and other actions required to complete the plan to sell the assets have been initiated; (4) the sale of the assets is probable and is expected to be completed within one year; (5) the assets are being actively marketed for a price that is reasonable in relation to their current fair value; and (6) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or the plan will be withdrawn. The ChampionX business met the criteria to be held for sale immediately prior to the Separation. The ChampionX business was previously recorded in the Global Energy reportable segment, which became the Upstream Energy reportable segment beginning in 2020 and has been reported in discontinued operations. The assets and liabilities held for sale are recorded on our Consolidated Balance Sheet as Assets held for sale, Long-term assets held for sale, Liabilities held for sale and Long-term liabilities held for sale, respectively.

Discontinued Operations

Discontinued operations comprise those activities that were disposed of during the period or which were classified as held for sale at the end of the period and represent a strategic shift that has or will have a major effect on our operations and financial results. The ChampionX business met the criteria to be reported as discontinued operations because it was a strategic shift in business that had a major effect on our operations and financial results. The ChampionX business is presented on the Consolidated Statement of Income as discontinued operations. Refer to Note 5, Discontinued Operations Classified as Held for Sale, for additional information.

RESULTS OF OPERATIONS

Net Sales

				Percent Change

(millions)	2019	2018	2017	2019	2018
Product and equipment sales	$10,129.0	$9,903.6	$9,351.2
Service and lease sales	2,433.0	2,318.5	2,179.9
Reported GAAP net sales	$12,562.0	$12,222.1	$11,531.1	3%	6%
Effect of foreign currency translation	35.4	(207.4)	(101.6)
Non-GAAP fixed currency sales	$12,597.4	$12,014.7	$11,429.5	5%	5%

The percentage components of the year-over-year sales change are shown below:

(percent)	2019	2018
Volume	1%	3%
Price changes	3	2
Acquisition adjusted fixed currency sales change	4	5
Acquisitions & divestitures	1	0
Fixed currency sales change	5	5
Foreign currency translation	(2)	1
Reported GAAP net sales change	3%	6%

Amounts do not necessarily sum due to rounding.

Cost of Sales (“COS”) and Gross Profit Margin (“Gross Margin”)

	2019		2018		2017
		Gross		Gross		Gross
(millions/percent)	COS	Margin	COS	Margin	COS	Margin
Product and equipment cost of sales	$5,617.5		$5,510.6		$5,116.6
Service and lease cost of sales	1,428.3		1,364.7		1,298.0
Reported GAAP COS and gross margin	$7,045.8	43.9%	$6,875.3	43.7%	$6,414.6	44.4%
Special (gains) and charges	38.5		4.8		17.8
Non-GAAP adjusted COS and gross margin	$7,007.3	44.2%	$6,870.5	43.8%	$6,396.8	44.5%

Our COS values and corresponding gross margin are shown in the previous table. Our gross margin is defined as sales less cost of sales divided by sales.

Our reported gross margin was 43.9%, 43.7%, and 44.4% for 2019, 2018, and 2017, respectively. Our 2019, 2018 and 2017 reported gross margins were negatively impacted by special (gains) and charges of $38.5 million, $4.8 million, and $17.8 million, respectively. Special (gains) and charges items impacting COS are shown within the “Special (Gains) and Charges” table on page 34.

Excluding the impact of special (gains) and charges, our 2019 adjusted gross margin was 44.2% compared against a 2018 adjusted gross margin of 43.8%. The increase was driven primarily by pricing, which more than offset unfavorable sales mix.

Excluding the impact of special (gains) and charges, our adjusted gross margin was 43.8% and 44.5% for 2018 and 2017, respectively. The decrease was driven primarily by higher delivered product costs more than offsetting the impact from increased pricing and cost savings.

Selling, General and Administrative Expenses (“SG&A”)

(percent)	2019	2018	2017
SG&A Ratio	28.3%	28.7%	29.2%

The decreased SG&A ratio (SG&A expenses as a percentage of reported net sales) comparing 2019 against 2018 and comparing 2018 against 2017 were driven primarily by sales leverage, restructuring efforts and cost savings, which more than offset investments in the business.

Special (Gains) and Charges

Special (gains) and charges reported on the Consolidated Statement of Income included the following items:

(millions)	2019	2018	2017
Cost of sales
Restructuring activities	$20.4	$5.4	$4.6
Acquisition and integration activities	7.6	(0.6)	13.2
Other	10.5	-	-
Cost of sales subtotal	38.5	4.8	17.8

Special (gains) and charges
Restructuring activities	93.2	75.9	39.9
Acquisition and integration activities	5.6	8.8	15.4
Gain on sale of business	-	-	(46.1)
Venezuela related gain	-	-	(2.8)
Other	21.4	28.0	(1.4)
Special (gains) and charges subtotal	120.2	112.7	5.0

Operating income subtotal	158.7	117.5	22.8

Interest expense, net	0.2	0.3	21.9
Other (income) expense	9.5	-	-

Total special (gains) and charges	$168.4	$117.8	$44.7

For segment reporting purposes, special (gains) and charges are not allocated to reportable segments, which is consistent with our internal management reporting.

Restructuring Activities

Restructuring activities are primarily related to Accelerate 2020 (described below). These activities have been included as a component of cost of sales, special (gains) and charges, and other (income) expense on the Consolidated Statement of Income. Restructuring liabilities have been classified as a component of other current and other noncurrent liabilities on the Consolidated Balance Sheet.

Further details related to our restructuring charges are included in Note 3.

Accelerate 2020

During the third quarter of 2018, we formally commenced a restructuring plan Accelerate 2020 (“the Plan”), to leverage technology and system investments and organizational changes. In 2019, we raised our goals for the Plan to further simplify and automate processes and tasks, reduce complexity and management layers, consolidated facilitates and focus on key long-term growth areas by further leveraging technology and structural improvements. We expect that the restructuring activities will be completed by the end of 2020, with total anticipated costs of $215 million ($165 million after tax), or an estimated $0.56 per diluted share, over this period of time. Costs are expected to be primarily cash expenditures for severance costs and some facility closure costs relating to team reorganizations. Actual costs may vary from these estimates depending on actions taken.

We recorded restructuring charges of $113.0 million ($86.5 million after tax) or $0.30 per diluted share in 2019. Of these expenses, $2.0 million ($1.5 million after tax) or less than $0.01 per diluted share is recorded in other (income) expense. The liability related to the Plan was $95.5 million as of the end of the year. We have recorded $197.4 million ($150.8 million after tax), or $0.52 per diluted share, of cumulative restructuring charges under the Plan. The majority of the pretax charges represent net cash expenditures which are expected to be paid over a period of a few months to several quarters which continue to be funded from operating activities.

The Plan has delivered $90 million of cumulative cost savings with estimated annual cost savings of $270 million by 2021.

Other Restructuring Activities

During 2019, we incurred restructuring charges of $4.1 million ($3.3 million after tax), or $0.01 per diluted share, related to an immaterial restructuring plan. The charges are comprised of severance, facility closure costs, including asset disposals, and consulting fees.

Prior to 2018, we engaged in a number of restructuring plans. During 2017, we commenced restructuring and other cost-saving actions in order to streamline operations. These actions include a reduction of our global workforce, as well as asset disposals and lease terminations. Actions were substantially completed in 2017. We also have restructuring plans that commenced prior to 2016. During 2019, net restructuring gains related to prior year plans were $1.5 million ($1.1 million after tax) or less than $0.01 per diluted share. During 2018, net restructuring gains related to prior year plans were $3.1 million ($2.4 million after tax) or $0.01 per diluted share. The gains recorded were due to finalizing estimates upon completion of projects. During 2017, we recorded restructuring charges of $44.5 million ($32.3 million after tax) or $0.11 per diluted share.

The restructuring liability balance for all plans excluding Accelerate 2020 was $7.7 million and $14.9 million as of December 31, 2019 and 2018, respectively. The reduction in liability was driven primarily by severance payments. The remaining liability is expected to be paid over a period of a few months to several quarters and will continue to be funded from operating activities. Cash payments during 2019 related to these plans were $8.3 million.

Acquisition and integration related costs

Acquisition and integration costs reported in special (gains) and charges on the Consolidated Statement of Income in 2019 include $5.6 million ($4.1 million after tax) or $0.01 per diluted share. Charges are primarily related to Bioquell PLC (“Bioquell”) and Laboratoires Anios (“Anios”) acquisitions and consist of integration costs, advisory and legal fees. Acquisition and integration costs reported in product and equipment cost of sales on the Consolidated Statement of Income in 2019 include $7.6 million ($5.6 million after tax) or $0.02 per diluted share and are related to recognition of fair value step-up in the Bioquell inventory and facility closure costs. In conjunction with our acquisitions, we incurred $0.2 million ($0.1 million after tax), or less than $0.01 per diluted share, of interest expense in 2019.

During 2018, acquisition and integration costs reported in special (gains) and charges on the Consolidated Statement of Income included $8.8 million ($6.1 million after tax), or $0.02 per diluted share, of charges primarily related to Anios integration costs, advisory and legal fees. The acquisition and integration gains reported in cost of sales on the Consolidated Statement of Income in 2018 related to changes in estimates related to an early lease exist. In conjunction with our acquisitions, we incurred $0.3 million ($0.2 million after tax), or less than $0.01 per diluted share, of interest expense in 2018.

During 2017, acquisition and integration costs reported in special (gains) and charges on the Consolidated Statement of Income included $15.4 million ($9.9 million after tax), or $0.03 per diluted share, of acquisition costs, advisory and legal fees, and integration charges for the Anios and Swisher acquisitions. Acquisition and integration costs reported in cost of sales on the Consolidated Statement of Income in 2017 included $13.2 million ($8.6 million after tax), or $0.03 per diluted share, which related primarily to disposal of excess inventory upon the closure of Swisher plants, accelerated rent expense, and amounts related to recognition of fair value step-up in the Anios inventory. Further information related to our acquisitions is included in Note 4.

Gain on sale of business

During 2017, we disposed of the Equipment Care business and recorded a gain of $46.1 million ($12.4 million after tax primarily due to non-deductible goodwill), or $0.04 per diluted share, net of working capital adjustments, costs to sell and other transaction expenses. The gain was included as a component of special (gains) and charges on the Consolidated Statement of Income.

Venezuela related activities

Effective as of the end of the fourth quarter of 2015, we deconsolidated our Venezuelan subsidiaries. We recorded gains due to U.S. dollar cash recoveries of intercompany receivables written off at the time of deconsolidation of $2.8 million ($1.7 million after tax) or $0.01 per diluted share in 2017. No such gains occurred in 2018 and 2019.

Other

During 2019, we recorded other special charges of $21.4 million ($16.2 million after tax), or $0.06 per diluted share, which primarily related to legal charges partially offset by a litigation settlement. Other special charges reported in product and equipment cost of sales on the Consolidated Statement of Income in 2019 of $10.5 million ($7.1 million after tax), or $0.02 per diluted share, relate to a Healthcare product recall in Europe.

During 2018, we recorded other special charges of $28.0 million ($21.2 million after tax), or $0.07 per diluted share, which primarily consisted of a $25.0 million ($18.9 million after tax), or $0.06 per diluted share, commitment to the Ecolab Foundation. Other charges, primarily litigation related charges, were minimal and have been included as a component of special (gains) and charges on the Consolidated Statement of Income.

During 2017, we recorded other gains of $1.4 million ($0.7 million after tax), or less than $0.01 per diluted share, primarily related to litigation recoveries. These recoveries have been included as special (gains) and charges on the Consolidated Statement of Income.

Other (Income) Expense

During 2019, the Company recorded other expense of $9.5 million ($7.2 million after tax) or $0.02 per diluted share related to pension curtailments and settlements for ChampionX separation and Accelerate 2020, respectively, as discussed further above. These charges have been included as a component of other (income) expense on the Consolidated Statement of Income.

Interest expense, net

During 2019 and 2018, an immaterial amount of interest expense was recorded due to acquisition and integration costs.

During 2017, in anticipation of U.S. tax reform and a potential limit on interest deductibility in future years, we entered into transactions to exchange or retire certain long-term debt, and incurred debt exchange and extinguishment charges of $21.9 million ($13.6 million after tax) or $0.05 per diluted share. This charge has been included as a component of interest expense, net on the Consolidated Statement of Income.

Operating Income and Operating Income Margin

				Percent Change

(millions)	2019	2018	2017	2019	2018
Reported GAAP operating income	$1,845.2	$1,728.3	$1,747.3	7%	(1)%
Special (gains) and charges	158.7	117.5	22.7
Non-GAAP adjusted operating income	2,003.9	1,845.8	1,770.0	9	4
Effect of foreign currency translation	9.1	(26.5)	(16.2)
Non-GAAP adjusted fixed currency operating income	$2,013.0	$1,819.3	$1,753.8	11%	4%

(percent)	2019	2018	2017
Reported GAAP operating income margin	14.7%	14.1%	15.2%
Non-GAAP adjusted operating income margin	16.0%	15.1%	15.3%
Non-GAAP adjusted fixed currency
operating income margin	16.0%	15.1%	15.3%

Our operating income and corresponding operating income margin are shown in the previous tables. Operating income margin is defined as operating income divided by sales.

Our reported operating income increased 7% when comparing 2019 to 2018 and decreased 1% when comparing 2018 to 2017. Our reported operating income for 2019, 2018 and 2017 was impacted by special (gains) and charges. Excluding the impact of special (gains) and charges from all three years, 2019 adjusted operating income increased 9% when compared to 2018 adjusted operating income and 2018 adjusted operating income increased 4% when compared to 2017 adjusted operating income.

As shown in the previous table, foreign currency translation had a minimal impact on adjusted operating income growth for 2019 and 2018.

Other (Income) Expense

(millions)	2019	2018	2017
Reported GAAP other (income) expense	$(77.0)	$(79.9)	$(67.3)
Special (gains) and charges	9.5	-	-
Non-GAAP adjusted other (income) expense	$(86.5)	$(79.9)	$(67.3)

Our reported other income was $77.0 million, $79.9 million and $67.3 million in 2019, 2018, and 2017, respectively. Excluding the impact of pension curtailments and settlements in 2019, our adjusted other income was $86.5 million reflecting the return on pension assets and non-service costs of our pension obligations.

Interest Expense, Net

(millions)	2019	2018	2017
Reported GAAP interest expense, net	$190.7	$221.1	$254.6
Special (gains) and charges	0.2	0.3	21.9
Non-GAAP adjusted interest expense, net	$190.5	$220.8	$232.7

Our reported net interest expense totaled $190.7 million, $221.1 million and $254.6 million during 2019, 2018 and 2017 respectively.

We incurred $0.2 million ($0.1 million after tax), or less than $0.01 per diluted share and $0.3 million ($0.2 million after tax), or less than $0.01 per diluted share, of interest expense in conjunction with our acquisitions during 2019 and 2018, respectively.

During 2017, in anticipation of U.S. tax reform and a potential limit on interest deductibility in future years, we entered into transactions to exchange or retire certain long-term debt, and incurred debt exchange and extinguishment charges of $21.9 million ($13.6 million after tax) or $0.05 per diluted share.

The decrease in our 2019 adjusted net interest expense compared to 2018 was driven primarily by lower outstanding debt and higher interest income. The decrease in our 2018 adjusted net interest expense compared to 2017 was driven primarily by lower interest rates on debt.

Provision for Income Taxes

The following table provides a summary of our tax rate:

(percent)	2019	2018	2017
Reported GAAP tax rate	16.7%	20.2%	12.2%
Tax rate impact of:
The Tax Act	0.1	(3.9)	9.9
Special (gains) and charges	0.6	0.3	(0.2)
Discrete tax items	2.9	3.8	1.8
Non-GAAP adjusted tax rate	20.3%	20.4%	23.7%

Our reported tax rate was 16.7%, 20.2%, and 12.2% for 2019, 2018 and 2017, respectively. The change in our tax rate includes the tax impact of special (gains) and charges and discrete tax items, which have impacted the comparability of our historical reported tax rates, as amounts included in our special (gains) and charges are derived from tax jurisdictions with rates that vary from our tax rate, and discrete tax items are not necessarily consistent across periods. The tax impact of special (gains) and charges and discrete tax items will likely continue to impact comparability of our reported tax rate in the future. The enactment of the Tax Cuts and Jobs Act (the “Tax Act”) (as described further below) also significantly impacted the comparability of our reported tax rate.

We recognized total net benefit related to discrete tax items of $57.7 million during 2019. Share-based compensation excess tax benefit contributed $42.3 million in 2019. The extent of excess tax benefits is subject to variation in stock price and stock option exercises. We recognized $15.6 million tax benefit related to changes in local tax law, which primarily includes $30.4 million benefit due to the passage of the Swiss Tax Reform and AHV Financing Act, a Swiss federal tax law, offset by a tax expense of $10.2 million due to the release of the final Treasury Regulation governing taxation of foreign dividends. We recorded changes in reserves in non-U.S. and U.S. jurisdictions due to audit settlements and statutes of limitations which resulted in a $13.8 million tax benefit. We finalized the 2015 and 2016 IRS audit, which also resulted in discrete tax expense of $11.0 million. The remaining discrete tax expense was primarily related to changes in estimates in non-U.S. jurisdictions.

We recognized total net expense related to discrete tax items of $2.0 million during 2018. In the third quarter of 2018, we filed U.S. federal tax returns which resulted in favorable adjustments of $39.9 million related to changes in estimates and an IRS approved method change. The Tax Act resulted in $66.0 million expense for 2018. Share-based compensation excess tax benefit contributed $27.7 million in 2018. The extent of excess tax benefits is subject to variation in stock price and stock option exercises. Included within the 2018 provision for income taxes in $38.0 million of discrete charges recorded in the fourth quarter to correct immaterial errors in prior years. The remaining discrete tax expense was primarily related to changes in reserves in non-U.S. jurisdictions, audit settlements and both international and U.S. changes in estimates.

On December 22, 2017, the Tax Act was enacted, which reduced the U.S. federal corporate tax rate from 35% to 21%, required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and created new taxes on certain foreign sourced earnings. The Tax Act added many new provisions including changes to bonus depreciation, the deduction for executive compensation and interest expense, a tax on global intangible low taxed income (GILTI), the base erosion anti abuse tax (BEAT) and a deduction for foreign derived intangible income (FDII). In January 2018, accounting guidance was issued requiring a company to make an accounting policy election to either treat taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred (the "period cost method") or factor such amounts into a company’s measurement of our deferred taxes (the "deferred method"). We have elected the period cost method and included the GILTI impact in our tax expense.

We initially recorded an estimate of the one-time transition tax in the fourth quarter of 2017 of $160.1 million and in 2018 we recorded additional discrete expense of $66.0 million associated with finalizing our accounting for the Tax Act, primarily due to the issuance of technical guidance during the year and finalization of estimates related to asset balances and calculation of foreign earnings and profits. Our 2017 reported rate also includes a $319.0 million tax benefit for recording deferred tax assets and liabilities at the U.S. enacted tax rate of 21%. Our 2017 reported tax rate also includes the tax impact of special (gains) and charges, as well as additional tax benefits utilized in anticipation of U.S. tax reform of $7.8 million. During 2017, we also recorded a discrete tax benefit of $39.5 million related to excess tax benefits. In addition, we recorded net discrete expenses of $9.8 million related to recognizing adjustments from filing our 2016 U.S. federal income tax return and international adjustments due to changes in estimates, partially offset by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in state tax matters.

The change in our adjusted tax rates from 2017 to 2019 was primarily driven by enactment of the Tax Act, global tax planning projects and geographic income mix. Future comparability of our adjusted tax rate may be impacted by various factors, including but not limited to other changes in global tax rules, further tax planning projects and geographic income mix.

Net Income from Discontinued Operations, net of tax

(millions)	2019	2018	2017
Reported GAAP net income from discontinued operations, net of tax	$133.3	$178.8	$152.3
Adjustments:
Special (gains) and charges	74.3	14.0	14.3
Discrete tax net expense (benefit)	(0.7)	2.6	4.2
Non-GAAP adjusted net income from discontinued operations, net of tax	$206.9	$195.4	$170.8

Net Income from Continuing Operations Attributable to Ecolab

				Percent Change

(millions)	2019	2018	2017	2019	2018
Reported GAAP net income from continuing operations attributable to Ecolab	$1,425.6	$1,250.3	$1,352.3	14%	(8)%
Adjustments:
Special (gains) and charges, after tax	128.3	88.8	41.7
Discrete tax net expense (benefit)	(57.7)	2.1	(188.4)
Non-GAAP adjusted net income from continuing operations attributable to Ecolab	$1,496.2	$1,341.2	$1,205.6	12%	11%

Diluted EPS from Continuing Operations

				Percent Change

(dollars)	2019	2018	2017	2019	2018
Reported GAAP diluted EPS from continuing operations	$ 4.87	$ 4.27	$ 4.60	14%	(7)%
Adjustments:
Special (gains) and charges	0.45	0.30	0.14
Discrete tax net expense (benefit)	(0.20)	0.01	(0.64)
Non-GAAP adjusted diluted EPS from continuing operations	$ 5.12	$ 4.58	$ 4.10	12%	12%

Per share amounts do not necessarily sum due to rounding.

Special charges reported in discontinued operations consist primarily of ChampionX separation charges and restructuring.

Currency translation had an unfavorable $0.12 impact on reported and adjusted diluted EPS when comparing 2019 to 2018 and an unfavorable $0.03 impact when comparing 2018 to 2017.

SEGMENT PERFORMANCE

The non-U.S. dollar functional currency international amounts included within our reportable segments are based on translation into U.S. dollars at the fixed currency exchange rates established by management for 2020 and have been updated from the 2019 rates reflected in the Company’s 2019 Form 10-K. The difference between the fixed currency exchange rates and the actual currency exchange rates is reported as “effect of foreign currency translation” in the following tables. All other accounting policies of the reportable segments are consistent with U.S. GAAP and the accounting policies described in Note 2. Additional information about our reportable segments is included in Note 19.

Fixed currency net sales and operating income for 2019, 2018 and 2017 for our reportable segments are shown in the following tables.

Net Sales				Percent Change

(millions)	2019	2018	2017	2019	2018
Global Industrial	$5,994.6	$5,688.5	$5,348.7	5%	6%
Global Institutional & Specialty	4,412.1	4,255.2	4,022.5	4	6
Global Healthcare & Life Sciences	979.0	915.7	851.7	7	8
Other	1,211.7	1,155.3	1,206.6	5	(4)
Subtotal at fixed currency	12,597.4	12,014.7	11,429.5	5	5
Effect of foreign currency translation	(35.4)	207.4	101.6
Total reported net sales	$12,562.0	$12,222.1	$11,531.1	3%	6%

Operating Income				Percent Change

(millions)	2019	2018	2017	2019	2018
Global Industrial	$902.7	$753.7	$760.9	20%	(1)%
Global Institutional & Specialty	939.8	901.5	868.1	4	4
Global Healthcare & Life Sciences	124.5	124.4	103.7	0	20
Other	167.0	164.0	147.0	2	12
Corporate	(279.7)	(241.8)	(148.6)
Subtotal at fixed currency	1,854.3	1,701.8	1,731.1	9	(2)
Effect of foreign currency translation	(9.1)	26.5	16.2
Total reported operating income	$1,845.2	$1,728.3	$1,747.3	7%	(1)%

The following tables reconcile the impact of acquisitions and divestitures within our reportable segments.

	Year ended
	December 31
Net Sales	2019			2018
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Global Industrial	$5,994.6	$(66.0)	$5,928.6	$5,688.5	$(8.8)	$5,679.7
Global Institutional & Specialty	4,412.1	(30.5)	4,381.6	4,255.2	-	4,255.2
Global Healthcare & Life Sciences	979.0	(43.6)	935.4	915.7	(3.1)	912.6
Other	1,211.7	(1.6)	1,210.1	1,155.3	(0.3)	1,155.0
Subtotal at fixed currency	12,597.4	(141.7)	12,455.7	12,014.7	(12.2)	12,002.5
Effect of foreign currency translation	(35.4)			207.4
Total reported net sales	$12,562.0			$12,222.1

Operating Income	2019			2018
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Global Industrial	$902.7	$3.2	$905.9	$753.7	$1.4	$755.1
Global Institutional & Specialty	939.8	5.0	944.8	901.5	-	901.5
Global Healthcare & Life Sciences	124.5	(2.2)	122.3	124.4	(2.5)	121.9
Other	167.0	(0.3)	166.7	164.0	-	164.0
Corporate	(121.0)	-	(121.0)	(124.3)	-	(124.3)
Non-GAAP adjusted fixed currency operating income	2,013.0	5.7	2,018.7	1,819.3	(1.1)	1,818.2
Special (gains) and charges	158.7			117.5
Subtotal at fixed currency	1,854.3			1,701.8
Effect of foreign currency translation	(9.1)			26.5
Total reported operating income	$1,845.2			$1,728.3

Global Industrial

	2019	2018	2017
Sales at fixed currency (millions)	$5,994.6	$5,688.5	$5,348.7
Sales at public currency (millions)	5,980.2	5,806.8	5,421.3

Volume	1%	3%
Price changes	3%	2%
Acquisition adjusted fixed currency sales change	4%	6%
Acquisitions and divestitures	1%	1%
Fixed currency sales change	5%	6%
Foreign currency translation	(2)%	1%
Public currency sales change	3%	7%

Operating income at fixed currency (millions)	$902.7	$753.7	$760.9
Operating income at public currency (millions)	899.0	772.5	773.0

Fixed currency operating income change	20%	(1)%
Fixed currency operating income margin	15.1%	13.2%	14.2%
Acquisition adjusted fixed currency operating income change	20%	(1)%
Acquisition adjusted fixed currency operating income margin	15.3%	13.3%	*
Public currency operating income change	16%	(0)%

* Not meaningful

Amounts do not necessarily sum due to rounding.

Net Sales

Fixed currency sales growth for Global Industrial in both 2019 and 2018 was driven by pricing and volume gains. The 2019 sales increase was impacted by growth in all major regions. Regional results for 2018 were impacted by good growth in North America and Europe.

At an operating segment level, Water fixed currency sales increased 6% and 7% in 2019 and 2018, respectively. In both 2019 and 2018, Light industry sales growth was led by innovative technology and service offerings. Heavy industry sales benefitted from sales force investments and improved market conditions while mining sales were led by new business wins. Food & Beverage fixed currency sales increased 9% (6% acquisition adjusted) in 2019 as share gains and pricing more than offset generally flat industry trends. Globally, we saw strong growth in our dairy, food, beverage and brewing segments, with moderate growth in the protein business. Fixed currency sales growth was strong across major regions. Fixed currency sales increased 5% in 2018, benefiting from corporate account wins, share gains and pricing, which more than offset generally flat industry trends. Growth was led by the beverage and brewing, dairy and protein businesses. Downstream fixed currency sales increased 1% and 5% in 2019 and 2018, respectively, as improved pricing more than offset lower volume. Paper fixed currency sales increased 1% in 2019 despite softer containerboard market conditions which reduced volumes in major regions. Fixed currency sales increased 10% (6% acquisition adjusted) in 2018 driven by business wins and pricing.

Operating Income

Fixed currency operating income for Global Industrial increased in 2019 while 2018 decreased slightly when compared to prior periods. Fixed currency operating income margins increased in 2019 and decreased in 2018.

Acquisition adjusted fixed currency operating income margins increased 2.0 percentage points in 2019. The favorable impact of pricing and cost savings initiatives added approximately 4.0 percentage points during 2019. Investments in the business and lower sales volume leverage negatively impacted margins by approximately 1.5 percentage points. Acquisition adjusted fixed currency operating income margins decreased in 2018 compared to 2017, negatively impacted by higher delivered product costs and investments in the business, partially offset by the favorable impact of pricing and sales volume gains.

Global Institutional & Specialty

	2019	2018	2017
Sales at fixed currency (millions)	$4,412.1	$4,255.2	$4,022.5
Sales at public currency (millions)	4,401.5	4,302.0	4,043.3

Volume	1%	3%
Price changes	2%	2%
Acquisition adjusted fixed currency sales change	3%	5%
Acquisitions and divestitures	1%	1%
Fixed currency sales change	4%	6%
Foreign currency translation	(1)%	1%
Public currency sales change	2%	6%

Operating income at fixed currency (millions)	$939.8	$901.5	$868.1
Operating income at public currency (millions)	937.0	906.2	871.8

Fixed currency operating income change	4%	4%
Fixed currency operating income margin	21.3%	21.2%	21.6%
Acquisition adjusted fixed currency operating income change	5%	4%
Acquisition adjusted fixed currency operating income margin	21.6%	21.2%	*
Public currency operating income change	3%	4%

* Not meaningful

Amounts do not necessarily sum due to rounding.

Net Sales

Fixed currency sales growth for Global Institutional & Specialty in both 2019 and 2018 benefited from pricing, volume growth and acquisitions. At a regional level, the 2019 sales increases were led by good growth in North America.

At an operating segment level, Institutional fixed currency sales increased 2% in 2019, reflecting the benefits of new products and business wins. Fixed currency sales increased 5% in 2018. Global lodging demand continued to show moderate growth while global full-service restaurant industry foot traffic remained soft. Specialty fixed currency sales increased 9% in 2019, reflecting strong ongoing business and program wins. Fixed currency sales increased 8% in 2018, led primarily from strong ongoing business and new account wins.

Operating Income

Fixed currency operating income for our Global Institutional & Specialty segment increased in both 2019 and 2018 when compared to prior periods. Fixed currency operating income margins increased slightly in 2019 and declined slightly in 2018.

Acquisition adjusted fixed currency operating income margins increased 0.4 percentage points during 2019. The favorable impact of pricing and cost savings initiatives added approximately 2.7 percentage points during 2019. Investments in the business and selling related expenses negatively impacted margins by approximately 2.3 percentage points. Acquisition adjusted fixed currency operating income margins decreased in 2018, negatively impacted by investments in the business, including innovative digital technologies, and higher delivered product costs, partially offset by favorable impact of pricing and sales volume gains.

Global Healthcare & Life Sciences

	2019	2018	2017
Sales at fixed currency (millions)	$979.0	$915.7	$851.7
Sales at public currency (millions)	972.8	939.5	852.7

Volume	2%	3%
Price changes	1%	1%
Acquisition adjusted fixed currency sales change	2%	3%
Acquisitions and divestitures	4%	4%
Fixed currency sales change	7%	8%
Foreign currency translation	(3)%	3%
Public currency sales change	4%	10%

Operating income at fixed currency (millions)	$124.5	$124.4	$103.7
Operating income at public currency (millions)	122.9	127.7	103.3

Fixed currency operating income change	0%	20%
Fixed currency operating income margin	12.7%	13.6%	12.2%
Acquisition adjusted fixed currency operating income change	0%	16%
Acquisition adjusted fixed currency operating income margin	13.1%	13.4%	*
Public currency operating income change	(4)%	24%

* Not meaningful

Amounts do not necessarily sum due to rounding.

Net Sales

Fixed currency sales growth for Global Healthcare & Life Sciences in both 2019 and 2018 was driven by pricing and volume gains. At an operating segment level, Healthcare fixed currency sales increased 1% in 2019. At a regional level, good growth in Europe was offset by a product recall while North America sales were flat with good differentiated product and program growth which was partially offset by lower sales of deemphasized non-core products. Fixed currency sales increased 6% (2% acquisition adjusted) in 2018, with strong sales of environmental hygiene programs partially offset by lower sales of non-core products. Life Sciences fixed currency sales increased 37% in 2019 (12% acquisition adjusted). Results were led by business wins and pricing in our cleaning and disinfection programs for both the pharmaceutical and personal care markets, with strong growth in Europe and moderate North America gains. Fixed currency sales increased 14% in 2018 driven by good growth from business wins and pricing execution in both the pharmaceutical and personal care markets.

Operating Income

Fixed currency operating income for Global Healthcare & Life Sciences remained flat in 2019 while 2018 increased when compared to prior periods. Fixed currency operating income margins declined slightly in 2019 and increased in 2018.

Acquisition adjusted fixed currency operating income margins decreased 0.3 percentage points in 2019. Investments in the business and the impact of the Healthcare recall negatively impacted margins by approximately 2.9 percentage points. The favorable impact of sales volume leverage and cost savings initiatives added approximately 2.4 percentage points. Acquisition adjusted fixed currency operating income margins increased in 2018 compared to 2017, positively impacted by volume gains and pricing, partially offset by investments in the business.

Other

	2019	2018	2017
Sales at fixed currency (millions)	$1,211.7	$1,155.3	$1,206.6
Sales at public currency (millions)	1,207.5	1,173.8	1,213.8

Volume	3%	4%
Price changes	2%	2%
Acquisition adjusted fixed currency sales change	5%	6%
Acquisitions and divestitures	0%	(10)%
Fixed currency sales change	5%	(4)%
Foreign currency translation	(2)%	1%
Public currency sales change	3%	(3)%

Operating income at fixed currency (millions)	$167.0	$164.0	$147.0
Operating income at public currency (millions)	166.3	165.5	148.8

Fixed currency operating income change	2%	12%
Fixed currency operating income margin	13.8%	14.2%	12.2%
Acquisition adjusted fixed currency operating income change	2%	16%
Acquisition adjusted fixed currency operating income margin	13.8%	14.2%	*
Public currency operating income change	0%	11%

* Not meaningful

Amounts do not necessarily sum due to rounding.

Net Sales

Fixed currency sales for Other increased in 2019 with growth in all major regions. Fixed currency sales decreased in 2018 driven by the divestiture of Equipment Care in the fourth quarter of 2017.

At an operating segment level, Pest Elimination fixed currency sales increased 6% in 2019 with good growth across all major regions and markets. Fixed currency sales increased 13% (7% acquisition adjusted) in 2018 led by sales to food, beverage and hospitality markets. CTG fixed currency sales increased 5% in 2019 and 10% in 2018. Textile Care fixed currency sales increased 2% and 1% in 2019 and 2018, respectively.

Operating Income

Fixed currency operating income in Other increased during 2019 and 2018 as compared to the prior year. Fixed currency operating income margins declined slightly in 2019 and increased in 2018.

Acquisition adjusted fixed currency operating income margins in Other decreased 0.4 percentage points in 2019. Field investments negatively impacted margins by approximately 3.6 percentage points, which more than offset the 3.3 percentage points of favorable pricing, volume gains and cost savings initiatives. Acquisition adjusted fixed currency operating income margins increased in 2018, positively impacted by pricing and sales volume increases, partially offset by investments in the business and higher delivered product costs.

Corporate

Consistent with our internal management reporting, Corporate expense amounts in the table on page 39 include intangible asset amortization specifically from the Nalco merger and special (gains) and charges that are not allocated to our reportable segments. Items included within special (gains) and charges are shown in the table on page 34.

FINANCIAL POSITION, CASH FLOW AND LIQUIDITY

Financial Position

Total assets were $20.9 billion as of December 31, 2019, compared to total assets of $20.1 billion as of December 31, 2018.

Total liabilities were $12.1 billion as of December 31, 2019, compared to total liabilities of $12.0 billion as of December 31, 2018. Total debt was $6.4 billion as of December 31, 2019 and $7.0 billion as of December 31, 2018. See further discussion of our debt activity within the “Liquidity and Capital Resources” section of this MD&A.

Our net debt to EBITDA is shown in the following table. EBITDA is a non-GAAP measure discussed further in the “Non-GAAP Financial Measures” section of this MD&A.

	2019	2018	2017
(ratio)
Net debt to EBITDA	2.3	2.7	2.9

(millions)
Total debt	$6,353.6	$7,044.2	$7,322.2
Cash	118.8	63.9	163.4
Net debt	$6,234.8	$6,980.3	$7,158.8

Net income including noncontrolling interest	$1,442.9	$1,265.9	$1,370.2
Provision for income taxes	288.6	321.2	189.8
Interest expense, net	190.7	221.1	254.6
Depreciation	569.1	535.9	500.1
Amortization	206.2	194.5	184.6
EBITDA	$2,697.5	$2,538.6	$2,499.3

Cash Flows

Operating Activities

				Dollar Change

(millions)	2019	2018	2017	2019	2018
Cash provided by operating activities	$2,046.7	$2,006.9	$1,924.6	$39.8	$82.3

We continue to generate strong cash flow from operations, allowing us to fund our ongoing operations, acquisitions, investments in the business and pension obligations along with returning cash to our shareholders through dividend payments and share repurchases.

Comparability of cash generated from operating activities across 2019 to 2017 was impacted by fluctuations in accounts receivable, inventories and accounts payable (“working capital”), the combination of which increased $128 million, $133 million and $11 million in 2019, 2018 and 2017 respectively. The cash flow impact across the three years from working capital accounts was driven by changes in sales volumes and timing of collections; timing of purchases and production and usage levels; and volume of purchases and timing of payments.

The impact on operating cash flows of pension and postretirement plan contributions, cash activity related to restructuring, cash paid for income taxes and cash paid for interest, are shown in the following table:

				Dollar Change

(millions)	2019	2018	2017	2019	2018
Pensions and postretirement plan contributions	$186.0	$60.0	$144.1	$126.0	$(84.1)
Restructuring payments	82.5	46.0	39.2	36.5	6.8
Income tax payments	337.4	365.1	389.0	(27.7)	(23.9)
Interest payments	189.4	206.4	239.3	(17.0)	(32.9)

Investing Activities

				Dollar Change

(millions)	2019	2018	2017	2019	2018
Cash used for investing activities	$(1,129.6)	$(961.9)	$(1,623.4)	$(167.7)	$661.5

Cash used for investing activities is primarily impacted by the timing of business acquisitions and dispositions as well as from capital investments in the business.

Total cash paid for acquisitions, net of cash acquired and net of cash received from dispositions, in 2019, 2018 and 2017 was $385 million, $221 million and $856 million, respectively. Our acquisitions and divestitures are discussed further in Note 4. We continue to target strategic business acquisitions which complement our growth strategy and expect to continue to make capital investments and acquisitions in the future to support our long-term growth.

We continue to make capital investments in the business, including merchandising and customer equipment and manufacturing facilities. Total capital expenditures were $731 million, $779 million and $787 million in 2019, 2018 and 2017, respectively.

Financing Activities

				Dollar Change

(millions)	2019	2018	2017	2019	2018
Cash used for financing activities	$(1,346.6)	$(1,171.4)	$(509.2)	$(175.2)	$(662.2)

Our cash flows from financing activities primarily reflect the issuances and repayment of debt, common stock repurchases, proceeds from common stock issuances related to our equity incentive programs, dividend payments and acquisition-related contingent considerations.

Shares are repurchased for the purpose of partially offsetting the dilutive effect of our equity compensation plans and stock issued in acquisitions, to manage our capital structure and to efficiently return capital to shareholders. We repurchased a total of $354 million, $562 million, and $600 million of shares in 2019, 2018 and 2017, respectively. 2017 amount includes $300 million of shares repurchased through an Accelerated Stock Repurchase (“ASR”) agreement. Refer to Note 11 for further information regarding the ASR agreement.

The impact on financing cash flows of commercial paper and notes payable repayments, long-term debt borrowings and long-term debt repayments, are shown in the following table:

				Dollar Change

(millions)	2019	2018	2017	2019	2018
Net issuances (repayments) of commercial paper and notes payable	$(252.0)	$341.8	$(43.7)	$(593.8)	$385.5
Long-term debt borrowings	-	-	1,309.4	-	(1,309.4)
Long-term debt repayments	(400.6)	(551.6)	(799.0)	151.0	247.4

In December 2019, we increased our indicated annual dividend rate by 2%. This represents the 28th consecutive year we have increased our dividend. We have paid dividends on our common stock for 83 consecutive years. Cash dividends declared per share of common stock, by quarter, for each of the last three years were as follows:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year
2019	$0.46	$0.46	$0.46	$0.47	$1.85
2018	$0.41	$0.41	$0.41	$0.46	$1.69
2017	$0.37	$0.37	$0.37	$0.41	$1.52

Liquidity and Capital Resources

We currently expect to fund all of our cash requirements which are reasonably foreseeable for the next twelve months, including scheduled debt repayments, new investments in the business, share repurchases, dividend payments, possible business acquisitions and pension and postretirement contributions with cash from operating activities, and as needed, additional short-term and/or long-term borrowings. We continue to expect our operating cash flow to remain strong.

As of December 31, 2019, we had $119 million of cash and cash equivalents on hand, of which $91 million was held outside of the U.S. As of December 31, 2018, we had $64 million of cash and cash equivalents on hand, substantially all of which was held outside of the U.S.

As of December 31, 2019, we had a $2.0 billion multi-year credit facility, which expires in November 2022. The credit facility has been established with a diverse syndicate of banks and supports our U.S. and Euro commercial paper programs. The maximum aggregate amount of commercial paper that may be issued under our U.S. commercial paper program and our Euro commercial paper program may not exceed $2.0 billion. At year-end, we had $55.1 million (€50.0 million) of commercial paper outstanding under the Euro commercial paper program and no borrowings under the U.S. commercial paper program. There were no borrowings under our credit facility as of December 31, 2019 or 2018. As of December 31, 2019, both programs were rated A-2 by Standard & Poor’s, P-2 by Moody’s and F-1 by Fitch.

Additionally, we have uncommitted credit lines with major international banks and financial institutions. These credit lines support our daily global funding needs, primarily our global cash pooling structures. We have $134 million of bank supported letters of credit, surety bonds and guarantees outstanding in support of our commercial business transactions. We do not have any other significant unconditional purchase obligations or commercial commitments.

As of December 31, 2019, Standard & Poor’s and Fitch both rated our long-term credit at A- (stable outlook) and Moody’s rated our long-term credit at Baa1 (positive outlook). A reduction in our credit ratings could limit or preclude our ability to issue commercial paper under our current programs or could also adversely affect our ability to renew existing, or negotiate new, credit facilities in the future and could increase the cost of these facilities.

We are in compliance with our debt covenants and other requirements of our credit agreements and indentures.

A schedule of our various obligations as of December 31, 2019 are summarized in the following table:

		Payments Due by Period
		Less			More
		Than	2-3	4-5	Than
(millions)	Total	1 Year	Years	Years	5 Years
Notes payable	$ 25	$ 25	$ -	$ -	$ -
One-time transition tax	106	7	-	27	72
Long-term debt	6,271	300	1,516	1,276	3,179
Operating leases	531	139	209	87	96
Interest*	2,240	212	370	260	1,398
Total	$ 9,173	$ 683	$ 2,095	$ 1,650	$ 4,745

*	Interest on variable rate debt was calculated using the interest rate at year-end 2019.

As of December 31, 2019, our gross liability for uncertain tax positions was $27 million. We are not able to reasonably estimate the amount by which the liability will increase or decrease over an extended period of time or whether a cash settlement of the liability will be required. Therefore, these amounts have been excluded from the schedule of contractual obligations.

We do not have required minimum cash contribution obligations for our qualified pension plans in 2020. We are required to fund certain international pension benefit plans in accordance with local legal requirements. We estimate contributions to be made to our international plans will approximate $46 million in 2020. These amounts have been excluded from the schedule of contractual obligations.

We lease certain sales and administrative office facilities, distribution centers, research and manufacturing facilities and other equipment under longer-term operating leases. Vehicle leases are generally shorter in duration. Vehicle leases have residual value requirements that have historically been satisfied primarily by the proceeds on the sale of the vehicles.

Off-Balance Sheet Arrangements

We do not participate in off-balance sheet financing arrangements. Operating leases were not recorded on the Consolidated Balance Sheet in 2018 or 2017. Through the normal course of business, we have established various joint ventures, some of which have not been consolidated within our financial statements as we neither control, nor are the primary beneficiary. The joint ventures help us meet local ownership requirements, achieve quicker operational scale, expand our ability to provide customers a more fully integrated offering or provide other benefits to our business or customers. These entities have not been utilized as special purposes entities, which are sometimes established for the purpose of facilitating off-balance sheet financial arrangements or other contractually narrow or limited purposes. As such, we are not exposed to financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Market Risk

We enter into contractual arrangements (derivatives) in the ordinary course of business to manage foreign currency exposure and interest rate risks. We do not enter into derivatives for speculative or trading purposes. Our use of derivatives is subject to internal policies that provide guidelines for control, counterparty risk, and ongoing monitoring and reporting, and is designed to reduce the volatility associated with movements in foreign exchange and interest rates on our income statement and cash flows.

We enter into foreign currency forward contracts to hedge certain intercompany financial arrangements, and to hedge against the effect of exchange rate fluctuations on transactions related to cash flows denominated in currencies other than U.S. dollars. We use net investment hedges as hedging instruments to manage risks associated with our investments in foreign operations. As of December 31, 2019, we had a total of €1,150 million senior notes designated as net investment hedges.

We manage interest expense using a mix of fixed and floating rate debt. To help manage borrowing costs, we may enter into interest rate swap agreements. Under these arrangements, we agree to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated by reference to an agreed-upon notional principal amount. As of December 31, 2019, we had no interest rate swaps outstanding.

Refer to Note 9 for further information on our hedging activity.

Based on a sensitivity analysis (assuming a 10% change in market rates) of our foreign exchange and interest rate derivatives and other financial instruments, changes in exchange rates or interest rates would increase/decrease our financial position and liquidity by approximately $257 million. The effect on our results of operations would be substantially offset by the impact of the hedged items.

GLOBAL ECONOMIC AND POLITICAL ENVIRONMENT

Coronavirus disease 2019 (COVID-19)

In March 2020, the coronavirus disease 2019 (COVID-19) was declared a pandemic by the World Health Organization. The COVID-19 pandemic is continuing to affect major economic and financial markets, while industries are facing the challenges with the economic conditions resulting from efforts to address the pandemic. As the spread of the pandemic continues, many countries have required companies to limit or suspend business operations and have implemented travel restrictions. These conditions have had and will continue to have a negative impact on market conditions and customer demand throughout the world. We anticipate continued adverse impacts and disruptions in our restaurant, hospitality and entertainment-related business operations, with modest impact on our Industrial segment businesses and limited or no adverse impacts on certain other parts of our business, supply chain and business continuity plans from COVID-19 restrictions; certain of our business will benefit from increased cleaning and sanitizing product demand. The ongoing effects of the global COVID-19 outbreak could result in a global recession.

We anticipate a reduction to our 2020 results of operations and operating cash flows versus prior year levels due to lower market demand, but we are not yet able to estimate the full impact of the coronavirus outbreak as it continues to spread globally. While we continue to provide cleaning, disinfection programs and increased sanitizing protocols in response to the COVID-19 pandemic in healthcare, quick-service and food and beverage plant customers, we anticipate products and services provided to the full-service restaurant, hospitality, lodging and entertainment industries will continue to be negatively impacted due to the regulatory and organizational mandates that have been put in place. We have taken, and are continuing to take, steps to reduce costs, including reductions in capital expenditures, as well as other ongoing cost initiatives.

Global Economies

Almost half of our sales are outside of the United States. Our international operations subject us to changes in economic conditions and foreign currency exchange rates as well as political uncertainty in some countries which could impact future operating results.

Argentina has continued to experience negative economic trends, evidenced by multiple periods of increasing inflation rates, devaluation of the Argentine Peso, and increasing borrowing rates. Argentina is classified as a highly inflationary economy in accordance with U.S. GAAP, and the U.S. dollar is the functional currency for our subsidiaries in Argentina. During 2019, sales in Argentina represented less than 1% of our consolidated sales. Assets held in Argentina at the end of 2019 represented less than 1% of our consolidated assets.

Brexit Referendum

Effective on January 31, 2020, the U.K. has formally left the European Union. The U.K.’s relationship with the EU will no longer be governed by the EU Treaties, but instead by the terms of the Withdrawal Agreement agreed between the U.K. and the EU in late 2019. The Withdrawal Agreement provides for a “transition” period, which commenced the moment the U.K. leaves the EU and is currently set to end on December 31, 2020. At the end of the transition period, there may be significant changes to the U.K.’s business environment. While the effects of Brexit will depend on any agreements the U.K. makes to retain access to EU markets or the failure to reach such agreements, the uncertainties created by Brexit, any resolution between the U.K. and EU countries or the failure to reach any such resolutions, could adversely affect our relationships with customers, suppliers and employees and could adversely affect our business.

During 2019, net sales of our U.K. operations were approximately 2% of our consolidated net sales.

NEW ACCOUNTING PRONOUNCEMENTS

Information regarding new accounting pronouncements is included in Note 2.

SUBSEQUENT EVENTS

In the second quarter of 2020, we completed the previously announced separation of the ChampionX business, refer to Note 5.

In the second quarter of 2020, we acquired Copal Invest NV, including its primary operating entity CID Lines (collectively, “CID Lines”) for total consideration of $506.9 million in cash. CID Lines had annualized pre-acquisition sales of approximately $110 million and is a leading global provider of livestock biosecurity and hygiene solutions based in Belgium, refer to Note 2.

In the second quarter of 2020, we completed the sale of Holchem, a U.K. based supplier of hygiene and cleaning products and services for the food and beverage, foodservice and hospitality industries for total consideration of $106.6 million. Consideration consisted of $55.4 million of cash and $51.2 million in notes receivable recorded at fair value. After the recognition of transaction costs, we will recognize an after-tax loss of $16.3 million, which is classified within special charges in the Consolidated Statement of Income. Annual sales of Holchem are approximately $55 million and are included in the Global Industrial reportable segment prior to disposition, refer to Note 2.

In March 2020, we issued $750 million aggregate principal ten-year fixed rate notes with a coupon rate of 4.80%, with an effective interest rate of 4.58%. The proceeds were used to repay a portion of our outstanding commercial paper and for general corporate purposes.

In April 2020, we executed a $500 million 364-day revolving credit agreement to be used for general corporate purposes with a diverse syndicate of banks that expires in April 2021. In addition, we executed a $305 million term credit agreement that expired on June 15, 2020.

In August 2020, we issued $600 million aggregate principal ten-year fixed rate notes with a coupon rate of 1.300% and $500 million aggregate principal 30-year fixed rate notes with a coupon rate of 2.125%. In September 2020, the proceeds were used to prepay all of the outstanding 4.32% Series B private placement senior notes due 2023, to redeem all of the outstanding 4.350% senior notes due 2021 and to pay fees and expenses in connection with the transactions.

NON-GAAP FINANCIAL MEASURES

This MD&A includes financial measures that have not been calculated in accordance with U.S. GAAP. These non-GAAP measures include:

  Fixed currency sales

  Acquisition adjusted fixed currency sales

  Adjusted cost of sales

  Adjusted gross margin

  Fixed currency operating income

  Fixed currency operating income margin

    Adjusted operating income

  Adjusted operating income margin

  Adjusted fixed currency operating income

  Adjusted fixed currency operating income margin

  Acquisition adjusted fixed currency operating income

  Acquisition adjusted fixed currency operating income margin

  Adjusted other (income) expense

Adjusted interest expense, net

  EBITDA

  Adjusted tax rate

  Adjusted net income from discontinued operations, net of tax

  Adjusted net income from continuing operations attributable to Ecolab

  Adjusted diluted EPS from continuing operations

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin, interest expense and operating income exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income from continuing operations attributable to Ecolab and adjusted diluted EPS from continuing operations further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. EBITDA is used in our net debt to EBITDA ratio, which we view as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency amounts included in this Form 8-K are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2020. Fixed currency amounts during 2018 for Argentina operations are reflected at the Argentine Peso rate established by management at the beginning of the year.

Acquisition adjusted growth rates exclude the results of our acquired businesses from the first twelve months post acquisition, exclude the results of our divested businesses from the twelve months prior to divestiture.

These non-GAAP measures are not in accordance with, or an alternative to U.S. GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the U.S. GAAP measures included in this MD&A and we have provided reconciliations of reported U.S. GAAP amounts to the non-GAAP amounts.

Item 8. Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Ecolab Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Ecolab Inc. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the three years in the period ended December 31, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 8 of the Company’s 2019 Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Goodwill Impairment Assessment – Former Global Energy Reporting Unit

As described in Note 2 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2019 annual report on Form 10-K, the carrying value of goodwill was $7.3 billion as of December 31, 2019, which includes $3.1 billion allocated to the former Global Energy reporting unit. During the second quarter of 2019, management completed its annual assessment for goodwill impairment across its eleven reporting units. Management continued to assess the need to test its reporting units for impairment during interim periods since its scheduled annual assessments. The goodwill impairment assessment was completed through a two-step quantitative analysis, utilizing a discounted cash flow approach, which incorporates assumptions regarding future growth rates, terminal values, and discount rates. The first step involved comparing the estimated fair value of each reporting unit to the reporting unit’s carrying value, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test would be performed to measure the amount of impairment loss to be recorded, if any. As described in Notes 1, 2 and 19, subsequent to the initial issuance of the December 31, 2019 financial statements, in anticipation of the separation of the ChampionX business, which met the criteria to be reported as discontinued operations, the Company created the Upstream and Downstream operating segments from the Global Energy operating segment. The Company’s reporting units are its operating segments. Subsequent to the separation of ChampionX, the Company no longer will report the Upstream operating segment. The Downstream operating segment has been aggregated into the Global Industrial reportable segment.

The principal considerations for our determination that performing procedures relating to the goodwill impairment assessment of the former Global Energy reporting unit is a critical audit matter are i) there was a high degree of auditor judgment and subjectivity involved in applying procedures due to the significant amount of judgment by management when estimating the fair value of the reporting unit, ii) a high degree of audit effort was necessary to perform procedures and evaluate audit evidence related to the discount rate assumption, and (iii) the audit effort involved the use of professionals with specialized skill and knowledge to assist in performing procedures and evaluating the audit evidence obtained from these procedures.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s goodwill impairment assessment, including controls over the discount rate assumption used in the discounted cash flow approach to estimate the fair value of the former Global Energy reporting unit. These procedures also included, among others, testing management’s process for estimating the fair value, evaluating the appropriateness of the valuation approach used in management’s estimate, and evaluating the reasonableness of the discount rate assumption used by management. The discount rate was evaluated by considering the cost of capital of comparable businesses and other industry factors. Professionals with specialized skill and knowledge were used to assist in evaluating the Company’s valuation approach and the discount rate assumption.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

February 28, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations and the change in composition of reportable segments discussed in Note 1, as to which the date is September 25, 2020

We have served as the Company’s auditor since 1970.

CONSOLIDATED STATEMENT OF INCOME

(millions, except per share amounts)	2019	2018	2017

Product and equipment sales	$10,129.0	$9,903.6	$9,351.2
Service and lease sales	2,433.0	2,318.5	2,179.9
Net sales	12,562.0	12,222.1	11,531.1
Product and equipment cost of sales	5,617.5	5,510.6	5,116.6
Service and lease cost of sales	1,428.3	1,364.7	1,298.0
Cost of sales (including special charges (a))	7,045.8	6,875.3	6,414.6
Selling, general and administrative expenses	3,550.8	3,505.8	3,364.3
Special (gains) and charges	120.2	112.7	4.9
Operating income	1,845.2	1,728.3	1,747.3
Other (income) expense (b)	(77.0)	(79.9)	(67.3)
Interest expense, net (c)	190.7	221.1	254.6
Income before income taxes	1,731.5	1,587.1	1,560.0
Provision for income taxes	288.6	321.2	189.8
Net income from continuing operations, including noncontrolling interest	1,442.9	1,265.9	1,370.2
Net income from continuing operations attributable to noncontrolling interest	17.3	15.6	17.9
Net income from continuing operations attributable to Ecolab	1,425.6	1,250.3	1,352.3
Net income from discontinued operations, net of tax (Note 5) (d)	133.3	178.8	152.3
Net income attributable to Ecolab	$1,558.9	$1,429.1	$1,504.6

Earnings attributable to Ecolab per common share
Basic
Continuing operations	$ 4.95	$ 4.33	$ 4.67
Discontinued operations	$ 0.46	$ 0.62	$ 0.53
Earnings attributable to Ecolab	$ 5.41	$ 4.95	$ 5.20
Diluted
Continuing operations	$ 4.87	$ 4.27	$ 4.60
Discontinued operations	$ 0.46	$ 0.61	$ 0.52
Earnings attributable to Ecolab	$ 5.33	$ 4.88	$ 5.12

Weighted-average common shares outstanding
Basic	288.1	288.6	289.6
Diluted	292.5	292.8	294.0

(a)	Cost of sales includes special charges of $38.5 in 2019, $4.8 in 2018, and $17.8 in 2017, which is included in product and equipment cost of sales.
(b)	Other (income) expense includes special charges of $9.5 in 2019.
(c)	Interest expense, net includes special charges of $0.2 in 2019, $0.3 in 2018 and $21.9 in 2017.
(d)	Net income from discontinued operations, net of tax includes noncontrolling interest of $(4.4) and $(3.9) in 2018 and 2017, respectively.

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(millions)	2019	2018	2017

Net income attributable to Ecolab	$1,558.9	$1,429.1	$1,504.6
Net income from continuing operations attributable to noncontrolling interest	17.3	15.6	17.9
Net loss from discontinued operations attributable to noncontrolling interest	-	(4.4)	(3.9)
Net income attributable to Ecolab, including noncontrolling interest	$1,576.2	$1,440.3	$1,518.6

Other comprehensive income (loss), net of tax

Foreign currency translation adjustments
Foreign currency translation	(45.1)	(223.3)	208.0
Gain (loss) on net investment hedges	31.4	57.5	(109.7)
Total foreign currency translation adjustments	(13.7)	(165.8)	98.3

Derivatives and hedging instruments	(3.4)	28.4	(17.9)

Pension and postretirement benefits
Current period net actuarial loss	(251.1)	(37.8)	(33.4)
Pension and postretirement prior period service (costs) and benefits	(0.3)	(2.3)	(0.5)
Amortization of net actuarial loss and prior service costs included in
net periodic pension and postretirement costs	(0.2)	13.2	24.7
Postretirement benefits changes	-	44.9	-
Total pension and postretirement benefits	(251.6)	18.0	(9.2)

Subtotal	(268.7)	(119.4)	71.2

Total comprehensive income, including noncontrolling interest	1,307.5	1,320.9	1,589.8
Comprehensive income attributable to noncontrolling interest	15.4	10.1	15.7
Comprehensive income attributable to Ecolab	$1,292.1	$1,310.8	$1,574.1

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED BALANCE SHEET

(millions, except per share amounts)	2019	2018

ASSETS
Current assets
Cash and cash equivalents	$118.8	$63.9
Accounts receivable, net	2,382.0	2,210.2
Inventories	1,081.6	1,104.0
Other current assets	295.2	309.4
Assets held for sale	950.8	990.2
Total current assets	4,828.4	4,677.7
Property, plant and equipment, net	3,228.3	3,087.1
Goodwill	5,569.1	5,394.1
Other intangible assets, net	2,927.5	2,939.6
Operating lease assets	466.7	-
Other assets	516.3	634.9
Long-term assets held for sale	3,332.8	3,341.1
Total assets	$20,869.1	$20,074.5

LIABILITIES AND EQUITY
Current liabilities
Short-term debt	$380.5	$742.7
Accounts payable	1,075.3	1,050.4
Compensation and benefits	565.7	542.2
Income taxes	136.9	96.7
Other current liabilities	1,110.7	945.9
Liabilities held for sale	361.5	307.7
Total current liabilities	3,630.6	3,685.6
Long-term debt	5,973.1	6,301.5
Postretirement health care and pension benefits	1,084.4	943.4
Deferred income taxes	537.3	541.6
Operating lease liabilities	346.0	-
Other liabilities	269.8	309.0
Long-term liabilities held for sale	302.1	239.8
Total liabilities	12,143.3	12,020.9
Commitments and contingencies (Note 16)

Equity (a)
Common stock	359.6	357.0
Additional paid-in capital	5,907.1	5,633.2
Retained earnings	9,993.7	8,909.5
Accumulated other comprehensive loss	(2,089.7)	(1,761.7)
Treasury stock	(5,485.4)	(5,134.8)
Total Ecolab shareholders’ equity	8,685.3	8,003.2
Noncontrolling interest	40.5	50.4
Total equity	8,725.8	8,053.6
Total liabilities and equity	$20,869.1	$20,074.5

(a)	Common stock, 800.0 shares authorized, $1.00 par value, 288.4 shares outstanding at December 31, 2019 and 287.7 shares outstanding at December 31, 2018. Shares outstanding are net of treasury stock.

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

(millions)	2019	2018	2017

OPERATING ACTIVITIES
Net income including noncontrolling interest	$1,576.2	$1,440.3	$1,518.6
Less: Net income from discontinued operations including noncontrolling interest	$133.3	$174.4	$148.4
Net income from continuing operations including noncontrolling interest	$1,442.9	$1,265.9	$1,370.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	569.1	535.9	500.1
Amortization	206.2	194.5	184.6
Deferred income taxes	(22.1)	122.6	(358.5)
Share-based compensation expense	84.0	88.0	85.5
Pension and postretirement plan contributions	(186.0)	(60.0)	(144.1)
Pension and postretirement plan expense	22.6	25.7	30.9
Restructuring charges, net of cash paid	29.9	40.2	5.2
Gain on sale of businesses	-	-	(50.6)
Asset charges and write-downs	-	-	15.1
Other, net	17.6	19.1	21.4
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(173.1)	(132.5)	(35.5)
Inventories	22.3	(100.5)	(46.3)
Other assets	(70.4)	(76.8)	(37.3)
Accounts payable	22.9	99.8	70.9
Other liabilities	80.8	(15.0)	313.0
Cash provided by operating activities - continuing operations	2,046.7	2,006.9	1,924.6
Cash provided by operating activities - discontinued operations	374.0	270.8	166.7
Cash provided by operating activities	2,420.7	2,277.7	2,091.3

INVESTING ACTIVITIES
Capital expenditures	(731.3)	(778.7)	(787.4)
Property and other assets sold	7.5	28.0	8.2
Acquisitions and investments in affiliates, net of cash acquired	(391.4)	(229.8)	(974.7)
Divestiture of businesses	6.8	9.2	118.8
Settlement of net investment hedges	-	14.1	2.1
Other, net	(21.2)	(4.7)	9.6
Cash used for investing activities - continuing operations	(1,129.6)	(961.9)	(1,623.4)
Cash used for investing activities - discontinued operations	(69.5)	(68.1)	(103.6)
Cash used for investing activities	(1,199.1)	(1,030.0)	(1,727.0)

FINANCING ACTIVITIES
Net issuances (repayments) of commercial paper and notes payable	(252.0)	341.8	(43.7)
Long-term debt borrowings	-	-	1,309.4
Long-term debt repayments	(400.6)	(551.6)	(799.0)
Reacquired shares	(353.7)	(562.4)	(600.3)
Dividends paid	(552.9)	(494.8)	(443.4)
Exercise of employee stock options	186.8	114.5	83.8
Acquisition related liabilities and contingent consideration	(1.5)	(10.1)	(0.3)
Other, net	27.3	(8.8)	(15.7)
Cash used for financing activities - continuing operations	(1,346.6)	(1,171.4)	(509.2)
Cash used for financing activities - discontinued operations	(3.0)	(1.3)	(13.5)
Cash used for financing activities	(1,349.6)	(1,172.7)	(522.7)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	20.4	7.6	(10.6)

(Decrease) increase in cash, cash equivalents and restricted cash	(107.6)	82.6	(169.0)
Cash, cash equivalents and restricted cash, beginning of period - continuing operations (a)	243.2	163.3	309.3
Cash, cash equivalents and restricted cash, beginning of period - discontinued operations	50.8	48.1	71.1
Cash, cash equivalents and restricted cash, beginning of period (a)	294.0	211.4	380.4
Cash, cash equivalents and restricted cash, end of period - continuing operations (b)	118.8	243.2	163.3
Cash, cash equivalents and restricted cash, end of period - discontinued operations	67.6	50.8	48.1
Cash, cash equivalents and restricted cash, end of period (b)	$186.4	$294.0	$211.4

SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid	$337.4	$365.1	$389.0
Net interest paid	189.4	206.4	239.3

Restricted cash is recorded in Other assets on the Consolidated Balance Sheet

(a)	Beginning of period 2019, 2018, and 2017 included restricted cash of $179.3, $0 and $53.0, respectively.
(b)	Restricted cash for continuing operations were $0, $179.3 and $0 as of December 31, 2019, 2018 and 2017, respectively.

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF EQUITY

(millions, except shares and per share amounts)	Common Stock	Additional Paid-in Capital	Retained Earnings	OCI (Loss)	Treasury Stock	Ecolab Shareholders' Equity	Non-Controlling Interest	Total Equity
Balance, December 31, 2016	$352.6	$5,270.8	$6,945.1	$(1,712.9)	$(3,984.4)	$6,871.2	$69.8	$6,941.0

New accounting guidance adoption (a)			1.9			1.9		1.9
Net income			1,504.6			1,504.6	14.0	1,518.6
Comprehensive income (loss) activity				69.5		69.5	1.7	71.2
Cash dividends declared (b)			(440.0)			(440.0)	(19.3)	(459.3)
Acquisition of noncontrolling interests							4.0	4.0
Stock options and awards	2.1	170.3			4.3	176.7		176.7
Reacquired shares		(5.4)			(594.9)	(600.3)		(600.3)
Balance, December 31, 2017	354.7	5,435.7	8,011.6	(1,643.4)	(4,575.0)	7,583.6	70.2	7,653.8

New accounting guidance adoption (c)			(43.6)			(43.6)		(43.6)
Net income			1,429.1			1,429.1	11.2	1,440.3
Comprehensive income (loss) activity				(118.3)		(118.3)	(1.1)	(119.4)
Cash dividends declared (b)			(487.6)			(487.6)	(22.7)	(510.3)
Changes in noncontrolling interests		(7.7)				(7.7)	(7.2)	(14.9)
Stock options and awards	2.3	205.2			2.5	210.0		210.0
Reacquired shares					(562.3)	(562.3)		(562.3)
Balance, December 31, 2018	357.0	5,633.2	8,909.5	(1,761.7)	(5,134.8)	8,003.2	50.4	8,053.6

New accounting guidance adoption (d)			58.4	(61.2)		(2.8)		(2.8)
Net income			1,558.9			1,558.9	17.3	1,576.2
Comprehensive income (loss) activity				(266.8)		(266.8)	(1.9)	(268.7)
Cash dividends declared (b)			(533.1)			(533.1)	(25.1)	(558.2)
Changes in noncontrolling interests		0.2				0.2	(0.2)	-
Stock options and awards	2.6	273.7			3.1	279.4		279.4
Reacquired shares					(353.7)	(353.7)		(353.7)
Balance, December 31, 2019	$359.6	$5,907.1	$9,993.7	$(2,089.7)	$(5,485.4)	$8,685.3	$40.5	$8,725.8

(a)	In 2017, upon adoption of ASU 2016-09, Compensation – Stock Compensation, the Company released a valuation allowance for previously unrecognized excess tax benefits resulting in an adjustment to retained earnings.
(b)	Dividends declared per common share were $1.85, $1.69 and $1.52 in 2019, 2018 and 2017, respectively.
(c)	In 2018, upon adoption of ASU 2016-16, Intra-Entity Transfers of Assets Other than Inventory, the Company recorded an adjustment to retained earnings representing the write-off of income tax effects that had been deferred from past transactions and the recording of deferred tax assets which previously were not allowed to be recognized.
(d)	In 2019, upon adoption of ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, the Company reclassified stranded tax effects resulting from the Tax Cut and Jobs Act from accumulated other comprehensive income to retained earnings. Also, upon adoption of ASU 2016-02, Leases (Topic 842), the Company has established right-of-use assets and lease liabilities for operating leases and the cumulative effect of applying the standard is recognized in retained earnings at the beginning of the period adopted.

Refer to Note 2 for additional information regarding adoption of new accounting standards.

COMMON STOCK ACTIVITY

	2019		2018		2017
	Common	Treasury	Common	Treasury	Common	Treasury
Year ended December 31	Stock	Stock	Stock	Stock	Stock	Stock
Shares, beginning of year	356,958,100	(69,243,979)	354,715,896	(65,393,098)	352,607,741	(60,782,667)
Stock options	2,220,815	41,575	1,833,004	38,679	1,714,214	41,767
Stock awards	390,319	29,173	409,200	18,481	393,941	55,431
Reacquired shares	-	(1,986,241)	-	(3,908,041)	-	(4,707,629)
Shares, end of year	359,569,234	(71,159,472)	356,958,100	(69,243,979)	354,715,896	(65,393,098)

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

Ecolab is a global leader in water and hygiene technologies, infection prevention solutions and services that protect people and vital resources. The Company delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, hospitality and industrial markets in more than 170 countries.

The Company’s cleaning and sanitizing programs and products and pest elimination services support customers in the foodservice, food and beverage processing, hospitality, healthcare, government and education, retail, textile care and commercial facilities management sectors. The Company’s products and technologies are also used in water treatment, pollution control, energy conservation, refining, steelmaking, papermaking, mining and other industrial processes.

On June 3, 2020, the Company completed the previously announced separation of its Upstream Energy business (the “ChampionX business”) in a Reverse Morris Trust transaction (the “Transaction”) through the split-off of ChampionX Holding Inc. (“ChampionX”), formed by Ecolab as a wholly owned subsidiary to hold the ChampionX business, followed immediately by the merger (the “Merger”) of ChampionX with a wholly owned subsidiary of ChampionX Corporation (f/k/a Apergy Corporation, “Apergy”).

As discussed in Note 5 Discontinued Operations Classified as Held for Sale, the ChampionX business met the criteria to be reported as discontinued operations because it was a strategic shift in business that had a major effect on the Company's operations and financial results. Therefore, the Company is reporting the historical results of ChampionX, including the results of operations and cash flows as discontinued operations, and the related assets and liabilities were retrospectively reclassified as assets and liabilities held for sale for all periods presented herein. Unless otherwise noted, the accompanying Notes to the Consolidated Financial Statements have all been revised to reflect the effect of the separation of ChampionX and all prior year balances have been revised accordingly to reflect continuing operations only.

Effective in the first quarter of 2020, and in anticipation of the separation of the Upstream Energy business, the Company created the Upstream and Downstream operating segments from the Global Energy operating segment, which was also a reportable segment. Subsequent to the separation of ChampionX, the Company will no longer report the Upstream Energy segment, which previously held the ChampionX business.

The Downstream operating segment has been aggregated into the Global Industrial reportable segment. Also, in the first quarter of 2020, the Company announced leadership changes which allow for shared oversight and focus on the Healthcare and Life Sciences operating segments and established the Global Healthcare & Life Sciences reportable segment. This segment is comprised of the Healthcare operating segment which was previously aggregated in the Global Institutional reportable segment and the Life Sciences operating segment which was previously aggregated in the Global Industrial reportable segment. Additionally, the Textile Care operating segment, which is now being reported in Other, had previously been aggregated in the Global Industrial reportable segment. The Company also renamed the Global Institutional reportable segment to the Global Institutional & Specialty reportable segment. The Company made other immaterial changes, including the movement of certain customers and cost allocations between reportable segments.

The Company is aligned into three reportable segments: Global Industrial, Global Institutional & Specialty, and Global Healthcare & Life Sciences as discussed in Note 19 Operating Segments and Geographical Information. Operating segments that were not aggregated and do not exceed the quantitative criteria to be separately reported have been combined into Other.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all subsidiaries in which the Company has a controlling financial interest. Investments in companies, joint ventures or partnerships in which the Company does not have control but has the ability to exercise significant influence over operating and financial decisions, are reported using the equity method of accounting. The cost method of accounting is used in circumstances where the Company does not significantly influence the investee, and the investment has no readily determinable fair value. International subsidiaries are included in the financial statements on the basis of their U.S. GAAP November 30 fiscal year-ends to facilitate the timely inclusion of such entities in the Company’s consolidated financial reporting. All intercompany transactions and profits are eliminated in consolidation.

Use of Estimates

The preparation of the Company’s financial statements requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. The Company’s critical accounting estimates include revenue recognition, valuation allowances and accrued liabilities, actuarially determined liabilities, restructuring, income taxes, long-lived assets, intangible assets and goodwill.

Events Subsequent to Original Issuance of Consolidated Financial Statements (Unaudited)

CID Lines Acquisition

On May 11, 2020, the Company acquired Copal Invest NV, including its primary operating entity CID Lines (collectively, “CID Lines”) for total consideration of $506.9 million in cash. CID Lines had annualized pre-acquisition sales of approximately $110 million and is a leading global provider of livestock biosecurity and hygiene solutions based in Belgium.

The CID Lines acquisition has been accounted for using the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed be recognized at fair value as of the acquisition date. Certain estimated values are not yet finalized and are subject to change. Measurement of certain carry over tax attributes, deferred income taxes, income tax uncertainties, certain tangible and intangible assets, and goodwill are not yet finalized and are subject to changes as the information necessary to complete the analyses is obtained and analyzed. The Company expects to finalize its purchase accounting within the year.

The Company incurred certain acquisition and integration costs associated with the transaction that were expensed and are reflected in the Consolidated Statement of Income. Further information related to the Company’s special (gains) and charges is included in Note 3.

The following table summarizes the preliminary value of CID Lines assets acquired and liabilities assumed as of the acquisition date.

(millions)	2020
Tangible assets	$54.5
Identifiable intangible assets
Customer relationships	147.5
Trademarks	58.6
Acquired technologies and product registrations	46.6
Total assets acquired	307.2

Goodwill	272.7

Total liabilities	94.4
Net consideration transferred to sellers	$485.5

Tangible assets are primarily comprised of accounts receivable of $30.8 million, property, plant and equipment of $7.4 million and inventory of $16.3 million. Liabilities primarily consist of deferred tax liabilities of $63.8 million and current liabilities of $30.6 million.

Customer relationships, trademarks, and other technology and product registrations are being amortized over weighted average lives of 14, 14, and 16 years, respectively.

Goodwill of $272.7 million arising from the acquisition consists largely of the synergies and economies of scale expected through adding complementary geographies and innovative products to the Food and Beverage industries. This acquired business will become part of the Global Industrial reportable segment. None of the goodwill recognized is expected to be deductible for income tax purposes.

Holchem Divestiture

In the second quarter of 2020, the Company completed the sale of Holchem, a U.K. based supplier of hygiene and cleaning products and services for the food and beverage, foodservice and hospitality industries for total consideration of $106.6 million. Consideration consisted of $55.4 million of cash and $51.2 million in notes receivable recorded at fair value. After the recognition of transaction costs, the Company will recognize an after-tax loss of $16.3 million, which will be classified within special charges in the Consolidated Statement of Income. Annual sales of Holchem are approximately $55 million and are included in the Global Industrial reportable segment prior to disposition.

Debt Transactions

In March 2020, the Company issued $750 million aggregate principal ten-year fixed rate notes with a coupon rate of 4.80%, with an effective interest rate of 4.58%. The proceeds were used to repay a portion of the Company’s outstanding commercial paper and for general corporate purposes.

In April 2020, the Company executed a $500 million 364-day revolving credit agreement to be used for general corporate purposes with a diverse syndicate of banks that expires in April 2021. In addition, the Company executed a $305 million term credit agreement that expired on June 15, 2020.

In August 2020, the Company issued $600 million aggregate principal ten-year fixed rate notes with a coupon rate of 1.300% and $500 million aggregate principal 30-year fixed rate notes with a coupon rate of 2.125%. In September 2020, the proceeds were used to prepay all of the outstanding 4.32% Series B private placement senior notes due 2023, to redeem all of the outstanding 4.350% senior notes due 2021 and to pay fees and expenses in connection with the transactions.

Foreign Currency Translation

Financial position and reported results of operations of the Company’s non-U.S. dollar functional currency international subsidiaries are measured using local currencies as the functional currency. Assets and liabilities of these operations are translated at the exchange rates in effect at each fiscal year end. The translation adjustments related to assets and liabilities that arise from changes in exchange rates from period to period are included in accumulated other comprehensive loss in shareholders’ equity. Income statement accounts are translated at average rates of exchange prevailing during the year. As discussed in Note 19 Operating Segments and Geographic Information, the Company evaluates its international operations based on fixed rates of exchange; however, changes in exchange rates from period to period impact the amount of reported income from consolidated operations.

Concentration of Credit Risk

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed to perform as contracted. The Company believes the likelihood of incurring material losses due to concentration of credit risk is minimal. The principal financial instruments subject to credit risk are as follows:

Cash and Cash Equivalents - The Company maintains cash deposits with major banks, which from time to time may exceed insured limits. The possibility of loss related to financial condition of major banks has been deemed minimal. Additionally, the Company’s investment policy limits exposure to concentrations of credit risk and changes in market conditions.

Accounts Receivable - A large number of customers in diverse industries and geographies, as well as the practice of establishing reasonable credit lines, limits credit risk. Based on historical trends and experiences, the allowance for doubtful accounts is adequate to cover potential credit risk losses.

Foreign Currency and Interest Rate Contracts and Derivatives - Exposure to credit risk is limited by internal policies and active monitoring of counterparty risks. In addition, the Company uses a diversified group of major international banks and financial institutions as counterparties. The Company does not anticipate nonperformance by any of these counterparties.

Cash and Cash Equivalents

Cash equivalents include highly-liquid investments with a maturity of three months or less when purchased.

Restricted Cash

Cash and cash equivalents that are restricted as to withdrawal or use under the terms of certain contractual agreements are recorded in Other assets on the Consolidated Balance Sheet and primarily relate to acquisition activities.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at the invoiced amounts, less an allowance for doubtful accounts, and generally do not bear interest. The Company estimates the balance of allowance for doubtful accounts by analyzing accounts receivable balances by age and applying historical write-off and collection trend rates. The Company’s estimates separately considered specific circumstances and credit conditions of customer receivables, and whether it is probable balances will be collected. Account balances are written off against the allowance when it is determined the receivable will not be recovered.

The Company’s allowance for doubtful accounts balance also includes an allowance for the expected return of products shipped and credits related to pricing or quantities shipped of $17 million, $16 million and $13 million as of December 31, 2019, 2018, and 2017, respectively. Returns and credit activity is recorded directly as a reduction to revenue.

The following table summarizes the activity in the allowance for doubtful accounts:

(millions)	2019	2018	2017

Beginning balance	$52.4	$64.8	$58.8
Bad debt expense	21.5	13.7	18.1
Write-offs	(19.1)	(19.7)	(16.6)
Other (a)	0.7	(6.4)	4.5
Ending balance	$55.5	$52.4	$64.8

(a)	Other amounts are primarily the effects of changes in currency translations and the impact of allowance for returns and credits.

Inventory Valuations

Inventories are valued at the lower of cost or net realizable value. Certain U.S. inventory costs are determined on a last-in, first-out (“LIFO”) basis. LIFO inventories represented 33% and 31% of consolidated inventories as of December 31, 2019 and 2018, respectively. All other inventory costs are determined using either the average cost or first-in, first-out (“FIFO”) methods. Inventory values at FIFO, as shown in Note 6, approximate replacement cost.

Property, Plant and Equipment

Property, plant and equipment assets are stated at cost. Merchandising and customer equipment consists principally of various dispensing systems for the Company’s cleaning and sanitizing products, warewashing machines and process control and monitoring equipment. Certain dispensing systems capitalized by the Company are accounted for on a mass asset basis, whereby equipment is capitalized and depreciated as a group and written off when fully depreciated. The Company capitalizes both internal and external costs to develop or purchase computer software. Costs incurred for data conversion, training and maintenance associated with capitalized software are expensed as incurred. Expenditures for major renewals and improvements, which significantly extend the useful lives of existing plant and equipment, are capitalized and depreciated. Expenditures for repairs and maintenance are charged to expense as incurred. Upon retirement or disposition of plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income.

Depreciation is charged to operations using the straight-line method over the assets’ estimated useful lives ranging from 5 to 40 years for buildings and leasehold improvements, 3 to 20 years for machinery and equipment, 3 to 20 years for merchandising and customer equipment and 3 to 7 years for capitalized software. The straight-line method of depreciation reflects an appropriate allocation of the cost of the assets to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period. Depreciation expense was $569 million, $536 million and $500 million for 2019, 2018 and 2017, respectively.

During 2019 and 2018, the Company impaired certain assets as part of a restructuring program. Refer to Note 3 for additional information regarding these asset impairments.

Goodwill and Other Intangible Assets

Goodwill

Goodwill represents the excess purchase price over the fair value of identifiable net assets acquired in a business combination. The Company’s reporting units are its operating segments.

During the second quarter of 2019, the Company completed its annual assessment for goodwill impairment across its eleven reporting units through a two-step quantitative analysis, utilizing a discounted cash flow approach, which incorporates assumptions regarding future growth rates and profitability, terminal growth rates, and discount rates. The first step involves estimating the fair value of each reporting unit and comparing the fair values to the respective carrying amounts, including goodwill that has been assigned to the reporting unit. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired, and completion of the second step of the impairment test is unnecessary. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test would be performed to measure the amount of impairment loss to be recorded, if any. The Company’s goodwill impairment assessment for 2019 indicated the estimated fair values of each of its reporting units exceeded their respective carrying amounts by significant margins. Additionally, no events occurred during the second half of 2019 that indicated a need to update the Company’s impairment assessment conclusions reached during the second quarter of 2019.

If significant events or circumstances are identified that indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company will assess a reporting unit’s goodwill for impairment during interim periods between its annual tests. There has been no impairment of goodwill in any of the years presented.

The changes in the carrying amount of goodwill for each of the Company’s reportable segments are as follows:

		Global	Global
	Global	Institutional	Healthcare &	Global
(millions)	Industrial	& Specialty	Life Sciences	Energy	Other	Total
December 31, 2017	$2,725.3	$1,027.0	$-	$1,503.2	$211.1	$5,466.6
Segment change (a)	1,278.0	(612.7)	803.1	(1,503.2)	34.8	-
December 31, 2017 revised	$4,003.3	$414.3	$803.1	$-	$245.9	$5,466.6
Current year business combinations (b)	68.4	12.4	3.2	-	-	84.0
Prior year business combinations (c)	(1.2)	-	-	-	(0.9)	(2.1)
Dispositions	-	-	(0.5)	-	-	(0.5)
Effect of foreign currency translation	(108.9)	(8.9)	(30.5)	-	(5.6)	(153.9)
December 31, 2018	$3,961.6	$417.8	$775.3	$-	$239.4	$5,394.1
Current year business combinations (b)	-	135.3	99.0	-	0.7	235.0
Prior year business combinations (c)	(0.2)	-	-	-	-	(0.2)
Effect of foreign currency translation	(37.7)	(4.9)	(14.9)	-	(2.3)	(59.8)
December 31, 2019	$3,923.7	$548.2	$859.4	$-	$237.8	$5,569.1

(a)	Relates to reclassifications made to reportable segments during the first quarter of 2020. The ChampionX business was previously recorded in the Global Energy reportable segment and has been reported as discontinued operations classified as held for sale. Goodwill was assigned to ChampionX and the Downstream operating segment, which is also a reporting unit, based on a relative fair value allocation. The Downstream operating segment, which was previously included in the Global Energy reportable segment has been aggregated into the Global Industrial reportable segment. In addition, the Company established the Global Healthcare & Life Sciences reportable segment which is comprised of the Healthcare and Life Sciences operating segments, which were previously included in the Global Institutional and Global Industrial reportable segments, respectively. These were and continued to be reporting units therefore no goodwill allocation was performed. The Company also renamed the Global Institutional reportable segment to the Global Institutional & Specialty reportable segment. Refer to Note 19 for further information.
(b)	For 2019, $49.4 million of the goodwill recognized as a result of business combinations is expected to be tax deductible. The Company does not expect any of the goodwill related to its 2018 business combinations will be tax deductible.
(c)	Represents purchase price allocation adjustments for business combinations disclosed as preliminary as of the end of the prior year.

Other Intangible Assets

The Nalco trade name is the Company’s only indefinite life intangible asset. During the second quarter of 2019, the Company completed its annual indefinite life intangible asset impairment assessment using a relief from royalty method approach, which incorporates assumptions regarding future sales projections, royalty rates and discount rates. Based on this testing, the estimated fair value of the asset exceeded its carrying amount by a significant margin; therefore, no adjustment to the $1.2 billion carrying amount of the Nalco trade name asset was necessary. Additionally, no events during the second half of 2019 indicated a need to update the Company’s conclusions reached during the second quarter of 2019. There has been no impairment of the Nalco trade name intangible asset since it was acquired in 2011.

The Company’s definite-lived intangible assets include customer relationships, trademarks, patents and other technology primarily recognized from the Company’s business combinations at their acquisition-date fair values. The fair value of identifiable intangible assets is estimated using discounted cash flow approaches or other acceptable valuation methods. Definite-lived intangible assets are amortized on a straight-line basis over their estimated economic lives. The weighted-average useful life of amortizable intangible assets was 14 years as of both December 31, 2019 and 2018.

The weighted-average useful life by type of amortizable asset at December 31, 2019 is as follows:

(years)

Customer relationships	14
Trademarks	14
Patents	15
Other technology	5

The straight-line method of amortization reflects an appropriate allocation of the cost of the intangible assets to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period. The Company evaluates the remaining useful lives of its definite-lived intangible assets each reporting period to determine whether events and circumstances warrant a change to the estimated remaining period of amortization. If the estimate of an intangible asset’s remaining useful life is changed, the remaining carrying amount of the intangible asset will be amortized prospectively over the revised remaining useful life. Total amortization expense related to definite-lived intangible assets during the last three years and future estimated amortization is as follows:

(millions)
2017	$ 185
2018	195
2019	206
2020	209
2021	207
2022	201
2023	196
2024	187

Long-Lived Assets

The Company reviews its long-lived assets, including property, plant and equipment and definite-lived intangible assets, for impairment when significant events or changes in business circumstances indicate that the carrying amount of an asset group may not be recoverable. Such circumstances may include a significant decrease in the market price of an asset group, a significant adverse change in the manner in which the asset group is being used or in its physical condition, or history of operating or cash flow losses associated with the use of an asset group. An impairment loss may be recognized when the carrying amount of an asset group exceeds the anticipated future undiscounted cash flows expected to result from the use of the asset group and its eventual disposition. The amount of the impairment loss to be recorded, if any, is calculated by the excess of the asset group’s carrying amount over the fair value.

In addition, the Company periodically reassesses the estimated remaining useful lives of its long-lived assets. Changes to estimated useful lives would impact the amount of depreciation and amortization recorded in earnings. The Company has not experienced significant changes in the carrying amount or estimated remaining useful lives of its long-lived assets.

Rental and Leases

Lessee

The Company determines whether a lease exists at the inception of the arrangement. In assessing whether a contract is or contains a lease, the Company considers a lease a contract that conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company accounts for lease components separately from the nonlease components (e.g., common-area maintenance costs). Operating leases are recorded in operating lease assets, other current liabilities and operating lease liabilities in the Consolidated Balance Sheet.

Operating lease assets and operating lease liabilities are measured and recognized based on the present value of the future minimum lease payments over the lease term at commencement date. The Company uses the rate implicit in the lease when available or determinable. When the rate implicit in the lease is not determinable, the Company uses its incremental borrowing rate based on the information available at commencement date to determine the present value of future payments. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. Variable lease payments are not included in the lease liability and are recognized as incurred. The Company identified real estate, vehicles and other equipment as the primary classes of leases. Certain leases with a similar class of underlying assets are accounted for as a portfolio of leases.

The Company does not record operating lease assets or liabilities for leases with terms of twelve months or less. Those lease payments will continue to be recognized in the Consolidated Statement of Income on a straight-line basis over the lease term.

Most leases include one or more options to renew, which is at the Company’s sole discretion, with renewal terms that can extend the lease term from one month to multiple years. The lease start date is when the asset is available for use and in possession of the Company. The lease end date, which includes any options to renew that are reasonably certain to be exercised, is based on the terms of the contract. The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise. The Company’s lease agreements do not contain any material restrictive covenants.

Lessor

The Company accounts for lease and nonlease components separately. The nonlease components, such as product and service revenue, are accounted for under Topic 606 Revenue from Contracts with Customers, refer to Note 18 for more information. Revenue from leasing equipment is recognized on a straight-line basis over the life of the lease. Cost of sales includes the depreciation expense for assets under operating leases. The assets are depreciated over their estimated useful lives. Initial lease terms range from one year to five years and most leases include renewal options.

Lease contracts convey the right for the customer to control the equipment for a period of time as defined by the contract. There are no options for the customer to purchase the equipment and therefore the equipment remains the property of the Company at the end of the lease term. Refer to Note 14 for additional information regarding rental and leases.

Income Taxes

Income taxes are recognized during the period in which transactions enter into the determination of financial statement income, with deferred income taxes provided for the tax effect of temporary differences between the carrying amount of assets and liabilities and their tax bases. The Company records a valuation allowance to reduce its deferred tax assets when uncertainty regarding their realizability exists. The Company records liabilities for income tax uncertainties in accordance with the U.S. GAAP recognition and measurement criteria guidance.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was enacted, which reduced the U.S. federal corporate tax rate from 35% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new taxes on certain foreign sourced earnings. The Tax Act added many new provisions including changes to bonus depreciation, the deduction for executive compensation and interest expense, a tax on global intangible low taxed income (GILTI), the base erosion anti abuse tax (BEAT) and a deduction for foreign derived intangible income (FDII). The Company has elected the period cost method and considers the estimated GILTI impact in tax expense beginning in 2018. Refer to Note 13 for additional information regarding income taxes.

Share-Based Compensation

The Company measures compensation expense for share-based awards at fair value at the date of grant and recognizes compensation expense over the service period for awards expected to vest. The majority of grants to retirement eligible recipients (age 55 with required years of service) are recorded to expense using the non-substantive vesting method and are fully expensed over a six-month period following the date of grant. In addition, the Company includes a forfeiture estimate in the amount of compensation expense being recognized based on an estimate of the number of outstanding awards expected to vest.

All excess tax benefits or deficiencies are recognized as discrete income tax items on the Consolidated Statement of Income. The Company recorded $42.3 million, $27.7 million and $39.5 million of excess tax benefits during 2019, 2018 and 2017, respectively. The extent of excess tax benefits is subject to variation in stock price and stock option exercises. Refer to Note 12 for additional information regarding equity compensation plans.

Restructuring Activities

The Company’s restructuring activities are associated with plans to enhance its efficiency, effectiveness and sharpen its competitiveness. These restructuring plans include net costs associated with significant actions involving employee-related severance charges, contract termination costs and asset write-downs and disposals. Employee termination costs are largely based on policies and severance plans, and include personnel reductions and related costs for severance, benefits and outplacement services. These charges are reflected in the quarter in which the actions are probable and the amounts are estimable, which typically is when management approves the associated actions. Contract termination costs include charges to terminate leases prior to the end of their respective terms and other contract termination costs. Asset write-downs and disposals include leasehold improvement write-downs, other asset write-downs associated with combining operations and disposal of assets. Refer to Note 3 for additional information regarding restructuring activities.

Revenue Recognition

Revenue is measured as the amount of consideration expected to be received in exchange for transferring goods or providing service.

Product and Sold Equipment

Revenue from product and sold equipment is recognized when obligations under the terms of a contract with the customer are satisfied, which generally occurs with the transfer of the product or delivery of the equipment.

Service and Lease Equipment

Revenue from service and leased equipment is recognized when the services are provided, or the customer receives the benefit from the leased equipment, which is over time. Service revenue is recognized over time utilizing an input method and aligns with when the services are provided. Typically, revenue is recognized using costs incurred to date because the effort provided by the field selling and service organization represents services provided, which corresponds with the transfer of control. Revenue for leased equipment is accounted for under Topic 842 Leases and recognized on a straight-line basis over the length of the lease contract.

Other Considerations

Contracts with customers may include multiple performance obligations. For contracts with multiple performance obligations, the consideration is allocated between products and services based on their stand-alone selling prices. Stand-alone selling prices are generally based on the prices charged to customers or using an expected cost plus margin. Judgment is used in determining the amount of service that is embedded within the contracts, which is based on the amount of time spent on the performance obligation activities. The level of effort, including the estimated margin that would be charged, is used to determine the amount of service revenue. Depending on the terms of the contract, the Company may defer the recognition of revenue when a future performance obligation has not yet occurred.

Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, which are collected by the Company from a customer, are excluded from revenue. Shipping and handling costs associated with outbound freight are recognized in cost of sales when control over the product has transferred to the customer.

Other estimates used in recognizing revenue include allocating variable consideration to customer programs and incentive offerings, including pricing arrangements, promotions and other volume-based incentives at the time the sale is recorded. These estimates are based primarily on historical experience and anticipated performance over the contract period. Based on the certainty in estimating these amounts, they are included in the transaction price of the contracts and the associated remaining performance obligations. The Company recognizes revenue when collection of the consideration expected to be received in exchange for transferring goods or providing services is probable.

The Company’s revenue policies do not provide for general rights of return. Estimates used in recognizing revenue include the delay between the time that products are shipped and when they are received by customers, when title transfers and the amount of credit memos issued in subsequent periods. Depending on market conditions, the Company may increase customer incentive offerings, which could reduce gross profit margins over the term of the incentive.

Earnings Per Common Share

The difference in the weighted average common shares outstanding for calculating basic and diluted earnings attributable to Ecolab per common share is a result of the dilution associated with the Company’s equity compensation plans. As noted in the table below, certain stock options and units outstanding under these equity compensation plans were not included in the computation of diluted earnings attributable to Ecolab per common share because they would not have had a dilutive effect.

The computations of the basic and diluted earnings attributable to Ecolab per share amounts were as follows:

(millions, except per share)	2019	2018	2017

Net income from continuing operations attributable to Ecolab	$1,425.6	$1,250.3	$1,352.3
Net income from discontinued operations	133.3	178.8	152.3
Net income attributable to Ecolab	$1,558.9	$1,429.1	$1,504.6

Weighted-average common shares outstanding
Basic	288.1	288.6	289.6
Effect of dilutive stock options and units	4.4	4.2	4.4
Diluted	292.5	292.8	294.0

Earnings attributable to Ecolab per common share
Basic EPS
Continuing operations	$ 4.95	$ 4.33	$ 4.67
Discontinued operations	$ 0.46	$ 0.62	$ 0.53
Earnings attributable to Ecolab	$ 5.41	$ 4.95	$ 5.20
Diluted EPS
Continuing operations	$ 4.87	$ 4.27	$ 4.60
Discontinued operations	$ 0.46	$ 0.61	$ 0.52
Earnings attributable to Ecolab	$ 5.33	$ 4.88	$ 5.12

Anti-dilutive securities excluded from the computation of diluted EPS	1.1	2.9	3.4

Amounts do not necessarily sum due to rounding.

Assets Held for Sale

Assets and liabilities are classified as held for sale and presented separately on the balance sheet when all of the following criteria for a plan of sale have been met: (1) management, having the authority to approve the action, commits to a plan to sell the assets; (2) the assets are available for immediate sale, in their present condition, subject only to terms that are usual and customary for sales of such assets; (3) an active program to locate a buyer and other actions required to complete the plan to sell the assets have been initiated; (4) the sale of the assets is probable and is expected to be completed within one year; (5) the assets are being actively marketed for a price that is reasonable in relation to their current fair value; and (6) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or the plan will be withdrawn. The ChampionX business met the criteria to be held for sale immediately prior to the Separation. The ChampionX business was previously recorded in the Global Energy reportable segment, which became the Upstream Energy reportable segment beginning in 2020 and has been reported in discontinued operations. The assets and liabilities held for sale are recorded on the Company’s Consolidated Balance Sheet as Assets held for sale, Long-term assets held for sale, Liabilities held for sale and Long-term liabilities held for sale, respectively.

Discontinued Operations

Discontinued operations comprise those activities that were disposed of during the period or which were classified as held for sale at the end of the period and represent a strategic shift that has or will have a major effect on the Company’s operations and financial results. The ChampionX business met the criteria to be reported as discontinued operations because it was a strategic shift in business that had a major effect on the Company’s operations and financial results. The ChampionX business is presented on the Consolidated Statement of Income as discontinued operations. Refer to Note 5, Discontinued Operations Classified as Held for Sale, for additional information.

Other Significant Accounting Policies

The following table includes a reference to additional significant accounting policies that are described in other notes to the financial statements, including the note number:

Policy	Note
Fair value measurements	8
Derivatives and hedging transactions	9
Share-based compensation	12
Research and development expenditures	15
Legal contingencies	16
Pension and post-retirement benefit plans	17
Reportable segments	19

New Accounting Pronouncements

Standards that are not yet adopted:
Required
	Date of		Date of	Effect on the
Standard	Issuance	Description	Adoption	Financial Statements

ASU 2019-12 - Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes	December 2019

Simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 Income Taxes related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and recognition of deferred tax liabilities for outside basis difference. The new standard also simplifies the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the basis of goodwill.

			January 1, 2021	The Company is currently evaluating the impact of adoption.

ASU 2018-15 - Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force)

August 2018

Aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The amendments require an entity (customer) in a hosting arrangement that is a service contract to determine which implementation costs to capitalize as an asset related to the service contract and which costs to expense.

			January 1, 2020	The Company is anticipating adopting the ASU prospectively. Adoption of the ASU is not expected to have a material impact on the Company's financial statements.

ASU 2018-14 - Compensation - Retirement Benefits - Defined Benefit Plans - General (Subtopic 715-20): Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans	August 2018

Modifies disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. This includes, but is not limited to, the removal of the requirement to disclose the amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit cost over the next fiscal year, and the addition of a requirement to disclose the weighted-average interest crediting rates for cash balance plans and other plans with promised interest crediting rates.

			January 1, 2020	The new disclosure requirements are applied on a retrospective basis to all periods presented. Adoption of the ASU is not expected to have a material impact on the Company's financial statements.

ASU 2017-04 - Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment	January 2017

Simplifies subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill.

January 1, 2020

The ASU must be applied on a prospective basis upon adoption. As described in Note 2 the Company has passed Step 1 of its annual impairment assessment, accordingly, adoption of the ASU is not expected to have a material impact on the Company's financial statements when completing future impairment analyses.

Credit Losses ASUs:
ASU 2019-11 - Codification Improvements to Topic 326, Financial Instruments - Credit Losses
ASU 2019-05 - Financial Instruments - Credit Losses (Topic 326): Targeted Transition Relief
ASU 2018-19 - Codification Improvements to Topic 326, Financial Instruments - Credit Losses
ASU 2016-13 - Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments

Various

Addresses the recognition, measurement, presentation and disclosure of credit losses on trade and reinsurance receivables, loans, debt securities, net investments in leases, off-balance-sheet credit exposures and certain other instruments. Amends guidance on reporting credit losses from an incurred model to an expected model for assets held at amortized cost, such as accounts receivable, loans and held-to-maturity debt securities. Additional disclosures will also be required.

January 1, 2020

The Company has identified the financial assets to primarily include trade and notes receivable. The Company is updating current accounting policies to be in accordance with the new standard, and the impact of adoption is not expected to be material to the Company's financial statements.

Standards that were adopted:
	Date of		Date of	Effect on the
Standard	Issuance	Description	Adoption	Financial Statements

ASU 2018-02 - Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income	February 2018

Allows entities to reclassify stranded tax effects resulting from the Tax Cut and Jobs Act (“the Act”) from accumulated other comprehensive income to retained earnings. Tax effects stranded in other comprehensive income for reasons other than the impact of the Act cannot be reclassified.

January 1, 2019

In order to improve the usefulness and transparency, the Company made the election to reclassify $61.2 million of income tax effects of the Tax Cuts and Jobs Act from accumulated other comprehensive income to retained earnings related to pension and derivatives.

ASU 2018-16 - Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes
ASU 2017-12 - Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities

Various

Amends the hedge accounting recognition and presentation requirements. Simplifies the application of hedge accounting and the requirements for hedge documentation and effectiveness testing. Requires presentation of all items that affect earnings in the same income statement line as the hedged item. Expands the benchmark interest rates that can be used for hedge accounting.

			January 1, 2019	Adoption of this guidance did not have a material impact on the results of operations, financial position or cash flows. Required disclosures under the new guidance are included in Note 9.

Lease ASUs:
ASU 2019-01 - Leases (Topic 842): Codification Improvements
ASU 2018-20 - Leases (Topic 842): Narrow-Scope Improvements for Lessors
ASU 2018-11 - Leases (Topic 842) Targeted Improvements
ASU 2018-10 - Codification Improvements to Topic 842, Leases
ASU 2018-01 - Leases (Topic 842): Land Easement Practical Expedient
ASU 2016-02 - Leases (Topic 842)

	Various	Introduces the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous guidance.	January 1, 2019	See additional information regarding the impact of this guidance on the Company's financial statements at the bottom of this table in note (a).

No other new accounting pronouncement issued or effective has had or is expected to have a material impact on the Company’s consolidated financial statements.

(a)	Leases

On January 1, 2019, the Company adopted Topic 842 Leases (“the new lease standard”) prospectively and recorded a cumulative effect adjustment to the opening balance of retained earnings of $2.8 million, which includes discontinued operations of $0.4 million. The Company elected the package of practical expedients permitted under the transition guidance within the new lease standard, which allows the Company to carryforward the historical lease classification, to not reassess whether existing contracts are or contain a lease and not to reassess initial direct costs. The Company also elected the land easement practical expedient.

In addition, the Company elected the hindsight practical expedient to determine the lease term for existing leases. When applying the hindsight expedient, the Company determined that it was not reasonably certain that most renewal options would be exercised and therefore the Company did not include the renewal period in our determination of the expected lease term. The Company made an accounting policy election to not apply the recognition requirements of the new standard to leases with terms of twelve months or less and which do not include an option to purchase the underlying assets which is reasonably certain of exercise.

Adoption of the new standard resulted in the recording of additional net operating lease assets and operating lease liabilities of $572.2 million and $575.0 million, respectively, as of January 1, 2019. Net operating lease assets and operating lease liabilities recorded in assets and liabilities held for sale were $111.8 million and $112.2 million, respectively. The difference between the operating lease assets and operating lease liabilities was recorded as an adjustment to retained earnings. There was no impact to consolidated net earnings or cash flows. Further information related to the Company’s adoption of the new lease standard is included in Note 14.

3. SPECIAL (GAINS) AND CHARGES

Special (gains) and charges reported on the Consolidated Statement of Income included the following:

(millions)	2019	2018	2017
Cost of sales
Restructuring activities	$20.4	$5.4	$4.6
Acquisition and integration activities	7.6	(0.6)	13.2
Other	10.5	-	-
Cost of sales subtotal	38.5	4.8	17.8

Special (gains) and charges
Restructuring activities	93.2	75.9	39.9
Acquisition and integration activities	5.6	8.8	15.4
Gain on sale of business	-	-	(46.1)
Venezuela related gain	-	-	(2.8)
Other	21.4	28.0	(1.4)
Special (gains) and charges subtotal	120.2	112.7	5.0

Operating income subtotal	158.7	117.5	22.8

Interest expense, net	0.2	0.3	21.9
Other (income) expense	9.5	-	-

Total special (gains) and charges	$168.4	$117.8	$44.7

For segment reporting purposes, special (gains) and charges are not allocated to reportable segments, which is consistent with the Company’s internal management reporting.

Restructuring Activities

Restructuring activities in 2019 and 2018 are primarily related to Accelerate 2020 (described below). Restructuring activities have been included as a component of both cost of sales and special (gains) and charges on the Consolidated Statement of Income. Restructuring liabilities have been classified as a component of other current and other noncurrent liabilities on the Consolidated Balance Sheet.

Accelerate 2020

During the third quarter of 2018, the Company formally commenced a restructuring plan Accelerate 2020 (“the Plan”), to leverage technology and systems investments and organizational changes. During the first quarter of 2019, the Company raised its goals for the Plan to simplify and automate processes and tasks, reduce complexity and management layers, consolidate facilities and focus on key long-term growth areas by leveraging technology and structural improvements. The Company expects that the restructuring activities will be completed by the end of 2020, with anticipated costs of $215 million ($165 million after tax) over this period of time. Costs are expected to be primarily cash expenditures for severance costs and some facility closure costs relating to team reorganizations. Actual costs may vary from these estimates depending on actions taken.

The Company recorded restructuring charges of $113.0 million ($86.5 million after tax) and $84.4 million ($64.3 million after tax) in 2019 and 2018, respectively, primarily related to severance. Of these expenses, $2.0 million ($1.5 million after tax) is recorded in other income expense and related to pension settlements and curtailments. The liability related to this Restructuring Plan was $95.5 million and $60.6 million as of December 31, 2019 and 2018, respectively. The Company has recorded $197.4 million ($150.8 million after tax) of cumulative restructuring charges under the Plan.

Restructuring activity related to the Plan since inception of the underlying actions includes the following:

	Employee
	Termination	Asset
(millions)	Costs	Disposals	Other	Total
2018 Activity
Recorded expense	$80.2	$-	$4.2	$84.4
Net cash payments	(22.2)	-	(1.1)	(23.3)
Non-cash charges	-	-	-	-
Effect of foreign currency translation	(0.5)	-	-	(0.5)
Restructuring liability, December 31, 2018	57.5	-	3.1	60.6

2019 Activity
Recorded expense	102.3	0.2	10.5	113.0
Net cash payments	(65.3)	1.2	(10.1)	(74.2)
Non-cash charges	-	(1.4)	(2.0)	(3.4)
Effect of foreign currency translation	(0.5)	-	-	(0.5)
Restructuring liability, December 31, 2019	$94.0	$-	$1.5	$95.5

Other Restructuring Activities

During 2019, the Company incurred restructuring charges of $4.1 million ($3.3 million after tax) related to an immaterial restructuring plan. The charges are comprised of severance, facility closure costs, including asset disposals and consulting fees. Prior to 2018, the Company engaged in a number of restructuring plans. During 2017, the Company commenced restructuring and other cost-saving actions in order to streamline operations. These actions include a reduction of the Company’s global workforce, as well as asset disposals and lease terminations. Actions were substantially completed in 2017. The Company also has restructuring plans that commenced prior to 2016. During 2019, net restructuring gains related to prior year plans were $1.5 million ($1.1 million after tax). During 2018, net restructuring gains related to prior year plans were $3.1 million ($2.4 million after tax). The gains recorded were due to finalizing estimates upon completion of projects. During 2017, the Company recorded restructuring charges of $44.5 million ($32.3 million after tax).

The restructuring liability balance for all plans excluding Accelerate 2020 was $7.7 million and $14.9 million as of December 31, 2019 and 2018, respectively. The reduction in liability was driven primarily by severance payments. The remaining liability is expected to be paid over a period of a few months to several quarters and will continue to be funded from operating activities. Cash payments during 2019 related to these restructuring plans were $8.3 million.

Acquisition and integration related costs

Acquisition and integration costs reported in special (gains) and charges on the Consolidated Statement of Income in 2019 include $5.6 million ($4.1 million after tax). Charges are related to the Bioquell, PLC (“Bioquell”) and the Laboratoires Anios (“Anios”) acquisition and consist of integration costs, advisory and legal fees. Acquisition and integration costs reported in product and equipment cost of sales on the Consolidated Statement of Income in 2019 include $7.6 million ($5.6 million after tax) and are related to recognition of fair value step-up in the Bioquell inventory and facility closure costs. In conjunction with its acquisitions, the Company incurred $0.2 million ($0.1 million after tax) of interest expense in 2019.

During 2018, acquisition and integration costs reported in special (gains) and charges on the Consolidated Statement of Income included $8.8 million ($6.1 million after tax). Charges are primarily related to Anios integration costs, advisory and legal fees. The acquisition and integration gain reported in product and equipment cost of sales on the Consolidated Statement of Income in 2018 relate to changes in estimates related to an early lease exit. In conjunction with its acquisitions, the Company incurred $0.3 million ($0.2 million after tax) of interest expense in 2018.

During 2017, acquisition and integration costs reported in special (gains) and charges on the Consolidated Statement of Income included $15.4 million ($9.9 million after tax) of acquisition costs, advisory and legal fees, and integration charges for the Anios and Swisher acquisitions. Acquisition and integration costs reported in cost of sales on the Consolidated Statement of Income in 2017 included $13.2 million ($8.6 million after tax) related primarily to disposal of excess inventory upon the closure of Swisher plants, accelerated rent expense, and amounts related to recognition of fair value step up in the Anios inventory. Further information related to the Company’s acquisitions is included in Note 4.

Gain on sale of business

During 2017, the Company disposed of the Equipment Care business and recorded a gain of $46.1 million ($12.4 million after tax primarily due to non-deductible goodwill) net of working capital adjustments, costs to sell and other transaction expenses. The gain has been included as a component of special (gains) and charges on the Consolidated Statement of Income.

Venezuela related activities

Effective as of the end of the fourth quarter of 2015, the Company deconsolidated its Venezuelan subsidiaries. The Company recorded gains due to U.S. dollar cash recoveries of intercompany receivables written off at the time of deconsolidation of $2.8 million ($1.7 million after tax) in 2017. No such gains occurred in 2019 or 2018.

Other

During 2019, the Company recorded other special charges of $21.4 million ($16.2 million after tax) which primarily related to legal charges partially offset by a litigation settlement. Other special charges reported in product and equipment cost of sales on the Consolidated Statement of Income in 2019 of $10.5 million ($7.1 million after tax) relate to a Healthcare product recall in Europe.

During 2018, the Company recorded other special charges of $28.0 million ($21.2 million after tax) which primarily consisted of a $25.0 million ($18.9 million after tax) commitment to the Ecolab Foundation. Other charges, primarily litigation related charges, were minimal and have been included as a component of special (gains) and charges on the Consolidated Statement of Income.

During 2017, the Company recorded other gains of $1.4 million ($0.7 million after tax), primarily related to litigation recoveries. These recoveries have been included as a component of special (gains) and charges on the Consolidated Statement of Income.

Other (Income) Expense

During 2019, the Company recorded other expense of $9.5 million ($7.2 million after tax) related to pension curtailments and settlements due to the ChampionX separation and Accelerate 2020, respectively, as discussed further above. These charges have been included as a component of other income expense on the Consolidated Statement of Income.

Interest Expense, net

During 2019 and 2018, an immaterial amount of interest expense was recorded due to acquisition and integration costs.

During 2017, in anticipation of U.S. tax reform and a potential limit on interest deductibility in future years, the Company entered into transactions to exchange or retire certain long-term debt, and incurred debt exchange and extinguishment charges of $21.9 million ($13.6 million after tax). This charge has been included as a component of interest expense, net on the Consolidated Statement of Income.

4. ACQUISITIONS AND DISPOSITIONS

Acquisitions

The Company makes business acquisitions that align with its strategic business objectives. The assets and liabilities of the acquired businesses have been recorded as of the acquisition date, at their respective fair values, and are included in the Consolidated Balance Sheet. The purchase price allocation is based on estimates of the fair value of assets acquired and liabilities assumed. The aggregate purchase price of acquisitions has been reduced for any cash or cash equivalents acquired. Acquisitions during 2019, 2018 and 2017 were not significant to the Company’s consolidated financial statements; therefore, pro forma financial information is not presented.

2019 Activity

During 2019, the Company acquired Bioquell, a life sciences business which sells bio-decontamination products and services to the Life Sciences and Healthcare industries. This business became part of the Global Healthcare & Life Sciences reportable segment. During 2018, the Company deposited $179.3 million (£140.5 million) in an escrow account that was released upon closing of the transaction in February 2019. As shown within Note 6, this was recorded as restricted cash within other assets on the Consolidated Balance Sheet as of December 31, 2018.

The Company also acquired Lobster Ink, a leading provider of end-to-end online customer training solutions. This acquired business became part of the Global Institutional & Specialty reportable segment. The purchase price included an earn-out based on achievement of a revenue-based target in any of the three years following the acquisition. The acquisition date fair value of the earn-out was reflected in the total purchase consideration exchanged for the acquisition and recorded as contingent consideration liability. The earn-out has not yet been paid or settled and the contingent consideration liability is recorded within other liabilities as of December 31, 2019.

The Company also acquired Chemstar Corporation, a leading provider of cleaning and sanitizing products for the retail industry with a focus on cleaning chemicals and food safety. This acquired business became part of the Global Institutional & Specialty reportable segment.

The Company also acquired Gallay Medical & Scientific which sells, installs, and services medical equipment and associated chemistry primarily for hospitals, healthcare facilities, and dental clinics. The acquired business became part of the Global Healthcare & Life Sciences reportable segment.

Purchase accounting for these transactions is not yet complete pending finalization of certain estimated values. The amounts recorded reflect the Company’s best estimates as of December 31, 2019 and are subject to change. Annualized pre-acquisition sales for the businesses acquired in 2019 were $134 million.

There were no significant purchase price adjustments recorded in 2019 related to 2018 acquisitions.

2018 Activity

During 2018, the Company acquired a water business which provides a range of services to Nalco Water institutional customers. This acquired business became part of the Company’s Global Industrial reportable segment. In addition, the Company acquired an institutional business which provides a range of cleaning and disinfection products for the hospitality, leisure, residential care, housekeeping and janitorial sectors. These acquisitions have been accounted for using the acquisition method of accounting. In addition, there were no significant purchase price adjustments recorded in 2018 related to 2017 acquisitions.

2017 Activity

In 2017, the Company acquired a business which provides water solutions to automotive customers and a paper chemicals business. These businesses became part of the Company’s Global Industrial reportable segment. Also in 2017, the Company acquired U.S. based pest elimination businesses that provide specialized capabilities in food storage. These businesses became part of the Company’s Other reportable segment. Annualized pre-acquisition sales of the businesses acquired were approximately $120 million. In addition, there were no significant purchase price adjustments recorded in 2017 related to 2016 acquisitions.

Acquisitions

The components of the consideration exchanged for other acquisitions, excluding the Anios transaction (as further disclosed below), for transactions during 2019, 2018 and 2017, are shown in the following table.

(millions)	2019	2018	2017
Net tangible assets (liabilities) acquired and equity method investments	$(8.0)	$30.1	$21.9

Identifiable intangible assets
Customer relationships	115.7	101.5	67.0
Trademarks	24.1	3.9	2.5
Non-compete agreements	-	2.6	0.2
Other technology	48.9	6.5	7.6
Total intangible assets	188.7	114.5	77.3

Goodwill	234.8	81.9	78.9
Total aggregate purchase price	415.5	226.5	178.1

Acquisition-related liabilities and contingent considerations	(24.1)	(1.5)	(0.8)
Net consideration exchanged for acquisitions, including acquisition-
related liabilities and contingent considerations	$391.4	$225.0	$177.3

The 2019, 2018 and 2017 acquisition-related liabilities primarily consist of holdback liabilities and contingent considerations.

The weighted average useful lives of identifiable intangible assets acquired, excluding the Anios transaction were, 12,13, and 12 years as of December 31, 2019, 2018 and 2017, respectively.

Anios Acquisition

On February 1, 2017, the Company acquired Anios for total consideration of $798.3 million, including satisfaction of outstanding debt. Anios had annualized pre-acquisition sales of approximately $245 million and is a leading European manufacturer and marketer of hygiene and disinfection products for the healthcare, food service, and food and beverage processing industries. Anios provides an innovative product line that expands the solutions the Company is able to offer, while also providing a complementary geographic footprint within the healthcare market. During 2016, the Company deposited €50 million in an escrow account that was released back to the Company upon closing of the transaction in February 2017. This was recorded as restricted cash within other assets on the Consolidated Balance Sheet as of December 31, 2016.

The Company incurred certain acquisition and integration costs associated with the transaction that were expensed and are reflected in the Consolidated Statement of Income. Refer to Note 3 for additional information related to the Company’s special (gains) and charges related to such activities.

The components of the cash paid for Anios are shown in the following table.

(millions)	2017
Tangible assets	$139.8
Identifiable intangible assets
Customer relationships	252.0
Trademarks	65.7
Other technology	16.1
Total assets acquired	473.6

Goodwill	511.7

Total liabilities	187.0
Total consideration transferred	798.3

Long-term debt repaid upon close	192.8
Net consideration transferred to sellers	$605.5

Tangible assets are primarily comprised of accounts receivable of $64.8 million, property, plant and equipment of $24.7 million and inventory of $29.1 million. Liabilities primarily consist of deferred tax liabilities of $102.3 million and current liabilities of $62.5 million.

Customer relationships, trademarks and other technology are being amortized over weighted average lives of 20, 17, and 11 years, respectively.

Goodwill of $511.7 million arising from the acquisition consists largely of the synergies and economies of scale expected through adding complementary geographies and innovative products to the Company’s healthcare portfolio. The goodwill arising from the acquisition was assigned to the Global Institutional & Specialty reportable segment, the Global Healthcare & Life Sciences reportable segment and the Global Industrial reportable segments. None of the goodwill recognized is expected to be deductible for income tax purposes.

Dispositions

In November 2017, the Company completed the sale of its Equipment Care business to a third party for $132.6 million, net of working capital adjustments, costs to sell and other transaction expenses. Prior to its sale, Equipment Care provided equipment repair, maintenance, and preventative maintenance services for the commercial food service industry. Consideration received consisted of $118.8 million of cash, a note receivable of $15.0 million and a $5.0 million equity interest in the acquiring entity. The Company recognized a gain of $46.1 million ($12.4 million after tax, primarily due to non-deductible goodwill), which is recorded in special (gains) and charges in the Consolidated Statement of Income. Equipment Care sales were approximately $180 million in 2016 and were included in Other.

No dispositions were significant to the Company’s consolidated financial statements for 2019, 2018 or 2017.

5. DISCONTINUED OPERATIONS CLASSIFIED AS HELD FOR SALE

On June 3, 2020, the Company effected the split-off of ChampionX through an offer to exchange (the “Exchange Offer”) all shares of ChampionX common stock owned by Ecolab for outstanding shares of Ecolab common stock. In the Exchange Offer, which was oversubscribed, the Company accepted approximately 5.0 million shares of Ecolab common stock in exchange for approximately 122.2 million shares of ChampionX common stock. In the Merger, each outstanding share of ChampionX common stock was converted into the right to receive one share of Apergy common stock, and ChampionX survived the Merger as a wholly owned subsidiary of ChampionX Corporation (f/k/a Apergy). In connection with and in accordance with the terms of the Transaction, prior to the consummation of the Exchange Offer and the Merger, ChampionX distributed $527.4 million in cash to Ecolab.

As the sale of this business represented a strategic shift in the operations of the Company that had a major effect on the Company’s operations and results, the discontinued operations criteria were met for the ChampionX business. The historical financial results of the ChampionX business are reflected in the Company’s consolidated financial statements as discontinued operations, for all periods presented, and assets and liabilities were retrospectively reclassified as assets and liabilities held for sale.

Summarized results of the Company’s discontinued operations are as follows:

(millions)	2019	2018	2017

Product and equipment sales	$2,109.9	$2,225.0	$2,080.6
Service and lease sales	234.4	221.1	224.2
Net sales	2,344.3	2,446.1	2,304.8
Product and equipment cost of sales	1,488.9	1,567.9	1,460.3
Service and lease cost of sales	188.7	182.7	189.3
Cost of sales (including special charges)	1,677.6	1,750.6	1,649.6
Selling, general and administrative expenses	406.7	462.8	461.0
Special (gains) and charges	91.4	14.0	(8.6)
Operating income	168.6	218.7	202.8
Other (income) expense	0.7	—	—
Interest expense, net	0.5	1.2	0.4
Income before income taxes	167.4	217.5	202.4
Provision for income taxes	34.1	43.1	54.0
Net income including noncontrolling interest	133.3	174.4	148.4
Net income attributable to noncontrolling interest	-	(4.4)	(3.9)
Net income from discontinued operations, net of tax	$133.3	$178.8	$152.3

Special (gains) and charges of $91.4 million and $18.8 million in 2019 and 2018, respectively, primarily relate to professional fees incurred to support the Transaction and restructuring charges specifically related to the ChampionX business. Special charges of $17.5 million in 2017 primarily relate to a fixed asset impairment and contract termination charge. These charges have been included as a component of both cost of sales and special (gains) and charges in discontinued operations.

Assets and liabilities of discontinued operations are summarized below:

(millions)	2019	2018

ASSETS
Current assets
Cash and cash equivalents	$67.6	$50.8
Accounts receivable, net	414.5	452.3
Inventories	424.0	442.4
Other current assets	44.7	44.7
Total current assets	950.8	990.2
Property, plant and equipment, net	726.6	748.9
Goodwill	1,682.6	1,683.9
Other intangible assets, net	745.0	858.1
Operating lease assets	110.8	-
Other assets	67.8	50.2
Total assets	$4,283.6	$4,331.3

LIABILITIES AND EQUITY
Current liabilities
Short-term debt	$0.1	$0.9
Accounts payable	209.0	205.2
Compensation and benefits	33.8	37.5
Income taxes	5.9	3.9
Other current liabilities	112.7	60.2
Total current liabilities	361.5	307.7
Long-term debt	0.4	0.1
Postretirement health care and pension benefits	3.6	0.9
Deferred income taxes	203.1	223.0
Operating lease liabilities	79.2	-
Other liabilities	15.8	15.8
Total liabilities	$663.6	$547.5

In connection with the Transaction, the Company entered into agreements with ChampionX and Apergy to effect the separation and to provide a framework for the relationship following the separation, which included a Separation and Distribution Agreement, an Intellectual Property Matters Agreement, an Employee Matters Agreement, a Transition Services Agreement, and a Tax Matters Agreement. Transition services primarily involve the Company providing certain services to ChampionX related to general and administrative services for terms of up to 18 months following the separation.

The Company also entered into a Master Cross Supply and Product Transfer agreement with ChampionX to provide, receive or transfer certain products for a period up to 36 months. Sales of product to ChampionX under this agreement will be recorded in product and equipment sales in the Corporate segment along with the related cost of sales, while purchases from ChampionX will be recorded in inventory.

6. BALANCE SHEET INFORMATION

	December 31	December 31
(millions)	2019	2018
Accounts receivable, net
Accounts receivable	$2,437.5	$2,262.6
Allowance for doubtful accounts	(55.5)	(52.4)
Total	$2,382.0	$2,210.2

Inventories
Finished goods	$668.5	$715.4
Raw materials and parts	437.9	409.1
Inventories at FIFO cost	1,106.4	1,124.5
FIFO cost to LIFO cost difference	(24.8)	(20.5)
Total	$1,081.6	$1,104.0

Other current assets
Prepaid assets	$101.8	$113.2
Taxes receivable	107.0	120.2
Derivative assets	53.3	41.8
Other	33.1	34.2
Total	$295.2	$309.4

Property, plant and equipment, net
Land	$158.9	$156.9
Buildings and leasehold improvements	965.5	912.7
Machinery and equipment	1,701.7	1,559.1
Merchandising and customer equipment	2,742.9	2,525.9
Capitalized software	750.4	643.2
Construction in progress	348.1	329.5
	6,667.5	6,127.3
Accumulated depreciation	(3,439.2)	(3,040.2)
Total	$3,228.3	$3,087.1

Other intangible assets, net
Intangible assets not subject to amortization
Trade names	$1,230.0	$1,230.0
Intangible assets subject to amortization
Customer relationships	2,378.9	2,283.6
Trademarks	285.2	260.2
Patents	459.0	451.7
Other technology	214.5	160.2
	3,337.6	3,155.7
Accumulated amortization
Customer relationships	(1,147.6)	(1,013.1)
Trademarks	(135.1)	(115.8)
Patents	(221.7)	(197.6)
Other technology	(135.7)	(119.6)
	(1,640.1)	(1,446.1)
Net intangible assets subject to amortization	1,697.5	1,709.6
Total	$2,927.5	$2,939.6

Other assets
Deferred income taxes	$136.2	$96.2
Pension	31.1	39.0
Derivative asset	25.4	11.8
Restricted cash	-	179.3
Other	323.6	308.6
Total	$516.3	$634.9

	December 31	December 31
(millions)	2019	2018
Other current liabilities
Discounts and rebates	$331.4	$291.3
Dividends payable	135.6	132.4
Interest payable	40.9	44.5
Taxes payable, other than income	102.9	105.8
Derivative liabilities	5.2	19.1
Restructuring	98.5	70.5
Contract liability	76.7	67.7
Operating lease liabilities	122.1	-
Other	197.4	214.6
Total	$1,110.7	$945.9

Accumulated other comprehensive loss
Unrealized gain (loss) on derivative financial instruments, net of tax	$(4.1)	$2.0
Unrecognized pension and postretirement benefit expense, net of tax	(823.8)	(518.9)
Cumulative translation, net of tax	(1,261.8)	(1,244.8)
Total	$(2,089.7)	$(1,761.7)

7. DEBT AND INTEREST

Short-term Debt

The following table provides the components of the Company’s short-term debt obligations, along with applicable interest rates as of December 31, 2019 and 2018:

	2019		2018
		Average		Average
	Carrying	Interest	Carrying	Interest
(millions)	Value	Rate	Value	Rate
Short-term debt
Commercial paper	$55.1	(0.30)%	$165.4	0.18%
Notes payable	24.5	3.53%	175.9	1.44%
Long-term debt, current maturities	300.9		401.4
Total	$380.5		$742.7

Line of Credit

As of December 31, 2019, the Company had in place a $2.0 billion multi-currency revolving credit facility which matures in November 2022. The credit facility has been established with a diverse syndicate of banks and supports the Company’s U.S. and Euro commercial paper programs. There were no borrowings under the Company’s credit facility as of December 31, 2019 and 2018.

Commercial Paper

The Company’s commercial paper program is used as a potential source of liquidity and consists of a $2.0 billion U.S. commercial paper program and a $2.0 billion Euro commercial paper program. The maximum aggregate amount of commercial paper that may be issued by the Company under its commercial paper programs may not exceed $2.0 billion.

As of December 31, 2019 and 2018, the Company had $55.1 million (€50.0 million) and $141.4 million (€125.0 million), respectively, of commercial paper outstanding under its Euro program and as of December 31, 2018 the Company had $24.0 million outstanding under its U.S. program.

As of December 31, 2019, the Company’s short-term borrowing program was rated A-2 by Standard & Poor’s, P-2 by Moody’s and F-1 by Fitch.

Notes Payable

The Company’s notes payable consists of uncommitted credit lines with major international banks and financial institutions, primarily to support global cash pooling structures. As of December 31, 2019 and 2018, the Company had $24.5 million and $175.9 million, respectively, outstanding under these credit lines. Approximately $1,420 million and $575 million of these credit lines were available for use as of December 31, 2019 and 2018, respectively.

Long-term Debt

The following table provides the components of the Company’s long-term debt obligations, along with applicable interest rates as of December 31, 2019 and 2018:

		2019				2018
			Stated	Effective		Stated	Effective
	Maturity	Carrying	Interest	Interest	Carrying	Interest	Interest
(millions)	by Year	Value	Rate	Rate	Value	Rate	Rate

Long-term debt
Public notes (2019 principal amount)
Three year 2016 senior notes ($400 million)	2019	$ -	-%	-%	$399.7	2.00%	3.24%
Five year 2015 senior notes ($300 million)	2020	300.0	2.25%	2.79%	299.5	2.25%	2.79%
Ten year 2011 senior notes ($1.02 billion)	2021	1,018.3	4.35%	4.43%	1,017.6	4.35%	4.43%
Five year 2017 senior notes ($500 million)	2022	497.8	2.38%	2.55%	496.9	2.38%	2.55%
Seven year 2016 senior notes ($400 million)	2023	398.5	3.25%	3.49%	398.0	3.25%	3.49%
Seven year 2016 senior notes (€575 million)	2024	628.4	1.00%	1.10%	644.1	1.00%	1.09%
Ten year 2015 senior notes (€575 million)	2025	630.0	2.63%	2.96%	646.3	2.63%	2.94%
Ten year 2016 senior notes ($750 million)	2026	744.5	2.70%	2.93%	743.8	2.70%	2.93%
Ten year 2017 senior notes ($500 million)	2027	495.4	3.25%	3.37%	494.8	3.25%	3.37%
Thirty year 2011 senior notes ($458 million)	2041	451.9	5.50%	5.56%	451.6	5.50%	5.56%
Thirty year 2016 senior notes ($250 million)	2046	246.2	3.70%	3.76%	246.1	3.70%	3.76%
Thirty year 2017 senior notes ($700 million)	2047	610.4	3.95%	4.15%	609.0	3.95%	4.14%
Private notes (2019 principal amount)
Series B private placement senior notes ($250 million)	2023	249.6	4.32%	4.36%	249.4	4.32%	4.36%
Finance lease obligations and other		3.0			6.1
Total debt		6,274.0			6,702.9
Long-term debt, current maturities		(300.9)			(401.4)
Total long-term debt		$5,973.1			$6,301.5

Public Notes

The Company’s public notes may be redeemed by the Company at its option at redemption prices that include accrued and unpaid interest and a make-whole premium. Upon the occurrence of a change of control accompanied by a downgrade of the notes below investment grade rating, within a specified time period, the Company would be required to offer to repurchase the public notes at a price equal to 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest to the date of repurchase. The public notes are senior unsecured and unsubordinated obligations of the Company and rank equally with all other senior and unsubordinated indebtedness of the Company.

Private Note

The Company’s private note may be redeemed by the Company at its option at a redemption price that includes accrued and unpaid interest and a make-whole premium. Upon the occurrence of specified changes of control involving the Company, the Company would be required to offer to repurchase the private note at a price equal to 100% of the aggregate principal amount thereof, plus any accrued and unpaid interest to the date of repurchase. Additionally, the Company would be required to make a similar offer to repurchase the private note upon the occurrence of specified merger events or asset sales involving the Company, when accompanied by a downgrade of the private note below investment grade rating, within a specified time period. The private note is an unsecured senior obligation of the Company and ranks equal in right of payment with all other senior indebtedness of the Company. The private note shall be unconditionally guaranteed by subsidiaries of the Company in certain circumstances, as described in the note purchase agreement as amended.

Covenants and Future Maturities

The Company is in compliance with all covenants under the Company’s outstanding indebtedness at December 31, 2019.

As of December 31, 2019, the aggregate annual maturities of long-term debt for the next five years were:

(millions)
2020	$ 301
2021	1,020
2022	498
2023	648
2024	628

Net Interest Expense

Interest expense and interest income incurred during 2019, 2018 and 2017 were as follows:

(millions)	2019	2018	2017
Interest expense	$214.4	$235.5	$272.2
Interest income	(23.7)	(14.4)	(17.6)
Interest expense, net	$190.7	$221.1	$254.6

Interest expense generally includes the expense associated with the interest on the Company’s outstanding borrowings. Interest expense also includes the amortization of debt issuance costs and debt discounts, which are both recognized over the term of the related debt.

During 2017, in anticipation of U.S. tax reform and a potential limit on interest deductibility in future years, the Company entered into transactions to exchange or retire certain long-term debt, and incurred debt exchange and extinguishment charges of $21.9 million ($13.6 million after tax) , which are included as a component of interest expense, net on the Consolidated Statement of Income.

8. FAIR VALUE MEASUREMENTS

The Company’s financial instruments include cash and cash equivalents, restricted cash, accounts receivable, accounts payable, contingent consideration obligations, commercial paper, notes payable, foreign currency forward contracts, interest rate swap agreements and long-term debt.

Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the most observable inputs be used when available. The hierarchy is broken down into three levels:

Level 1 - Inputs are quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2 - Inputs include observable inputs other than quoted prices in active markets.

Level 3 - Inputs are unobservable inputs for which there is little or no market data available.

The carrying amount and the estimated fair value for assets and liabilities measured on a recurring basis were:

	December 31, 2019
(millions)	Carrying	Fair Value Measurements
	Amount	Level 1	Level 2	Level 3
Assets
Foreign currency forward contracts	$83.9	$-	$83.9	$-

Liabilities
Foreign currency forward contracts	10.0	-	10.0	-

	December 31, 2018
(millions)	Carrying	Fair Value Measurements
	Amount	Level 1	Level 2	Level 3
Assets
Foreign currency forward contracts	$72.3	$-	$72.3	$-

Liabilities
Foreign currency forward contracts	41.1	-	41.1	-
Interest rate swap agreements	0.2	-	0.2	-

The carrying value of foreign currency forward contracts is at fair value, which is determined based on foreign currency exchange rates as of the balance sheet date and classified within level 2. The carrying value of interest rate swap contracts is at fair value, which is determined based on current interest rates and forward interest rates as of the balance sheet date and is classified within level 2. For purposes of fair value disclosure above, derivative values are presented gross. See further discussion of gross versus net presentation of the Company's derivatives within Note 9.

Contingent consideration liabilities are recognized and measured at fair value at the acquisition date and thereafter until paid or settled. Contingent consideration is classified within level 3 as the underlying fair value is determined using income-based valuation approaches appropriate for the terms and conditions of each respective earn-out. The consideration expected to be transferred is based on the

Company’s expectations of various financial measures. The ultimate payment of contingent consideration could deviate from current estimates based on the actual results of these financial measures. Contingent consideration activities during 2019 and 2018 were not significant to the Company’s consolidated financial statements. There were no contingent consideration activities during 2017.

The carrying values of accounts receivable, accounts payable, cash and cash equivalents, restricted cash, commercial paper and notes payable approximate fair value because of their short maturities, and as such are classified within level 1.

The fair value of long-term debt is based on quoted market prices for the same or similar debt instruments (classified as level 2). The carrying amount and the estimated fair value of long-term debt, including current maturities, held by the Company were:

	December 31, 2019		December 31, 2018
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Long-term debt, including current maturities	$6,274.0	$6,861.6	$6,702.9	$6,844.5

9. DERIVATIVES AND HEDGING TRANSACTIONS

The Company uses foreign currency forward contracts, interest rate swap agreements and foreign currency debt to manage risks associated with foreign currency exchange rates, interest rates and net investments in foreign operations. The Company does not hold derivative financial instruments of a speculative nature or for trading purposes. The Company records derivatives as assets and liabilities on the balance sheet at fair value. Changes in fair value are recognized immediately in earnings unless the derivative qualifies and is designated as a hedge. Cash flows from derivatives are classified in the statement of cash flows in the same category as the cash flows from the items subject to designated hedge or undesignated (economic) hedge relationships. The Company evaluates hedge effectiveness at inception and on an ongoing basis. If a derivative is no longer expected to be effective, hedge accounting is discontinued.

The Company is exposed to credit risk in the event of nonperformance of counterparties for foreign currency forward exchange contracts and interest rate swap agreements. The Company monitors its exposure to credit risk by using credit approvals and credit limits and by selecting major global banks and financial institutions as counterparties. The Company does not anticipate nonperformance by any of these counterparties, and therefore, recording a valuation allowance against the Company’s derivative balance is not considered necessary.

Derivative Positions Summary

Certain of the Company’s derivative transactions are subject to master netting arrangements that allow the Company to net settle contracts with the same counterparties. These arrangements generally do not call for collateral and as of the applicable dates presented below, no cash collateral had been received or pledged related to the underlying derivatives.

The respective net amounts are included in other current assets, other assets, other current liabilities and other liabilities on the Consolidated Balance Sheet.

The following table summarizes the gross fair value and the net value of the Company’s outstanding derivatives.

(millions)

	Derivatives Assets		Derivatives Liabilities
	December 31	December 31	December 31	December 31
(millions)	2019	2018	2019	2018
Derivatives designated as hedging instruments
Foreign currency forward contracts	$67.4	$40.4	$2.1	$10.2
Interest rate swap agreements	-	-	-	0.2

Derivatives not designated as hedging instruments
Foreign currency forward contracts (a)	16.5	31.9	7.9	30.9
Gross value of derivatives	83.9	72.3	10.0	41.3

Gross amounts offset in the Consolidated Balance Sheet	(4.2)	(17.7)	(4.2)	(17.7)
Net value of derivatives	$79.7	$54.6	$5.8	$23.6

(a)	Foreign currency forward contract derivatives not designated as hedging instruments includes discontinued operations of $1.0 and $1.0 of derivative assets and $0.6 and $1.0 of derivative liabilities as of December 31, 2019 and 2018, respectively.

The following table summarizes the notional values of the Company’s outstanding derivatives.

	Notional Values
	December 31	December 31
(millions)	2019	2018

Foreign currency forward contracts (a)	$ 4,004	$ 6,226
Interest rate agreements	-	400

(a)	Foreign currency forward contract notional values include discontinued operations of approximately $9 million and $91 million as of December 31, 2019 and 2018, respectively.

Cash Flow Hedges

The Company utilizes foreign currency forward contracts to hedge the effect of foreign currency exchange rate fluctuations on forecasted foreign currency transactions, including inventory purchases and intercompany royalty, intercompany loans, management fee and other payments. These forward contracts are designated as cash flow hedges. The changes in fair value of these contracts are recorded in accumulated other comprehensive income (“AOCI”) until the hedged items affect earnings, at which time the gain or loss is reclassified into the same line item in the Consolidated Statement of Income as the underlying exposure being hedged. Cash flow hedged transactions impacting AOCI are forecasted to occur within the next four years. For forward contracts designated as hedges of foreign currency exchange rate risk associated with forecasted foreign currency transactions, the Company excludes the changes in fair value attributable to time value from the assessment of hedge effectiveness. The initial value of the excluded component (i.e., the forward points) is amortized on a straight-line basis over the life of the hedging instrument and recognized in the same line item in the Consolidated Statement of Income as the underlying exposure being hedged for intercompany loans. For all other cash flow hedge types, the forward points are mark-to-market monthly and recognized in the same line item in the Consolidated Statement of Income as the underlying exposure being hedged. The difference between fair value changes of the excluded component and the amount amortized in the Consolidated Statement of Income is recorded in AOCI.

Fair Value Hedges

The Company manages interest expense using a mix of fixed and floating rate debt. To help manage exposure to interest rate movements and to reduce borrowing costs, the Company may enter into interest rate swaps under which the Company agrees to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated by reference to an agreed upon notional principal amount. The mark-to-market of these fair value hedges is recorded as gains or losses in interest expense and is offset by the gain or loss of the underlying debt instrument, which also is recorded in interest expense. These fair value hedges are highly effective and thus, there is no impact on earnings due to hedge ineffectiveness.

In January 2016, the Company entered into an interest rate swap agreement that converted its $400 million 2.00% debt from a fixed interest rate to a floating interest rate. In January 2015, the Company entered into interest rate swap agreements that converted its $300 million 1.55% debt and its $250 million 3.69% debt from fixed rates to floating interest rates. In May 2014, the Company entered into an interest rate swap agreement that converted its $500 million 1.45% debt from a fixed rate to a floating interest rate. The interest rate swap agreement tied to the Company’s $500 million 1.45% debt, $300 million 1.55% debt, $250 million 3.69% and $400 million 2.00% debt expired in December 2017, January 2018, November 2018 and January 2019, respectively, upon repayment of the underlying debt.

The interest rate swaps referenced above were designated as fair value hedges.

Amounts recognized in the Consolidated Balance Sheet	Carrying amount of the hedged liabilities			Cumulative amount of the fair value hedging adjustment included in the carrying amount of the hedged liabilities
(millions)	2019	2018	2017	2019	2018	2017
Long-term debt	$-	$399.7	$944.6	$-	$0.1	$7.6

Net Investment Hedges

The Company designates its outstanding $1,258 million (€1,150 million as of year-end 2019) senior notes (“euronotes”) and related accrued interest as a hedge of existing foreign currency exposures related to investments the Company has in certain euro denominated functional currency subsidiaries. Certain Euro commercial paper was also designated as a hedge of existing foreign currency exposures and matured in the fourth quarter of 2019 and third quarter of 2018. The revaluation gains and losses on the euronotes and Euro commercial paper, which are designated and effective as hedges of the Company’s net investments, have been included as a component of the cumulative translation adjustment account, and were as follows:

(millions)	2019	2018	2017
Revaluation gains (losses), net of tax	$31.4	$57.5	$(109.7)

Derivatives Not Designated as Hedging Instruments

The Company also uses foreign currency forward contracts to offset its exposure to the change in value of certain foreign currency denominated assets and liabilities held at foreign subsidiaries, primarily receivables and payables, which are remeasured at the end of each period. Although the contracts are effective economic hedges, they are not designated as accounting hedges. Therefore, changes in the value of these derivatives are recognized immediately in earnings, thereby offsetting the current earnings effect of the related foreign currency denominated assets and liabilities.

Effect of all Derivative Instruments on Income

The gain (loss) of all derivative instruments recognized in product and equipment cost of sales (“COS”), selling, general and administrative expenses (“SG&A”) and interest expense, net (“interest”) is summarized below:

	2019			2018			2017
(millions)	COS	SG&A	Interest	COS	SG&A	Interest	COS	SG&A	Interest
Gain (loss) on derivatives in cash flow hedging relationship:
Foreign currency forward contracts
Amount of gain (loss) reclassified from AOCI to income	$15.4	$39.5	$-	$(7.7)	$84.1	$-	$(13.7)	$(157.2)	$-
Amount excluded from the assessment of effectiveness recognized in earnings based on changes in fair value	-	-	28.7	-	-	37.4	-	-	24.5
Interest rate swap agreements
Amount of gain (loss) reclassified from AOCI to income	-	-	(0.9)	-	-	(5.5)	-	-	(7.2)

Gain (loss) on derivatives in fair value hedging relationship:
Interest rate swaps
Hedged items	-	-	0.2	-	-	(4.0)	-	-	0.7
Derivatives designated as hedging instruments	-	-	(0.2)	-	-	4.0	-	-	(0.7)

Gain (loss) on derivatives not designated as hedging instruments:
Foreign currency forward contracts
Amount of gain (loss) recognized in income (a)	-	30.0	(0.1)	-	25.1	5.3	-	(38.2)	(3.0)
Total gain (loss) of all derivative instruments	$15.4	$69.5	$27.7	$(7.7)	$109.2	$37.2	$(13.7)	$(195.4)	$14.3

(a)	Gain (loss) on derivatives not designated as hedging instruments recognized in income recorded in SG&A includes discontinued operations of $(5.1), $(8.7) and $(4.4) for the year ended December 31, 2019, 2018 and 2017, respectively.

10. OTHER COMPREHENSIVE INCOME (LOSS) INFORMATION

Other comprehensive income (loss) includes net income, foreign currency translation adjustments, unrecognized gains and losses on securities, defined benefit pension and postretirement plan adjustments, gains and losses on derivative instruments designated and effective as cash flow hedges and non-derivative instruments designated and effective as foreign currency net investment hedges that are charged or credited to the accumulated other comprehensive loss account in shareholders’ equity.

The following table provides other comprehensive income (loss) information related to the Company’s derivatives and hedging instruments and pension and postretirement benefits. Refer to Note 9 for additional information related to the Company’s derivatives and hedging transactions. Refer to Note 17 for additional information related to the Company’s pension and postretirement benefits activity.

(millions)	2019	2018	2017
Derivative and Hedging Instruments
Unrealized gains (losses) on derivative & hedging instruments
Amount recognized in AOCI	$78.1	$144.4	$(173.4)
(Gains) losses reclassified from AOCI into income
COS	(15.4)	7.7	13.7
SG&A	(39.5)	(84.1)	157.2
Interest (income) expense, net	(27.8)	(31.9)	(17.3)
	(82.7)	(108.3)	153.6
Other activity	0.8	-	0.2
Tax impact	0.4	(7.7)	1.7
Net of tax	$(3.4)	$28.4	$(17.9)

Pension and Postretirement Benefits
Amount recognized in AOCI
Current period net actuarial income (loss) and prior service costs	$(326.3)	$(56.5)	$(46.9)
Amount reclassified from AOCI into income
Amortization of net actuarial loss and prior service costs and benefits	0.4	28.4	21.5
Pension and postretirement benefits changes	-	59.3	-
	(325.9)	31.2	(25.4)
Tax impact	74.3	(13.2)	16.2
Net of tax	$(251.6)	$18.0	$(9.2)

11. SHAREHOLDERS’ EQUITY

Authorized common stock, par value $1.00 per share, was 800 million shares at December 31, 2019, 2018 and 2017. Treasury stock is stated at cost. Dividends declared per share of common stock were $1.85 for 2019, $1.69 for 2018 and $1.52 for 2017.

The Company has 15 million shares, without par value, of authorized but unissued and undesignated preferred stock.

Share Repurchase Authorization

In February 2015, the Company’s Board of Directors authorized the repurchase of up to 20 million additional shares of its common stock, including shares to be repurchased under Rule 10b5-1. As of December 31, 2019, 6,805,010 shares remained to be repurchased under the Company’s repurchase authorization. The Company intends to repurchase all shares under its authorization, for which no expiration date has been established, in open market or privately negotiated transactions, subject to market conditions.

Accelerated Stock Repurchase (“ASR”) Agreements

In February 2017, the Company entered into an ASR agreement to repurchase $300 million of its common stock and received 2,077,224 shares of its common stock, which was approximately 85% of the total number of shares the Company expected to be repurchased under the ASR, based on the price of the Company’s common stock at that time. In connection with the final settlement of the ASR agreement in June 2017, the Company received an additional 286,620 shares of common stock. The final per share purchase price and the total number of shares to be repurchased was based on the volume-weighted average price of the Company’s common stock during the term of the agreement and all shares acquired were recorded as treasury stock.

During the open periods in 2017, the ASR was not dilutive to the Company’s earnings per share calculations, nor did it trigger the two-class earnings per share methodology. Additionally, the unsettled portion of ASR during the open periods met the criteria to be accounted for as a forward contract indexed to the Company’s stock and qualified as an equity transaction. The initial delivery of shares, as well as the additional receipt of shares at settlement resulted in a reduction to the Company’s common stock outstanding used to calculate earnings per share.

Share Repurchases

During 2019 and 2018, the Company reacquired 1,986,241 and 3,908,041 shares, respectively, of its common stock, of which 1,846,384 and 3,706,716, respectively, related to share repurchases through open market or private purchases, and 139,857 and 201,325, respectively, related to shares withheld for taxes on exercise of stock options and vesting of stock awards and units.

12. EQUITY COMPENSATION PLANS

The Company’s equity compensation plans provide for grants of stock options, performance-based restricted stock units (“PBRSUs”) and non-performance-based restricted stock units (“RSUs”) and restricted stock awards (“RSAs”). Common shares available for grant as of December 31, 2019, 2018 and 2017 were 9,029,645, 10,152,863 and 11,685,090, respectively. The Company generally issues authorized but previously unissued shares to satisfy stock option exercises and stock award vestings.

The Company’s annual long-term incentive share-based compensation program is made up of 50% stock options and 50% PBRSUs. The Company also periodically grants RSUs. Total compensation expense related to all share-based compensation plans was $84 million ($70 million net of tax benefit), $88 million ($73 million net of tax benefit) and $86 million ($58 million net of tax benefit) for 2019, 2018 and 2017, respectively. As of December 31, 2019, there was $111 million of total measured but unrecognized compensation expense related to non-vested share-based compensation arrangements granted under all of the Company’s plans. That cost is expected to be recognized over a weighted-average period of 2.1 years.

Stock Options

Stock options are granted to purchase shares of the Company’s stock at the average daily share price on the date of grant. These options generally expire within ten years from the grant date. The Company generally recognizes compensation expense for these awards on a straight-line basis over the three year vesting period. Stock option grants to retirement eligible recipients are attributed to expense using the non-substantive vesting method.

A summary of stock option activity and average exercise prices is as follows:

	2019		2018		2017
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price (a)	Options	Price (a)	Options	Price (a)
Outstanding, beginning of year	10,516,633	$ 108.28	11,380,013	$ 95.76	11,910,501	$ 84.22
Granted	879,862	184.31	1,202,314	158.23	1,491,893	136.87
Exercised	(2,270,374)	82.93	(1,942,192)	64.63	(1,951,920)	56.00
Canceled	(83,801)	143.08	(123,502)	127.02	(70,461)	116.44
Outstanding, end of year	9,042,320	$ 108.28	10,516,633	$ 108.28	11,380,013	$ 95.76
Exercisable, end of year	7,048,422	$ 109.34	7,993,297	$ 97.13	8,371,809	$ 84.40
Vested and expected to vest, end of year	8,923,240	$ 121.14

(a)	Represents weighted average price per share.

The total aggregate intrinsic value of options (the amount by which the stock price exceeded the exercise price of the option on the date of exercise) that were exercised during 2019, 2018 and 2017 was $227 million, $161 million and $142 million, respectively.

The total aggregate intrinsic value of options outstanding as of December 31, 2019 was $636 million, with a corresponding weighted-average remaining contractual life of 6.3 years. The total aggregate intrinsic value of options exercisable as of December 31, 2019 was $583 million, with a corresponding weighted-average remaining contractual life of 5.5 years. The total aggregate intrinsic value of options vested and expected to vest as of December 31, 2019 was $633 million, with a corresponding weighted-average remaining contractual life of 6.2 years.

The lattice (binomial) option-pricing model is used to estimate the fair value of options at grant date. The Company’s primary employee option grant occurs during the fourth quarter. The weighted-average grant-date fair value of options granted and the significant assumptions used in determining the underlying fair value of each option grant, on the date of grant were as follows:

	2019		2018		2017
Weighted-average grant-date fair value of options
granted at market prices	$ 40.30		$ 37.34		$ 30.34
Assumptions
Risk-free rate of return	1.6%		2.8%		2.2%
Expected life	6	years	6	years	6	years
Expected volatility	23.0%		22.5%		22.7%
Expected dividend yield	1.0%		1.2%		1.2%

The risk-free rate of return is determined based on a yield curve of U.S. treasury rates from one month to ten years and a period commensurate with the expected life of the options granted. Expected volatility is established based on historical volatility of the Company’s stock price. The expected dividend yield is determined based on the Company’s annual dividend amount as a percentage of the average stock price at the time of the grant.

PBRSUs, RSUs and RSAs

The expense associated with PBRSUs is based on the average of the high and low share price of the Company’s common stock on the date of grant, adjusted for the absence of future dividends. The awards vest based on the Company achieving a defined performance target and with continued service for a three year period. Upon vesting, the Company issues shares of its common stock such that one award unit equals one share of common stock. The Company assesses the probability of achieving the performance target and recognizes expense over the three year vesting period when it is probable the performance target will be met. PBRSU awards granted to retirement eligible recipients are attributed to expense using the non-substantive vesting method. The awards are generally subject to forfeiture in the event of termination of employment.

The expense associated with shares of non-performance based RSUs and RSAs is based on the average of the high and low share price of the Company’s common stock on the date of grant, adjusted for the absence of future dividends and is amortized on a straight-line basis over the periods during which the restrictions lapse. The Company currently has RSUs that vest over periods between 12 and 60 months. The awards are generally subject to forfeiture in the event of termination of employment.

A summary of non-vested PBRSUs and restricted stock activity is as follows:

	PBRSU	Grant Date	RSAs and	Grant Date
	Awards	Fair Value (a)	RSUs	Fair Value (a)
December 31, 2016	1,386,687	$ 107.70	254,387	$ 107.95
Granted	323,750	131.71	96,980	125.34
Vested / Earned	(312,745)	99.65	(86,622)	102.02
Canceled	(34,856)	108.16	(15,343)	109.72
December 31, 2017	1,362,836	$ 115.24	249,402	$ 116.66
Granted	284,104	152.59	109,074	138.69
Vested / Earned	(324,561)	103.15	(92,032)	113.03
Canceled	(55,026)	114.25	(19,975)	115.05
December 31, 2018	1,267,353	$ 126.75	246,469	$ 127.09
Granted	207,704	178.20	102,941	177.38
Vested / Earned	(334,351)	114.38	(64,597)	119.08
Canceled	(23,808)	135.70	(19,300)	124.77
December 31, 2019	1,116,898	$ 139.83	265,513	$ 149.46

(a)	Represents weighted average price per share.

13. INCOME TAXES

Income before income taxes consisted of:

(millions)	2019	2018	2017
United States	$787.1	$690.1	$818.1
International	944.4	897.0	741.9
Total	$1,731.5	$1,587.1	$1,560.0

The provision (benefit) for income taxes consisted of:

(millions)	2019	2018	2017
Federal and state	$134.4	$105.1	$217.1
International	176.3	93.5	331.2
Total current	310.7	198.6	548.3
Federal and state	37.9	52.7	(328.0)
International	(60.0)	69.9	(30.5)
Total deferred	(22.1)	122.6	(358.5)
Provision for income taxes	$288.6	$321.2	$189.8

The Company’s overall net deferred tax assets and deferred tax liabilities were comprised of the following:

December 31 (millions)	2019	2018
Deferred tax assets
Other accrued liabilities	$127.5	$117.9
Loss carryforwards	48.0	195.9
Share-based compensation	55.0	58.3
Pension and other comprehensive income	207.4	145.5
Lease liability	104.8	-
Other, net	76.2	64.1
Valuation allowance	(24.5)	(161.5)
Total deferred tax assets	594.4	420.2
Deferred tax liabilities
Property, plant and equipment basis differences	(258.1)	(226.7)
Intangible assets	(569.9)	(594.2)
Lease asset	(105.2)	-
Other, net	(62.3)	(44.7)
Total deferred tax liabilities	(995.5)	(865.6)
Net deferred tax liabilities balance	$(401.1)	$(445.4)

As of December 31, 2019, the Company has tax effected federal, state and international net operating loss carryforwards of $0.2 million, $19.1 million and $28.7 million, respectively, which will be available to offset future taxable income. The state loss carryforwards expire from 2020 to 2040. For the international loss carryforwards, $5.7 million expire from 2020 to 2040 and $23.0 million have no expiration.

The Company has valuation allowances on certain deferred tax assets of $24.5 million and $161.5 million at December 31, 2019 and 2018, respectively. The decrease in valuation allowance from year end 2018 to year end 2019 was due to changes in future utilization of losses related to an internal entity reorganization from 2018 which has subsequently been deemed a worthless asset and therefore the Company has written off both the loss carryforward and related valuation allowance. Current year losses increased the valuation allowance while foreign currency translation decreased the valuation allowance.

In 2019, the Company obtained tax benefits from tax holidays in two foreign jurisdictions, the Dominican Republic and Singapore. The Company received a permit of operation, which expires in July 2021, from the National Council of Free Zones of Exportation for the Dominican Republic. Companies operating under the Free Zones are not subject to income tax in the Dominican Republic on export income. The Company has a tax incentive awarded by the Singapore Economic Development Board. This incentive provides for a preferential 10% tax rate on certain headquarter income which expires in January 2021. The tax reduction as the result of the tax holidays for 2019 was $29.2 million ($0.10 per diluted share), 2018 was $25.6 million ($0.09 per diluted share) and 2017 was $17.6 million ($0.06 per diluted share).

A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective income tax rate is as follows:

	2019	2018	2017
Statutory U.S. rate	21.0%	21.0%	35.0%
One-time transition tax	(0.2)	4.2	10.3
State income taxes, net of federal benefit	1.8	1.2	0.4
Foreign operations	5.5	(15.5)	(7.0)
Domestic manufacturing deduction	-	-	(2.3)
R&D credit	(1.0)	(1.0)	(0.9)
Change in valuation allowance	(8.2)	10.3	-
Audit settlements and refunds	(0.2)	(0.8)	(0.2)
Excess stock benefits	(2.4)	(1.7)	(2.5)
Change in federal tax rate (deferred taxes)	-	(0.7)	(20.6)
Prior year adjustments	-	2.9	-
Other, net	0.4	0.3	-
Effective income tax rate	16.7%	20.2%	12.2%

The change in the Company’s tax rate includes the tax impact of special (gains) and charges and discrete tax items, which have impacted the comparability of the Company’s historical reported tax rates, as amounts included in special (gains) and charges are derived from tax jurisdictions with rates that vary from the Company’s tax rate, and discrete tax items are not necessarily consistent across periods. The tax impact of special (gains) and charges and discrete tax items will likely continue to impact comparability of the Company’s reported tax rate in the future. The enactment of the Tax Act also significantly impacted the comparability of the Company’s reported tax rate.

In 2017, the Company recorded a provisional amount for the income tax effects related to the one-time transition tax of $160.1 million which is subject to payment over eight years. In 2019 and 2018, the Company recorded additional discrete benefit of $3.1 million and discrete expense of $66.0 million, respectively, related to the one-time transition tax primarily due to the issuance of further technical guidance with respect to the Tax Act and the finalization of certain estimates as a result of the filing the 2017 and 2018 U.S. federal tax returns. The Company continues to assert permanent reinvestment of the undistributed earnings of international affiliates, and, if there are policy changes, the Company would record the applicable taxes in that period of change. Accordingly, no deferred taxes have been provided for withholding taxes or other taxes as it is not practical to estimate the tax liability that might be incurred if such earnings were remitted to the U.S.

The Company files U.S. federal income tax returns and income tax returns in various U.S. state and non- U.S. jurisdictions. With few exceptions, the Company is no longer subject to state and foreign income tax examinations by tax authorities for years before 2016. The IRS has completed examinations of the Company’s U.S. federal income tax returns through 2016, and the years 2017 and 2018 are currently under audit. In addition to the U.S. federal examination, there is ongoing audit activity in several U.S. state and foreign jurisdictions. The Company anticipates changes to uncertain tax positions due to closing of various audit years mentioned above. The Company does not believe these changes will result in a material impact during the next twelve months. Decreases in the Company’s gross liability could result in offsets to other balance sheet accounts, cash payments, and adjustments to tax expense. The occurrence of these events and/or other events not included above within the next twelve months could change depending on a variety of factors and result in amounts different from above.

The Company’s 2019 reported tax rate includes $3.1 million of net benefit associated with the Tax Act, $40.1 million of net tax benefits on special (gains) and charges, and net tax benefits of $54.6 million associated with discrete tax items. During 2019, the Company recorded a discrete tax benefit of $42.3 million related to excess tax benefits resulting from the treatment of tax benefits on share-based compensation. The extent of excess tax benefits is subject to variation in stock price and stock option exercises. The Company recognized $15.6 million tax benefit related to changes in local tax law, which primarily includes $30.4 million benefit due to the passage of the Swiss Tax Reform and AHV Financing Act, a Swiss federal tax law, offset by a tax expense of $10.2 million due to the release of the final Treasury Regulation governing taxation of foreign dividends. The Company recorded changes in reserves in non-U.S. and U.S. jurisdictions due to audit settlements and statutes of limitations which resulted in a $13.8 million tax benefit. The Company finalized the 2015 and 2016 IRS audit in 2019, which resulted in a discrete tax expense of $11.0 million. The remaining discrete tax expense was primarily related to changes in estimates in non-U.S. jurisdictions.

The Company’s 2018 reported tax rate includes $66.0 million of net tax expense associated with the Tax Act, $29.0 million of net tax benefits on special (gains) and charges, and net tax benefits of $64.0 million associated with discrete tax items. During 2018, the Company recorded a discrete tax benefit of $27.7 million related to excess tax benefits. The extent of excess tax benefits is subject to variation in stock price and stock option exercises. In addition, the Company recorded net discrete benefit of $39.5 million related to adjustments from filing the 2017 U.S. federal income tax return and IRS approved method change. Included within the 2018 provision for income taxes is $38.0 million of discrete charges recorded in the fourth quarter to correct immaterial errors in prior years. The remaining discrete expense was primarily related to changes in reserves, audit settlements, international and U.S. changes in estimates, and accounting for internal entity reorganization.

The Company’s 2017 reported tax rate includes $158.9 million of net tax benefits associated with the Tax Act, $3.0 million of net tax benefits on special (gains) and charges, and net tax benefits of $29.3 million associated with discrete tax items. In connection with the Company’s initial analysis of the impact of the Tax Act, as noted above, a provisional net discrete tax benefit of $158.9 million was recorded in the period ended December 31, 2017, which includes $319.0 million tax benefit for recording deferred tax assets and liabilities at the U.S. enacted tax rate, and a net expense for the one-time transition tax of $160.1 million.

Special (gains) and charges represent the tax impact of special (gains) and charges, as well as additional tax benefits utilized in anticipation of U.S. tax reform of $7.8 million. During 2017, the Company recorded a discrete tax benefit of $39.5 million related to excess tax benefits, resulting from the adoption of accounting changes regarding the treatment of tax benefits on share-based compensation. The extent of excess tax benefits is subject to variation in stock price and stock option exercises. In addition, the Company recorded net discrete expenses of $9.8 million related to recognizing adjustments from filing the 2016 U.S. federal income tax return and international adjustments due to changes in estimates, partially offset by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in state tax matters.

A reconciliation of the beginning and ending amount of gross liability for unrecognized tax benefits is as follows:

(millions)	2019	2018	2017
Balance at beginning of year	$49.0	$60.6	$75.9
Additions based on tax positions related to the current year	2.1	3.0	3.2
Additions for tax positions of prior years	1.0	2.0	-
Reductions for tax positions of prior years	(18.4)	(8.7)	(4.9)
Reductions for tax positions due to statute of limitations	(5.7)	(5.8)	(14.0)
Settlements	(0.6)	(0.8)	(10.8)
Assumed in connection with acquisitions	-	-	9.1
Foreign currency translation	(0.4)	(1.3)	2.1
Balance at end of year	$27.0	$49.0	$60.6

The total amount of unrecognized tax benefits, if recognized would have affected the effective tax rate by $23.7 million as of December 31, 2019, $35.6 million as of December 31, 2018 and $46.1 million as of December 31, 2017.

The Company recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes. During 2019, 2018 and 2017 the Company released $1.9 million, $1.2 million and $0.9 million related to interest and penalties, respectively. The Company had $6.1 million, $8.0 million and $9.3 million of accrued interest, including minor amounts for penalties, at December 31, 2019, 2018, and 2017, respectively.

14. RENTALS AND LEASES

Lessee

The Company leases sales and administrative office facilities, distribution centers, research and manufacturing facilities, as well as vehicles and other equipment under operating leases. The Company also maintains a small number of finance leases that in aggregate are not significant.

The Company’s operating lease cost was as follows:

(millions)	2019
Operating lease cost*	$179.8

*Includes immaterial short-term and variable lease costs

Future maturity of operating lease liabilities as of December 31, 2019 is as follows:

(millions)
2020	$ 139
2021	120
2022	89
2023	54
2024	33
Thereafter	96
Total lease payments	531
Less: imputed interest	63
Present value of lease liabilities	$ 468

Total rental expense under the Company’s operating leases was $172 million in 2018 and $196 million in 2017. As of December 31, 2018, identifiable future minimum payments with non-cancelable terms in excess of one year were:

(millions)
2019	$ 138
2020	113
2021	86
2022	59
2023	29
Thereafter	85
Total	$ 510

The Company’s operating leases term and discount rate were as follows:

December 31
2019

Weighted-average remaining lease terms (years)	5.83

Weighted-average discount rate	4.00%

The Company’s other lease information was as follows:

(millions)	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$159.0

Leased assets obtained in exchange for new operating lease liabilities	116.5

Lessor

The Company leases warewashing and water treatment equipment to customers under operating leases.

Gross assets under operating leases recorded in Property, plant and equipment, net is $1,091.7 million and related accumulated depreciation is $606.7 million as of December 31, 2019.

The Company’s operating lease revenue was as follows:

(millions)	2019
Operating lease revenue*	$412.7

*Includes immaterial variable lease revenue

Revenue from operating leases for existing contracts as of December 31, 2019 is as follows:

(millions)
2020	$ 357
2021	273
2022	208
2023	134
2024	55
Thereafter	16
Total lease revenue	$ 1,043

The Company mitigates the risk of residual value subsequent to the lease term by redeploying assets. As such, the Company expects to receive revenue from the operating lease assets through the remaining useful life and therefore subsequent to the initial contract termination date.

15. RESEARCH AND DEVELOPMENT EXPENDITURES

Research expenditures that relate to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred. Such costs were $190 million in 2019, $193 million in 2018 and $177 million in 2017. The Company did not participate in any material customer sponsored research during any of the years.

16. COMMITMENTS AND CONTINGENCIES

The Company is subject to various claims and contingencies related to, among other things, workers’ compensation, general liability (including product liability), automobile claims, health care claims, income taxes, environmental matters and lawsuits. The Company is also subject to various claims and contingencies related to income taxes, which are discussed in Note 13. The Company also has contractual obligations including to lease commitments, which are discussed in Note 14.

The Company records liabilities where a contingent loss is probable and can be reasonably estimated. If the reasonable estimate of a probable loss is a range, the Company records the most probable estimate of the loss or the minimum amount when no amount within the range is a better estimate than any other amount. The Company discloses a contingent liability even if the liability is not probable or the amount is not estimable, or both, if there is a reasonable possibility that a material loss may have been incurred.

Insurance

Globally, the Company has insurance policies with varying deductible levels for property and casualty losses. The Company is insured for losses in excess of these deductibles, subject to policy terms and conditions and has recorded both a liability and an offsetting receivable for amounts in excess of these deductibles. The Company is self-insured for health care claims for eligible participating employees, subject to certain deductibles and limitations. The Company determines its liabilities for claims on an actuarial basis.

Litigation and Environmental Matters

The Company and certain subsidiaries are party to various lawsuits, claims and environmental actions that have arisen in the ordinary course of business. These include from time to time antitrust, commercial, patent infringement, product liability and wage hour lawsuits, as well as possible obligations to investigate and mitigate the effects on the environment of the disposal or release of certain chemical substances at various sites, such as Superfund sites and other operating or closed facilities. The Company has established accruals for certain lawsuits, claims and environmental matters. The Company currently believes that there is not a reasonably possible risk of material loss in excess of the amounts accrued related to these legal matters. Because litigation is inherently uncertain, and unfavorable rulings or developments could occur, there can be no certainty that the Company may not ultimately incur charges in excess of recorded liabilities. A future adverse ruling, settlement or unfavorable development could result in future charges that could have a material adverse effect on the Company’s results of operations or cash flows in the period in which they are recorded. The Company currently believes that such future charges related to suits and legal claims, if any, would not have a material adverse effect on the Company’s consolidated financial position.

Environmental Matters

The Company is currently participating in environmental assessments and remediation at approximately 30 locations, the majority of which are in the U.S., and environmental liabilities have been accrued reflecting management’s best estimate of future costs. Potential insurance reimbursements are not anticipated in the Company’s accruals for environmental liabilities.

Matters Related to Deepwater Horizon Incident Response

The Company previously disclosed that certain entities that would become subsidiaries of ChampionX upon completion of the Transaction and were named as defendants (collectively, the “COREXIT Defendants”) in several lawsuits relating to the supply of COREXITTM 9500, an oil dispersant product listed on the U.S. EPA National Contingency Plan Product Schedule, in connection with an oil spill following a catastrophic explosion and fire that began on April 20, 2010, on the Deepwater Horizon oil drilling platform operated by a subsidiary of BP plc in the Gulf of Mexico.

All of the lawsuits against the COREXIT Defendants were assumed by ChampionX on completion of the Transaction. Though the Company cannot predict the outcome of these lawsuits, the involvement it might have in these matters in the future, or the potential for future litigation, the Company currently believes that, following assumption of the lawsuits by ChampionX, future charges related to these lawsuits, if any, would not have a material adverse effect on the Company’s consolidated financial position.

17. RETIREMENT PLANS

Pension and Postretirement Health Care Benefits Plans

The Company has a non-contributory, qualified, defined benefit pension plan covering the majority of its U.S. employees. The Company also has non-contributory, non-qualified, defined benefit plans, which provide for benefits to employees in excess of limits permitted under its U.S. pension plans. Various international subsidiaries have defined benefit pension plans. The Company provides postretirement health care benefits to certain U.S. employees and retirees.

The non-qualified plans are not funded and the recorded benefit obligation for the non-qualified plans was $127 million and $119 million at December 31, 2019 and 2018, respectively. The measurement date used for determining the U.S. pension plan assets and obligations is December 31.

International plans are funded based on local country requirements. The measurement date used for determining the international pension plan assets and obligations is November 30, the fiscal year-end of the Company’s international affiliates.

The U.S. postretirement health care plans are contributory based on years of service and choice of coverage (family or single), with retiree contributions adjusted annually. The measurement date used to determine the U.S. postretirement health care plan assets and obligations is December 31. Certain employees outside the U.S. are covered under government-sponsored programs, which are not required to be fully funded. The expense and obligation for providing international postretirement health care benefits are not significant.

The following table sets forth financial information related to the Company’s pension and postretirement health care plans:

	U.S.		International		U.S. Postretirement
	Pension (a)		Pension		Health Care
(millions)	2019	2018	2019	2018	2019	2018
Accumulated benefit obligation, end of year	$2,535.9	$2,189.0	$1,585.5	$1,349.9	$165.7	$147.3
Projected benefit obligation
Projected benefit obligation, beginning of year	$2,241.0	$2,485.1	$1,436.7	$1,537.9	$147.3	$181.3
Service cost	72.8	74.5	30.2	33.2	1.4	2.7
Interest cost	89.0	83.1	31.2	29.1	5.6	5.6
Participant contributions	-	-	3.0	3.5	3.4	3.5
Medicare subsidies received	-	-	-	-	-	-
Curtailments and settlements	3.4	-	(18.6)	(22.8)	0.6	-
Plan amendments	-	(40.4)	0.1	-	-	(13.7)
Actuarial (gain) loss	336.4	(181.3)	235.8	(42.7)	22.2	(18.4)
Assumed through acquisitions	-	-	-	11.4	-	-
Other events	-	-	0.6	-	-	-
Benefits paid	(180.1)	(180.0)	(37.6)	(38.7)	(14.8)	(13.7)
Foreign currency translation	-	-	(13.8)	(74.2)	-	-
Projected benefit obligation, end of year (b)	$2,562.5	$2,241.0	$1,667.6	$1,436.7	$165.7	$147.3

Plan assets
Fair value of plan assets, beginning of year	$1,981.4	$2,226.4	$925.6	$981.1	$6.0	$7.6
Actual returns on plan assets	366.9	(70.7)	110.5	2.6	1.1	(0.2)
Company contributions	129.0	5.7	43.3	42.0	13.8	12.3
Participant contributions	-	-	3.0	3.5	-	-
Acquisitions	-	-	-	6.4	-	-
Curtailments and settlements	(4.3)	-	(17.6)	(22.8)	-	-
Benefits paid	(180.1)	(180.0)	(37.6)	(38.7)	(14.8)	(13.7)
Foreign currency translation	-	-	(0.1)	(48.5)	-	-
Fair value of plan assets, end of year (c)	$2,292.9	$1,981.4	$1,027.1	$925.6	$6.1	$6.0
Funded Status, end of year	$(269.6)	$(259.6)	$(640.5)	$(511.1)	$(159.6)	$(141.3)

Amounts recognized in the Consolidated Balance Sheet:
Other assets	$-	$-	$31.1	$39.0	$-	$-
Other current liabilities	(12.5)	(5.9)	(23.6)	(24.4)	(5.2)	(5.0)
Postretirement healthcare and pension benefits	(257.1)	(253.7)	(647.8)	(525.7)	(154.4)	(136.3)
Net liability	$(269.6)	$(259.6)	$(640.3)	$(511.1)	$(159.6)	$(141.3)

Amounts recognized in accumulated other comprehensive loss (income):
Unrecognized net actuarial loss (gain) (d)	$632.4	$539.2	$527.7	$368.0	$(10.5)	$(36.0)
Unrecognized net prior service costs (benefits)	(40.0)	(52.3)	0.6	(6.0)	(11.0)	(34.4)
Tax (benefit) expense	(149.1)	(194.4)	(129.6)	(92.7)	3.4	27.6
Accumulated other comprehensive loss (income), net of tax	$443.3	$292.5	$398.7	$269.3	$(18.1)	$(42.8)

Change in accumulated other comprehensive loss (income):
Amortization of net actuarial (gain) loss	$(23.5)	$(38.9)	$(17.3)	$(16.5)	$4.1	$1.9
Amortization of prior service costs	11.5	6.8	1.1	0.9	23.2	19.7
Current period net actuarial loss (gain)	119.0	51.2	185.8	17.9	21.4	(17.8)
Current period prior service costs	-	-	0.1	-	-	5.2
Curtailments and settlements	(1.5)	-	1.8	(2.3)	0.2	-
Tax (benefit) expense	(25.7)	5.1	(36.9)	5.7	(11.7)	2.4
Pension and postretirement benefits changes	-	(40.4)	-	-	-	(18.9)
Foreign currency translation	-	-	(5.2)	(19.2)	-	-
Other comprehensive loss (income)	$79.8	$(16.2)	$129.4	$(13.5)	$37.2	$(7.5)

(a)	Includes qualified and non-qualified plans.
(b)	Projected benefit obligation includes discontinued operations of $5.3 and $1.4 for the years ended December 31, 2019 and 2018, respectively.
(c)	Fair value of the plan assets includes discontinued operations of $0.6 for the year ended December 31, 2019. There were no plan assets in discontinued operations for the year ended December 31, 2018.
(d)	Accumulated other comprehensive includes discontinued operations of $2.9 and $(0.1) for the years ended December 31, 2019 and 2018, respectively.

Estimated amounts in accumulated other comprehensive loss expected to be reclassified to net period cost during 2020 are as follows:

			U.S. Post-
	U.S.	International	Retirement
(millions)	Pension (a)	Pension	Health Care
Net actuarial loss	$51.9	$25.5	$0.1
Net prior service benefits	(7.4)	(0.1)	(11.0)
Total	$44.5	$25.4	$(10.9)

(a)	Includes qualified and non-qualified plans.

Service cost is included with employee compensation cost in cost of sales and selling, general and administrative expenses in the Consolidated Statement of Income while all other components are included in other (income) expense in the Consolidated Statement of Income.

The aggregate projected benefit obligation, accumulated benefit obligation and fair value of pension plan assets for plans with accumulated benefit obligations in excess of plan assets were as follows:

December 31, (millions)	2019	2018
Aggregate projected benefit obligation (a)	$3,970.3	$3,427.1
Accumulated benefit obligation (b)	3,877.4	3,308.4
Fair value of plan assets (c)	3,040.5	2,624.3

(a)	Projected benefit obligation includes discontinued operations of $5.3 and $1.4 for the years ended December 31, 2019 and 2018, respectively.
(b)	Accumulated benefit obligation includes discontinued operations of $1.1 for each year ended December 31, 2019 and 2018.
(c)	Fair value of plan assets includes discontinued operations of $0.6 for the year ended December 31, 2019. There were no plan assets in discontinued operations for the year ended December 31, 2018.

These plans include the U.S. non-qualified pension plans which are not funded as well as the U.S. qualified pension plan. These plans also include various international pension plans which are funded consistent with local practices and requirements.

Net Periodic Benefit Costs and Plan Assumptions

Pension and postretirement health care benefits expense for the Company’s operations are as follows:

	U.S.			International			U.S. Postretirement
	Pension (a)			Pension			Health Care
(millions)	2019	2018	2017	2019	2018	2017	2019	2018	2017
Service cost (b)	$72.8	$74.5	$70.2	$30.2	$33.2	$31.4	$1.4	$2.7	$2.6
Interest cost on benefit obligation	89.0	83.1	83.4	31.2	29.1	28.4	5.6	5.6	5.8
Expected return on plan assets	(149.5)	(161.9)	(149.9)	(59.9)	(63.2)	(56.3)	(0.4)	(0.4)	(0.5)
Recognition of net actuarial loss
(gain)	23.6	39.0	28.7	16.3	17.2	18.5	(4.1)	(1.9)	(2.4)
Amortization of prior service benefit	(11.5)	(6.8)	(6.8)	(0.9)	(0.9)	(0.7)	(23.2)	(19.7)	(16.7)
Curtailments and settlements	9.1	-	0.3	(1.9)	2.3	0.9	0.3	-	-
Total expense (benefit)	$33.5	$27.9	$25.9	$15.0	$17.7	$22.2	$(20.4)	$(13.7)	$(11.2)

(a)	Includes qualified and non-qualified plans.
(b)	Service cost includes discontinued operations of $7.8, $7.1 and $6.9 for the year ended December 31, 2019, 2018 and 2017, respectively.

Plan Assumptions	U.S.			International			U.S. Postretirement
	Pension (a)			Pension			Health Care
(percent)	2019	2018	2017	2019	2018	2017	2019	2018	2017
Weighted-average actuarial assumptions
used to determine benefit obligations
as of year end:
Discount rate	3.20%	4.34%	3.70%	1.52%	2.49%	2.17%	3.16%	4.29%	3.66%
Projected salary increase	4.03	4.03	4.03	2.50	2.46	2.46
Weighted-average actuarial assumptions
used to determine net cost:
Discount rate	4.34	3.70	4.27	2.66	2.29	2.32	4.29	3.66	4.14
Expected return on plan assets	7.25	7.75	7.75	6.66	6.67	6.67	7.25	7.75	7.75
Projected salary increase	4.03	4.03	4.03	2.70	2.67	2.83

(a)	Includes qualified and non-qualified plans.

The discount rate assumptions for the U.S. plans are developed using a bond yield curve constructed from a population of high-quality, non-callable, corporate bond issues with maturities ranging from six months to thirty years. A discount rate is estimated for the U.S. plans and is based on the durations of the underlying plans.

The Company measures service and interest costs by applying the specific spot rates along that yield curve to the plans’ liability cash flows. The Company believes this approach provides a more precise measurement of service and interest costs by aligning the timing of the plans’ liability cash flows to the corresponding spot rates on the yield curve.

The expected long-term rate of return used for the U.S. plans is based on the pension plan’s asset mix. The Company considers expected long-term real returns on asset categories, expectations for inflation, and estimates of the impact of active management of the assets in determining the final rate to use. The Company also considers actual historical returns.

The expected long-term rate of return used for the Company’s international plans is determined in each local jurisdiction and is based on the assets held in that jurisdiction, the expected rate of returns for the type of assets held and any guaranteed rate of return provided by the investment. The other assumptions used to measure the international pension obligations, including discount rate, vary by country based on specific local requirements and information. As previously noted, the measurement date for these plans is November 30.

The Company uses most recently available mortality tables as of the respective U.S. and international measurement dates.

For postretirement benefit measurement purposes as of December 31, 2019, the annual rates of increase in the per capita cost of covered health care were assumed to be 8.00% for pre-65 costs and 10.75% for post-65 costs. The rates are assumed to decrease each year until they reach 5% in 2028 and remain at those levels thereafter. Health care costs for certain employees which are eligible for subsidy by the Company are limited by a cap on the subsidy.

During the second quarter of 2018, an amendment to eligibility requirements of the U.S. retiree death benefit plan was approved and communicated to all eligible participants. As a result of the approval and communication to the beneficiaries, the plan was remeasured, resulting in an $18.9 million ($14.4 million after tax), reduction of postretirement benefit obligations, with a corresponding impact to accumulated other comprehensive income (AOCI). The re-measurement was completed using a discount rate of 4.36%. As a result of this action, the Company’s U.S. postretirement healthcare costs decreased by $4.5 million in 2018.

During the fourth quarter of 2018, the qualified U.S. pension plan was amended to allow unlimited lump sums for participants with the Final Average Pay benefit formula, effective with payments starting on or after June 1, 2019. This amendment allows participants to receive a lump sum benefit based on the present value of the accrued benefit at normal retirement age based on IRC 417(e) interest and mortality rates. As a result of this action, the U.S pension plan benefit obligation was reduced by $40.4 million with a corresponding impact to accumulated other comprehensive income (AOCI).

Assumed health care cost trend rates have an effect on the amounts reported for the Company’s U.S. postretirement health care benefits plan. A one-percentage point change in the assumed health care cost trend rates would have an immaterial impact on total service and interest costs as well as total postretirement benefit obligation.

Plan Asset Management

The Company’s U.S. investment strategy and policies are designed to maximize the possibility of having sufficient funds to meet the long-term liabilities of the pension fund, while achieving a balance between the goals of asset growth of the plan and keeping risk at a reasonable level. Current income is not a key goal of the policy.

The asset allocation position reflects the Company’s ability and willingness to accept relatively more short-term variability in the performance of the pension plan portfolio in exchange for the expectation of better long-term returns, lower pension costs and better funded status in the long run. The pension fund is diversified across a number of asset classes and securities. Selected individual portfolios within the asset classes may be undiversified while maintaining the diversified nature of total plan assets. The Company has no significant concentration of risk in its U.S. plan assets.

Assets of funded retirement plans outside the U.S. are managed in each local jurisdiction and asset allocation strategy is set in accordance with local rules, regulations and practice. Therefore, no overall target asset allocation is presented. Although non-U.S. equity securities are all considered international for the Company, some equity securities are considered domestic for the local plan. The funds are invested in a variety of equities, bonds and real estate investments and, in some cases, the assets are managed by insurance companies which may offer a guaranteed rate of return. The Company has no significant concentration of risk in its international plan assets.

The fair value hierarchy is used to categorize investments measured at fair value in one of three levels in the fair value hierarchy. This categorization is based on the observability of the inputs used in valuing the investments. Refer to Note 8 for definitions of these levels.

The fair value of the Company’s U.S. plan assets for its defined benefit pension and postretirement health care benefit plans are as follows:

	Fair Value as of			Fair Value as of
(millions)	December 31, 2019			December 31, 2018
	Level 1	Level 2	Total	Level 1	Level 2	Total
Cash	$13.2	$-	$13.2	$7.1	$-	$7.1
Equity securities:
Large cap equity	785.9	-	785.9	683.5	-	683.5
Small cap equity	201.7	-	201.7	168.6	-	168.6
International equity	350.4	-	350.4	285.0	-	285.0
Fixed income:
Core fixed income	410.0	-	410.0	358.3	-	358.3
High-yield bonds	107.9	-	107.9	107.6	-	107.6
Emerging markets	41.7	-	41.7	39.4	-	39.4
Insurance company accounts	-	0.3	0.3	-	0.3	0.3
Total investments at fair value	1,910.8	0.3	1,911.1	1,649.5	0.3	1,649.8
Investments measured at NAV			387.9			337.6
Total	$1,910.8	$0.3	$2,299.0	$1,649.5	$0.3	$1,987.4

The Company had no level 3 assets as part of its U.S. plan assets as of December 31, 2019 or 2018.

The allocation of the Company’s U.S. plan assets for its defined benefit pension and postretirement health care benefit plans are as follows:

	Target Asset
Asset Category	Allocation		Percentage
	Percentage		of Plan Assets

December 31	2019	2018	2019	2018

Cash	-%	-%	1%	-%
Equity securities:
Large cap equity	34	34	34	34
Small cap equity	9	9	8	9
International equity	15	15	15	14
Fixed income:
Core fixed income	18	18	18	19
High-yield bonds	5	5	5	5
Emerging markets	2	2	2	2
Other:
Real estate	6	6	7	8
Private equity	8	8	7	7
Distressed debt	3	3	3	2
Total	100%	100%	100%	100%

The fair value of the Company’s international plan assets for its defined benefit pension plans are as follows:

	Fair Value as of			Fair Value as of
(millions)	December 31, 2019			December 31, 2018
	Level 1	Level 2	Total	Level 1	Level 2	Total
Cash	$7.7	$-	$7.7	$7.1	$-	$7.1
Equity securities:
International equity	-	418.1	418.1	-	412.1	412.1
Fixed income:
Corporate bonds	8.2	207.6	215.8	7.9	162.1	170.0
Government bonds	12.6	215.8	228.4	12.3	169.2	181.5
Insurance company accounts	-	144.2	144.2	-	140.5	140.5
Total investments at fair value	28.5	985.7	1,014.2	27.3	883.9	911.2
Investments measured at NAV			12.9			14.4
Total	$28.5	$985.7	$1,027.1	$27.3	$883.9	$925.6

The Company had no level 3 assets as part of its international plan assets as of December 31, 2019 or 2018.

The allocation of plan assets of the Company’s international plan assets for its defined benefit pension plans are as follows:

	Percentage
Asset Category	of Plan Assets

December 31	2019	2018

Cash	1%	1%
Equity securities:
International equity	41	45
Fixed income:
Corporate bonds	21	18
Government bonds	22	20
Total fixed income	43	38
Other:
Insurance contracts	14	15
Real estate	1	1
Total	100%	100%

Cash Flows

As of year-end 2019, the Company’s estimate of benefits expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter for the Company’s pension and postretirement health care benefit plans are as follows:

(millions)	All Plans (a)
2020	$ 253
2021	232
2022	263
2023	239
2024	251
2025 - 2029	1,244

(a)	Estimate of benefits expected to be paid includes discontinued operations of $2 as of December 31, 2019.

Depending on plan funding levels, the U.S. defined benefit qualified pension plan provides certain terminating participants with an option to receive their pension benefits in the form of lump sum payments.

The Company is currently in compliance with all funding requirements of its U.S. pension and postretirement health care plans. In September of 2019 and 2017, the Company made voluntary contributions of $120 million and $80 million, respectively, to its non-contributory qualified U.S. pension plan. The Company is required to fund certain international pension benefit plans in accordance with local legal requirements. The Company estimates contributions to be made to its international plans will approximate $46 million in 2020.

The Company seeks to maintain an asset balance that meets the long-term funding requirements identified by the projections of the pension plan’s actuaries while simultaneously satisfying the fiduciary responsibilities prescribed in ERISA. The Company also takes into consideration the tax deductibility of contributions to the benefit plans.

The Company is not aware of any expected refunds of plan assets within the next twelve months from any of its existing U.S. or international pension or postretirement benefit plans.

Savings Plan and ESOP

The Company provides a 401(k) savings plan for the majority of its U.S. employees under the Company’s two main 401(k) savings plans, the Ecolab Savings Plan and ESOP for Traditional Benefit Employees (the “Traditional Plan”) and the Ecolab Savings Plan and ESOP (the “Ecolab Plan”).

Employees under the Traditional Plan are limited to active employees accruing a final average pay or 5% cash balance benefits in the Ecolab Pension Plan. Employee before-tax contributions made under the Traditional Plan of up to 3% of eligible compensation are matched 100% by the Company and employee before-tax contributions over 3% and up to 5% of eligible compensation are matched 50% by the Company.

Employees under the Ecolab Plan are limited to active employees accruing benefits under the 3% cash balance formula of the Ecolab Pension Plan and employees of Nalco eligible for certain legacy final average pay benefits. Employee before-tax contributions made under the Ecolab Plan of up to 4% of eligible compensation are matched 100% by the Company and employee before-tax contributions over 4% and up to 8% of eligible compensation are matched 50% by the Company.

The Company’s matching contributions are 100% vested immediately. The Company’s matching contribution expense included in continuing operations were $76 million, $72 million and $71 million in 2019, 2018 and 2017, respectively. The Company’s matching contribution expense included in discontinued operations were $11 million for each of the three years ending December 31, 2019, 2018 and 2017.

18. REVENUES

Revenue Recognition

Product and Sold Equipment

Product revenue is generated from cleaning, sanitizing, water and colloidal silica products sold to customers. In addition, the Company sells equipment which may be used in combination with its specialized products. Revenue recognized from product and sold equipment is recognized at the point in time when the obligations in the contract with the customer are satisfied, which generally occurs with the transfer of the product or delivery of the equipment.

Service and Lease Equipment

Service and lease equipment revenue is generated from providing services or leasing equipment to customers. Service offerings include installing or repairing certain types of equipment, activities that supplement or replace headcount at the customer location, or fulfilling deliverables included in the contract. Services provided in Other primarily includes services designed to detect, eliminate and prevent pests. Global Industrial segment services are associated with water treatment and paper process applications, Global Institutional & Specialty services include water treatment programs and process applications, and wash process solutions and Global Healthcare & Life Sciences services include pharmaceutical, personal care, infection and containment control solutions. Revenue recognized from leased equipment primarily relates to warewashing and water treatment equipment. Service revenue is recognized over time utilizing an input method and aligns with when the services are provided. Typically, revenue is recognized over time using costs incurred to date because the effort provided by the field selling and service organization represents services provided, which corresponds with the transfer of control. Revenue for leased equipment is accounted for under Topic 842 Leases and recognized on a straight-line basis over the length of the lease contract. Refer to Note 14 for additional information related to lease equipment.

Practical Expedients and Exemptions

The revenue standard can be applied to a portfolio of contracts with similar characteristics if it is reasonable that the effects of applying the standard at the portfolio would not be significantly different than applying the standard at the individual contract level. The Company applies the portfolio approach primarily within each operating segment by geographical region. Application of the portfolio approach was focused on those characteristics that have the most significant accounting consequences in terms of their effect on the timing of revenue recognition or the amount of revenue recognized. The Company determined the key criteria to assess with respect to the portfolio approach, including the related deliverables, the characteristics of the customers and the timing and transfer of goods and services, which most closely aligned within the operating segments. In addition, the accountability for the business operations, as well as the operational decisions on how to go to market and the product offerings, are performed at the operating segment level.

The following table shows principal activities, separated by reportable segments, from which the Company generates its revenue. For more information about the Company’s reportable segments, refer to Note 19.

Net sales at public exchange rates by reportable segment are as follows:

(millions)	2019	2018	2017
Global Industrial
Product and sold equipment	$5,174.1	$4,992.8	$4,679.9
Service and lease equipment	806.1	814.0	741.4
Global Institutional & Specialty
Product and sold equipment	3,701.9	3,673.5	3,446.8
Service and lease equipment	699.6	628.5	596.5
Global Healthcare & Life Sciences
Product and sold equipment	890.6	877.2	802.8
Service and lease equipment	82.2	62.3	49.9
Other
Product and sold equipment	362.4	360.1	421.7
Service and lease equipment	845.1	813.7	792.1
Total
Total product and sold equipment	$10,129.0	$9,903.6	$9,351.2
Total service and lease equipment	2,433.0	2,318.5	2,179.9

Net sales at public exchange rates by geographic region are as follows:

	Global Industrial			Global Institutional & Specialty
(millions)	2019	2018	2017	2019	2018	2017

United States	$2,668.1	$2,564.9	$2,371.5	$3,021.3	$2,899.0	$2,733.9
Europe	1,204.2	1,147.9	1,059.7	622.3	654.0	598.5
Asia Pacific	774.3	752.4	715.9	235.7	235.0	223.4
Latin America	525.8	512.1	488.6	162.2	161.5	159.9
Greater China	325.4	340.9	327.0	119.4	112.8	101.1
Canada	163.4	167.8	155.6	188.4	187.1	171.2
Middle East and Africa ("MEA")	319.0	320.8	303.0	52.2	52.6	55.3
Total	$5,980.2	$5,806.8	$5,421.3	$4,401.5	$4,302.0	$4,043.3

	Global Healthcare & Life Sciences			Other
(millions)	2019	2018	2017	2019	2018	2017

United States	$410.3	$395.7	$383.6	$710.8	$676.4	$753.5
Europe	513.8	506.4	434.0	268.4	272.1	255.1
Asia Pacific	22.5	12.3	11.6	74.5	77.5	68.5
Latin America	4.5	4.1	3.7	50.2	49.4	47.5
Greater China	2.0	1.4	1.3	66.5	59.4	52.5
Canada	5.2	5.7	5.4	19.1	21.0	19.6
MEA	14.5	13.9	13.1	18.0	18.0	17.1
Total	$972.8	$939.5	$852.7	$1,207.5	$1,173.8	$1,213.8

Net sales by geographic region were determined based on origin of sale. There were no sales from a single foreign country or individual customer that were material to the Company’s consolidated net sales. Sales of warewashing products were approximately 13% of consolidated net sales in 2019 and 2018 and 14% in 2017.

Contract Liability

Payments received from customers are based on invoices or billing schedules as established in contracts with customers. Accounts receivable are recorded when the right to consideration becomes unconditional. The contract liability relates to billings in advance of performance (primarily service obligations) under the contract. Contract liabilities are recognized as revenue when the performance obligation has been performed, which primarily occurs during the subsequent quarter.

	December 31	December 31
(millions)	2019	2018

Contract liability as of beginning of the year	$67.7	$66.9

Revenue recognized in the year from:
Amounts included in the contract liability at the beginning of the year	(67.7)	(66.9)

Increases due to billings excluding amounts recognized as revenue during the year ended	70.2	66.2
Business combinations	6.5	1.5

Contract liability as of end of year	$76.7	$67.7

19. OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION

The Company’s organizational structure consists of global business unit and global regional leadership teams. The Company’s eleven operating segments follow its commercial and product-based activities and are based on engagement in business activities, availability of discrete financial information and review of operating results by the Chief Operating Decision Maker at the identified operating segment level.

The Company’s operating segments that share similar economic characteristics and future prospects, nature of the products and production processes, end-use markets, channels of distribution and regulatory environment have been aggregated into three reportable segments: Global Industrial, Global Institutional & Specialty and Global Healthcare & Life Sciences. The Company’s operating segments that do not meet the quantitative criteria to be separately reported have been combined into Other. The Company provides similar information for Other as the Company considers the information regarding its underlying operating segments as useful in understanding its consolidated results.

Comparability of Reportable Segments

Effective in the first quarter of 2020, and in anticipation of the separation of the Upstream Energy business, the Company created the Upstream and Downstream operating segments and reporting units from the Global Energy operating segment and reporting unit, which was also a reportable segment. The Downstream operating segment, which was previously included in the Global Energy reportable segment has been aggregated into the Global Industrial reportable segment. The table below reflects the elimination of the Global Energy reportable segment and creation of the Downstream operating segment. Also, in the first quarter of 2020, the Company announced leadership changes which allow for shared oversight and focus on the Healthcare & Life Sciences operating segments and established the Global Healthcare & Life Sciences reportable segment. This segment is comprised of the Healthcare operating segment which was previously aggregated in the Global Institutional & Specialty reportable segment and the Life Sciences operating segment which was previously aggregated in the Global Industrial reportable segment. Additionally, the table reflects the Textile Care operating segment being reported in Other, which had previously been aggregated in the Global Industrial reportable segment. The Company also renamed the Global Institutional reportable segment to the Global Institutional & Specialty reportable segment. The Company made other immaterial changes, including the movement of certain customers and cost allocations between reportable segments.

Subsequent to the separation of ChampionX, the Company no longer reports the Upstream Energy segment, which is reflected in discontinued operations.

The Company’s eleven operating segments are aggregated as follows:

Global Industrial

Includes the Water, Food & Beverage, Paper, and Downstream operating segments. It provides water treatment and process applications, and cleaning and sanitizing solutions primarily to large industrial customers within the manufacturing, food and beverage processing, transportation, chemical, primary metals and mining, power generation, pulp and paper, commercial laundry, global petroleum and petrochemical industries. The underlying operating segments exhibit similar manufacturing processes, distribution methods and economic characteristics.

Global Institutional & Specialty

Includes the Institutional and Specialty operating segments. It provides specialized cleaning and sanitizing products to the foodservice, hospitality, lodging, government and education and retail industries. The underlying operating segments exhibit similar manufacturing processes, distribution methods and economic characteristics.

Global Healthcare & Life Sciences

Includes the Healthcare and Life Sciences operating segments. It provides specialized cleaning and sanitizing products to the healthcare, personal care and pharmaceutical industries. The underlying operating segments exhibit similar manufacturing processes, distribution methods and economic characteristics.

Other

Includes the Pest Elimination operating segment which provides services to detect, eliminate and prevent pests, such as rodents and insects, the CTG operating segment which produces and sells colloidal silica, which is comprised of nano-sized particles of silica in water used primarily for binding and polishing applications and the Textile Care operating segment which provides products and services that manage the entire wash process through custom designed programs, premium products, dispensing equipment, water and energy management and reduction, and real time data management.

Corporate

Consistent with the Company’s internal management reporting, Corporate amounts in the table above include intangible asset amortization specifically from the Nalco merger and special (gains) and charges, as discussed in Note 3, that are not allocated to the Company’s reportable segments.

Comparability of Reportable Segments

The Company evaluates the performance of its non-U.S. dollar functional currency international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on its international operations. Fixed currency amounts are updated annually at the beginning of each year based on translation into U.S. dollars at foreign currency exchange rates established by management, with all periods presented using such rates. The “Fixed Currency Rate Change” column shown in the following table reflects the impact on previously reported values related to fixed currency exchange rates established by management for 2020 and have been updated from the 2019 rates reflected in the Company’s 2019 Form 10-K. The “Other” column in the table reflects immaterial changes between segments, primarily cost allocations. Further information related to the Company’s special (gains) and charges is included in Note 3.

The ChampionX business, which includes the direct revenues, operating expenses and certain other expenses directly attributable to the ChampionX business, is reflected in the Company’s historical financial statements as discontinued operations. Allocations of overhead expenses included in historical Upstream Energy segment results are reallocated to the remaining segments. These changes are presented in the “Discontinued operations and related allocation changes” columns in the table below.

The impact of the preceding changes on previously reported full year 2019, 2018 and 2017 reportable segment net sales and operating income is summarized as follows:

	December 31, 2019
					Discontinued
	2019 Reported		Fixed	2019 Reported	Operations and	2019 Revised
	Valued at 2019	Segment	Currency	Valued at 2020	Related Allocation	Valued at 2020
(millions)	Management Rates	Change	Rate Change	Management Rates	Charges	Management Rates
Net Sales
Global Industrial	$5,569.9	$479.2	$(52.7)	$5,996.4	$(1.8)	$5,994.6
Global Institutional & Specialty	5,235.5	(800.1)	(23.3)	4,412.1	-	4,412.1
Global Healthcare & Life Sciences	-	991.7	(12.7)	979.0	-	979.0
Upstream Energy	-	2,350.0	2.9	2,352.9	(2,352.9)	-
Global Energy	3,334.0	(3,334.0)	-	-	-	-
Other	907.5	313.2	(9.0)	1,211.7	-	1,211.7
Subtotal at fixed currency rates	15,046.9	-	(94.8)	14,952.1	(2,354.7)	12,597.4
Effect of foreign currency translation	(140.6)	-	94.8	(45.8)	10.4	(35.4)
Consolidated reported GAAP net sales	$14,906.3	$-	$-	$14,906.3	$(2,344.3)	$12,562.0

Operating Income
Global Industrial	$854.7	$133.4	$(7.5)	$980.6	$(77.9)	$902.7
Global Institutional & Specialty	1,042.2	(93.4)	(1.5)	947.3	(7.5)	939.8
Global Healthcare & Life Sciences	-	136.7	(1.6)	135.1	(10.6)	124.5
Upstream Energy	-	188.2	(0.3)	187.9	(187.9)	-
Global Energy	379.1	(379.1)	-	-	-	-
Other	167.3	14.2	(0.9)	180.6	(13.6)	167.0
Corporate	(409.1)	-	1.2	(407.9)	128.2	(279.7)
Subtotal at fixed currency rates	2,034.2	-	(10.6)	2,023.6	(169.3)	1,854.3
Effect of foreign currency translation	(20.4)	-	10.6	(9.8)	0.7	(9.1)
Consolidated reported GAAP operating income	$2,013.8	$-	$-	$2,013.8	$(168.6)	$1,845.2

	December 31, 2018
					Discontinued
	2018 Reported		Fixed	2018 Reported	Operations and	2018 Revised
	Valued at 2019	Segment	Currency	Valued at 2020	Related Allocation	Valued at 2020
(millions)	Management Rates	Change	Rate Change	Management Rates	Charges	Management Rates
Net Sales
Global Industrial	$5,220.2	$520.9	$(50.8)	$5,690.3	$(1.8)	$5,688.5
Global Institutional & Specialty	5,066.0	(788.3)	(22.5)	4,255.2	-	4,255.2
Global Healthcare & Life Sciences	-	928.2	(12.5)	915.7	-	915.7
Upstream Energy	-	2,419.8	2.5	2,422.3	(2,422.3)	-
Global Energy	3,388.8	(3,388.8)	-	-	-	-
Other	855.7	308.2	(8.6)	1,155.3	-	1,155.3
Subtotal at fixed currency rates	14,530.7	-	(91.9)	14,438.8	(2,424.1)	12,014.7
Effect of foreign currency translation	137.5	-	91.9	229.4	(22.0)	207.4
Consolidated reported GAAP net sales	$14,668.2	$-	$-	$14,668.2	$(2,446.1)	$12,222.1

Operating Income
Global Industrial	$724.4	$116.2	$(6.6)	$834.0	$(80.3)	$753.7
Global Institutional & Specialty	1,007.3	(100.8)	(1.5)	905.0	(3.5)	901.5
Global Healthcare & Life Sciences	-	136.8	(1.7)	135.1	(10.7)	124.4
Upstream Energy	-	170.7	1.6	172.3	(172.3)	-
Global Energy	338.5	(338.5)	-	-	-	-
Other	160.0	15.6	(1.0)	174.6	(10.6)	164.0
Corporate	(303.6)	-	0.9	(302.7)	60.9	(241.8)
Subtotal at fixed currency rates	1,926.6	-	(8.3)	1,918.3	(216.5)	1,701.8
Effect of foreign currency translation	20.4	-	8.3	28.7	(2.2)	26.5
Consolidated reported GAAP operating income	$1,947.0	$-	$-	$1,947.0	$(218.7)	$1,728.3

	December 31, 2017
					Discontinued
	2017 Reported		Fixed	2017 Reported	Operations and	2017 Revised
	Valued at 2019	Segment	Currency	Valued at 2020	Related Allocation	Valued at 2020
(millions)	Management Rates	Change	Rate Change	Management Rates	Charges	Management Rates
Net Sales
Global Industrial	$4,895.8	$502.8	$(48.1)	$5,350.5	$(1.8)	$5,348.7
Global Institutional & Specialty	4,785.8	(740.7)	(22.6)	4,022.5	-	4,022.5
Global Healthcare & Life Sciences	-	862.6	(10.9)	851.7	-	851.7
Upstream Energy	-	2,276.8	1.5	2,278.3	(2,278.3)	-
Global Energy	3,205.8	(3,205.8)	-	-	-	-
Other	910.7	304.3	(8.4)	1,206.6	-	1,206.6
Subtotal at fixed currency rates	13,798.1	-	(88.5)	13,709.6	(2,280.1)	11,429.5
Effect of foreign currency translation	37.8	-	88.5	126.3	(24.7)	101.6
Consolidated reported GAAP net sales	$13,835.9	$-	$-	$13,835.9	$(2,304.8)	$11,531.1

Operating Income
Global Industrial	$722.0	$114.3	$(6.0)	$830.3	$(69.4)	$760.9
Global Institutional & Specialty	962.7	(86.7)	(1.6)	874.4	(6.3)	868.1
Global Healthcare & Life Sciences	-	117.2	(1.1)	116.1	(12.4)	103.7
Upstream Energy	-	158.9	(0.3)	158.6	(158.6)	-
Global Energy	322.9	(322.9)	-	-	-	-
Other	140.7	19.2	(0.6)	159.3	(12.3)	147.0
Corporate	(210.3)	-	1.0	(209.3)	60.7	(148.6)
Subtotal at fixed currency rates	1,938.0	-	(8.6)	1,929.4	(198.3)	1,731.1
Effect of foreign currency translation	12.1	-	8.6	20.7	(4.5)	16.2
Consolidated reported GAAP operating income	$1,950.1	$-	$-	$1,950.1	$(202.8)	$1,747.3

Reportable Segment Information

Financial information for each of the Company’s reportable segments is as follows:

	Net Sales			Operating Income (Loss)
(millions)	2019	2018	2017	2019	2018	2017
Global Industrial	$5,994.6	$5,688.5	$5,348.7	$902.7	$753.7	$760.9
Global Institutional & Specialty	4,412.1	4,255.2	4,022.5	939.8	901.5	868.1
Global Healthcare & Life Sciences	979.0	915.7	851.7	124.5	124.4	103.7
Other	1,211.7	1,155.3	1,206.6	167.0	164.0	147.0
Corporate	-	-	-	(279.7)	(241.8)	(148.6)
Subtotal at fixed currency	12,597.4	12,014.7	11,429.5	1,854.3	1,701.8	1,731.1
Effect of foreign currency translation	(35.4)	207.4	101.6	(9.1)	26.5	16.2
Consolidated	$12,562.0	$12,222.1	$11,531.1	$1,845.2	$1,728.3	$1,747.3

The profitability of the Company’s operating segments is evaluated by management based on operating income.

The Company has an integrated supply chain function that serves all of its reportable segments. As such, asset and capital expenditure information by reportable segment has not been provided and is not available since the Company does not produce or utilize such information internally. In addition, although depreciation and amortization expense is a component of each reportable segment’s operating results, it is not discretely identifiable.

Geographic Information

Long-lived assets at public exchange rates by geographic region are as follows:

	Long-Lived Assets, net

(millions)	2019	2018
United States	$6,990.8	$6,852.2
Europe	2,515.2	2,409.9
Asia Pacific, excluding Greater China	831.1	820.3
Latin America	469.9	508.9
MEA	177.2	177.9
Canada	93.9	91.9
Greater China	1,163.1	1,194.6
Total	$12,241.2	$12,055.7

Geographic data for long-lived assets is based on physical location of those assets. Refer to Note 18 for net sales by geographic region.

20. QUARTERLY FINANCIAL DATA (UNAUDITED)

	First	Second	Third	Fourth
(millions, except per share)	Quarter	Quarter	Quarter	Quarter	Year
2019
Net sales	$2,924.7	$3,169.1	$3,224.0	$3,244.2	$12,562.0
Operating expenses
Cost of sales (a)	1,675.5	1,780.3	1,780.9	1,809.1	7,045.8
Selling, general and administrative expenses	896.1	900.0	869.2	885.5	3,550.8
Special (gains) and charges	39.5	24.4	24.9	31.4	120.2
Operating income	313.6	464.4	549.0	518.2	1,845.2
Other (income) expense (a)	(21.2)	(20.9)	(20.8)	(14.1)	(77.0)
Interest expense, net (a)	49.3	49.2	46.1	46.1	190.7
Income before income taxes	285.5	436.1	523.7	486.2	1,731.5
Provision for income taxes	29.9	88.8	83.4	86.5	288.6
Net income from continuing operations, including noncontrolling interest	255.6	347.3	440.3	399.7	1,442.9
Net income from continuing operations attributable to noncontrolling interest	4.0	3.9	4.4	5.0	17.3
Net income from continuing operations attributable to Ecolab	251.6	343.4	435.9	394.7	1,425.6
Net income from discontinued operations, net of tax (b)	44.9	25.2	28.3	34.9	133.3
Net income attributable to Ecolab	$296.5	$368.6	$464.2	$429.6	$1,558.9

Earnings attributable to Ecolab per common share
Basic
Continuing operations	$ 0.87	$ 1.19	$ 1.51	$ 1.37	$ 4.95
Discontinued operations	$ 0.16	$ 0.09	$ 0.10	$ 0.12	$ 0.46
Earnings attributable to Ecolab	$ 1.03	$ 1.28	$ 1.61	$ 1.49	$ 5.41
Diluted
Continuing operations	$ 0.86	$ 1.18	$ 1.49	$ 1.35	$ 4.87
Discontinued operations	$ 0.15	$ 0.09	$ 0.10	$ 0.12	$ 0.46
Earnings attributable to Ecolab	$ 1.01	$ 1.26	$ 1.59	$ 1.47	$ 5.33
Weighted-average common shares outstanding
Basic	288.2	287.6	288.1	288.3	288.1
Diluted	292.3	292.1	292.8	292.6	292.5

2018
Net sales	$2,865.3	$3,086.5	$3,126.5	$3,143.8	$12,222.1
Operating expenses
Cost of sales (a)	1,639.3	1,722.5	1,743.3	1,770.2	6,875.3
Selling, general and administrative expenses	896.7	911.4	855.9	841.8	3,505.8
Special (gains) and charges	26.2	8.0	66.2	12.3	112.7
Operating income	303.1	444.6	461.1	519.5	1,728.3
Other (income) expense	(19.4)	(19.5)	(21.2)	(19.8)	(79.9)
Interest expense, net (a)	56.0	56.2	55.1	53.8	221.1
Income before income taxes	266.5	407.9	427.2	485.5	1,587.1
Provision for income taxes	58.2	80.5	95.4	87.1	321.2
Net income from continuing operations, including noncontrolling interest	208.3	327.4	331.8	398.4	1,265.9
Net income from continuing operations attributable to noncontrolling interest	2.8	3.7	3.6	5.5	15.6
Net income from continuing operations attributable to Ecolab	205.5	323.7	328.2	392.9	1,250.3
Net income from discontinued operations, net of tax (b)	41.8	27.6	107.2	2.2	178.8
Net income attributable to Ecolab	$247.3	$351.3	$435.4	$395.1	$1,429.1

Earnings attributable to Ecolab per common share
Basic
Continuing operations	$ 0.71	$ 1.12	$ 1.14	$ 1.36	$ 4.33
Discontinued operations	$ 0.14	$ 0.10	$ 0.37	$ 0.01	$ 0.62
Earnings attributable to Ecolab	$ 0.86	$ 1.22	$ 1.51	$ 1.37	$ 4.95
Diluted
Continuing operations	$ 0.70	$ 1.10	$ 1.12	$ 1.34	$ 4.27
Discontinued operations	$ 0.14	$ 0.09	$ 0.37	$ 0.01	$ 0.61
Earnings attributable to Ecolab	$ 0.84	$ 1.20	$ 1.48	$ 1.35	$ 4.88
Weighted-average common shares outstanding
Basic	288.6	288.8	288.8	288.0	288.6
Diluted	292.7	293.3	293.4	292.2	292.8

Per share amounts do not necessarily sum due to changes in the calculation of shares outstanding for each discrete period and rounding. Gross profit is calculated as net sales minus cost of sales. The Company has conformed the first quarter of 2019 with current accounting policies. There was no impact to net sales or operating income.

(a)	Cost of sales includes special charges of $3.6, $7.9, $11.3 and $15.7 in Q1, Q2, Q3 and Q4 of 2019, respectively and $(0.1), $3.6, and $5.8 in Q2, Q3 and Q4 of 2018, respectively. Other (income) expense includes special charges of $9.5 in Q4 of 2019. Net interest expense includes special charges of $0.2 in Q1 of 2019 and $0.3 in Q4 of 2018.
(b)	Net income from discontinued operations, net of tax includes noncontrolling interest of $(0.1), $(0.3), $0.7 and $(0.3) in Q1, Q2, Q3 and Q4 of 2019, respectively and $(1.9), $(1.4), $(0.7) and $(0.4) in Q1, Q2, Q3 and Q4 of 2018, respectively.